Filed Pursuant to Rule 424(b)(3)
Registration Number 333-147833

Prospectus

Lamar Media Corp.

Offer to Exchange
Up to $275,000,000 outstanding
6 5/8% Senior Subordinated Notes due 2015-Series C
issued on October 11, 2007 for
a Like Principal Amount of
6 5/8% Senior Subordinated Notes due 2015-Series C,
which have been registered under the Securities Act of 1933

The Exchange Offer

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on January 17, 2008, unless we extend the offer. We do not currently intend to extend the expiration date.

•	The exchange of outstanding notes for exchange notes in the exchange offer generally will not be a taxable event to a holder for United States federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	The exchange offer is subject to customary conditions, including the condition that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

The Exchange Notes

•	The exchange notes are being offered in order to satisfy certain of our obligations under the registration rights agreement entered into in connection with the private offering of the outstanding notes.

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the terms of the outstanding notes, except that the exchange notes will be freely tradable.

•	The exchange notes will not be senior to any currently outstanding debt obligations, but will rank senior to any subordinated debt that we incur in the future.

•	The outstanding notes are, and the exchange notes will be, unconditionally guaranteed on a joint and several basis by substantially all of our existing and future domestic subsidiaries.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or to arrange for them to be quoted on any quotation system.

Broker-Dealers

•	Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933.

•	This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

•	We and the guarantors have agreed that, for a period of 180 days after consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 12 for a discussion of certain risks that you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 13, 2007

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You should not rely on any unauthorized information or representations. This prospectus is an offer to exchange only the notes offered by this prospectus, and only under the circumstances and in those jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Lamar Media Corp. is a Delaware corporation. Our principal executive offices are located at 5551 Corporate Blvd., Baton Rouge, LA 70808 and our telephone number at that address is (225) 926-1000. Lamar Media Corp. is a wholly owned subsidiary of Lamar Advertising Company. Our parent’s web site is located at http://www.lamar.com. The information on or linked to from the web site is not part of this prospectus.

In this prospectus, except as the context otherwise requires or as otherwise noted, “Lamar Media,” “we,” “us” and “our” refer to Lamar Media Corp. and its subsidiaries, except with respect to the notes, in which case such terms refer only to Lamar Media Corp. Lamar Advertising Company is referred to herein as “Lamar Advertising.”

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-4 under the Securities Act of 1933, with respect to the exchange notes offered hereby. As permitted by the rules and regulations of the Commission, this prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus but that is included in the registration statement. For further information with respect to us and the exchange notes offered hereby, we refer you to the registration statement, including the exhibits and schedules filed therewith.

We and our parent, Lamar Advertising, file reports and other information with the Commission. Such reports and other information filed by us may be read and copied at the Commission’s public reference room at 100 F Street, NE, Washington, D.C. 20549. For further information about the public reference room, call 1-800-SEC-0330. The Commission also maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, and such website is located at http://www.sec.gov.

You may request a copy of these filings at no cost, by writing or calling us at the following address: 5551 Corporate Boulevard, Baton Rouge, LA 70808, Tel: (225) 926-1000, Attention: Chief Financial Officer.

i

To obtain timely delivery of any of these documents, you must request them no later than five business days before the date you must make your investment decision. Accordingly, if you would like to request any documents, you should do so no later than January 10, 2008 in order to receive them before the expiration of the exchange offer.

Pursuant to the indenture under which the exchange notes will be issued (and the outstanding notes were issued), we have agreed that, whether or not we are required to do so by the rules and regulations of the Commission, for so long as any of the notes remain outstanding, we (not including our subsidiaries) will furnish to the holders of the notes copies of all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file such forms and all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports, in each case within the time periods specified in the Commission’s rules and regulations. In addition, following the consummation of this exchange offer, whether or not required by the rules and regulations of the Commission, we will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. See “Description of Exchange Notes — Material Covenants — Reports to Holders.”

INDUSTRY AND MARKET DATA

The market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

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STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains forward-looking statements, including statements regarding our acquisition activity. These are statements that relate to future periods and include statements regarding our anticipated performance.

Generally, the words “anticipates,” “believes,” “expects,” “intends,” “estimates,” “projects,” “plans” and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results, to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others:

•	risks and uncertainties relating to our significant indebtedness;

•	the demand for outdoor advertising;

•	the performance of the U.S. economy generally and the level of expenditures on outdoor advertising in particular;

•	our ability to renew expiring contracts at favorable rates;

•	the integration of companies that we acquire and our ability to recognize cost savings or operating efficiencies as a result of these acquisitions;

•	our need for and ability to obtain additional funding for acquisitions or operations; and

•	the regulation of the outdoor advertising industry by federal, state and local governments.

Although we believe that the statements contained in this prospectus are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Given these uncertainties, prospective investors are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of the date of this prospectus. We assume no obligation to update or revise them or provide reasons why actual results may differ.

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PROSPECTUS SUMMARY

Lamar Media Corp.

This summary highlights the information contained elsewhere in this prospectus or incorporated by reference herein. For a more complete understanding of this offering, we encourage you to read this entire prospectus and the documents incorporated by reference herein. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements incorporated by reference into this prospectus. Unless otherwise indicated, financial information included or incorporated by reference in this prospectus is presented on an historical basis.

Lamar Media Corp.

We are one of the largest outdoor advertising companies in the United States based on number of displays and have operated under the Lamar name since 1902. As of September 30, 2007, we owned and operated over 151,000 billboard advertising displays in 44 states, Canada and Puerto Rico, operated over 98,000 logo advertising displays in 19 states and the province of Ontario, Canada, and operated approximately 30,000 transit advertising displays in 17 states, Canada and Puerto Rico. We offer our customers a fully integrated service, satisfying all aspects of their billboard display requirements from ad copy production to placement and maintenance.

Our Business

We operate three types of outdoor advertising displays: billboards, logo signs and transit advertising displays.

Billboards.  We sell most of our advertising space on two types of billboards: bulletins and posters.

•	Bulletins are generally large, illuminated advertising structures that are located on major highways and target vehicular traffic.

•	Posters are generally smaller advertising structures that are located on major traffic arteries and city streets and target vehicular and pedestrian traffic.

In addition to these traditional billboards, we also have digital billboards, which are generally located on major traffic arteries and city streets. As of September 30, 2007, we owned and operated approximately 600 digital billboard advertising displays in 36 states and Canada.

Logo Signs.  We sell advertising space on logo signs located near highway exits.

•	Logo signs generally advertise nearby gas, food, camping, lodging and other attractions.

We are the largest provider of logo signs in the United States, operating 19 of the 25 privatized state logo sign contracts. As of September 30, 2007, we operated over 98,000 logo sign advertising displays in 19 states and Canada.

Transit Advertising Displays.  We also sell advertising space on the exterior and interior of public transportation vehicles, transit shelters and benches in approximately 70 markets. As of September 30, 2007, we operated approximately 30,000 transit advertising displays in 17 states, Canada and Puerto Rico.

Operating Strategies

We strive to be a leading provider of outdoor advertising services in each of the markets that we serve, and our operating strategies for achieving that goal include:

Continuing to Provide High Quality Local Sales and Service.  We seek to identify and closely monitor the needs of our customers and to provide them with a full complement of high quality advertising services. Local advertising constituted approximately 81% of our net revenues for the nine months ended September 30, 2007, which management believes is higher than the industry average. We believe that the experience of our regional and local managers has contributed greatly to our success. For example, regional managers have been with us for an average of 26 years. In an effort to provide high quality sales and service at the local level, we employed approximately 840 local account executives as of September 30, 2007. Local account executives are typically supported by additional local staff and have the ability to draw upon the resources of the central office, as well as offices in our other markets, in the event business opportunities or customers’ needs support such an allocation of resources.

Continuing a Centralized Control and Decentralized Management Structure.  Our management believes that, for our particular business, centralized control and a decentralized organization provide for greater economies of scale and are more responsive to local market demands. Therefore, we maintain centralized accounting and financial control over our local operations, but the local managers are responsible for the day-to-day operations in each local market and are compensated according to that market’s financial performance.

Continuing to Focus on Internal Growth.  Within our existing markets, we seek to increase our revenue and improve our cash flow by employing highly-targeted local marketing efforts to improve our display occupancy rates and by increasing advertising rates where and when demand can absorb rate increases. Our local offices spearhead this effort and respond to local customer demands quickly.

In addition, we routinely invest in upgrading our existing displays and constructing new displays. From January 1, 1997 to September 30, 2007, we invested approximately $1.1 billion in improvements to our existing displays and in constructing new displays. Our regular improvement and expansion of our advertising display inventory allow us to provide high quality service to our current advertisers and to attract new advertisers.

Continuing to Pursue Strategic Acquisitions.  We intend to enhance our growth by continuing to pursue strategic acquisitions that result in increased operating efficiencies, greater geographic diversification, increased market penetration and opportunities for inter-market cross-selling. In addition to acquiring outdoor advertising assets in new markets, we acquire complementary outdoor advertising assets within existing markets and in contiguous markets. We have a proven track record of integrating acquired outdoor advertising businesses and assets. Since January 1, 1997, we have successfully completed over 800 acquisitions, including approximately 280 acquisitions for an aggregate purchase price of approximately $717 million from January 1, 2004 to September 30, 2007. Although the advertising industry is becoming more consolidated, we believe acquisition opportunities still exist, given the industry’s continued fragmentation among smaller advertising companies.

Continuing to Pursue Other Outdoor Advertising Opportunities.  We plan to pursue additional logo sign contracts. Logo sign opportunities arise periodically, both from states initiating new logo sign programs and from states converting government-owned and operated programs to privately-owned and operated programs. Furthermore, we plan to pursue additional tourist oriented directional sign programs in both the Untied States and Canada and also other motorist information signing programs as opportunities present themselves. In an effort to maintain market share, we have entered the transit advertising business through the operation of displays on bus shelters, benches and buses in approximately 70 of our advertising markets.

Organization

The following summary organization chart sets forth the basic corporate structure of Lamar.

*	All but one of our domestic subsidiaries (Missouri Logos, a partnership) is wholly owned.

**	All of our domestic subsidiaries (except Missouri Logos, a partnership) will unconditionally guarantee the notes.

Our History

Lamar Media Corp. has been in operation since 1902. We completed a reorganization on July 20, 1999, to create a new holding company structure. At that time, Lamar Advertising Company was renamed Lamar Media Corp. and all its stockholders became stockholders in a new holding company. The new holding company then took the Lamar Advertising Company name and Lamar Media Corp. became a wholly owned subsidiary of Lamar Advertising Company.

Summary of the Exchange Offer

In this prospectus, the term “outstanding notes” refers to the outstanding 6 5/8% Senior Subordinated Notes due 2015 — Series C; the term “exchange notes” refers to the 6 5/8% Senior Subordinated Notes due 2015 — Series C registered under the Securities Act of 1933, as amended (the “Securities Act”); and the term “notes” refers to both the outstanding notes and the exchange notes. On October 11, 2007, we completed a private offering of $275,000,000 aggregate principal amount of 6 5/8% Senior Subordinated Notes due 2015 — Series C.

General	In connection with the private offering, we entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed, among other things, to deliver this prospectus to you and to use our reasonable best efforts to complete an exchange offer for the outstanding notes.

Exchange Offer	We are offering to exchange $275,000,000 principal amount of exchange notes, which have been registered under the Securities Act, for $275,000,000 principal amount of outstanding notes. The outstanding notes may be exchanged only in multiples of $1,000.

Resale of the Exchange Notes	Based on the position of the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the “Commission”) in certain interpretive letters issued to third parties in other transactions, we believe that the exchange notes acquired in this exchange offer may be freely traded without compliance with the provisions of the Securities Act, if:

• you are acquiring the exchange notes in the ordinary course of your business,

• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes, and

• you are not our affiliate as defined in Rule 405 of the Securities Act.

If you fail to satisfy any of these conditions, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Broker-dealers that acquired outstanding notes directly from us, but not as a result of market-making activities or other trading activities, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the exchange notes. See “Plan of Distribution.”

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for outstanding notes that it acquired as a result of market-making or other trading activities must deliver a prospectus in connection with any resale of the exchange notes and provide us with a signed acknowledgement of this obligation.

Expiration Date	This exchange offer will expire at 5:00 p.m., New York City time, on January 17, 2008, unless we extend the offer.

Conditions to the Exchange Offer	The exchange offer is subject to limited, customary conditions, which we may waive.

Procedures for Tendering Outstanding Notes	If you wish to accept the exchange offer, you must deliver to the exchange agent, before the expiration of the exchange offer:

• either a completed and signed letter of transmittal or, for outstanding notes tendered electronically, an agent’s message from The Depository Trust Company (“DTC”), Euroclear or Clearstream stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer,

• your outstanding notes, either by tendering them in physical form or by timely confirmation of book-entry transfer through DTC, Euroclear or Clearstream, and

• all other documents required by the letter of transmittal.

If you hold outstanding notes through DTC, Euroclear or Clearstream, you must comply with their standard procedures for electronic tenders, by which you will agree to be bound by the letter of transmittal.

By signing, or by agreeing to be bound by, the letter of transmittal, you will be representing to us that:

• you will be acquiring the exchange notes in the ordinary course of your business,

• you have no arrangement or understanding with any person to participate in the distribution of the exchange notes, and

• you are not our affiliate as defined under Rule 405 of the Securities Act.

See “The Exchange Offer — Procedures for Tendering.”

Guaranteed Delivery Procedures for Tendering Outstanding Notes	If you cannot meet the expiration deadline or you cannot deliver your outstanding notes, the letter of transmittal or any other documentation to comply with the applicable procedures under DTC, Euroclear or Clearstream standard operating procedures for electronic tenders in a timely fashion, you may tender your notes according to the guaranteed delivery procedures set forth under “The Exchange Offer — Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Holders	If you beneficially own outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offer, you should contact that registered holder promptly and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either arrange to have the outstanding notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Acceptance of Outstanding Notes and Delivery of Exchange Notes	We will accept any outstanding notes that are properly tendered for exchange before 5:00 p.m., New York City time, on the day this exchange offer expires. The exchange notes will be delivered promptly after expiration of this exchange offer.

Exchange Date	We will notify the exchange agent of the date of acceptance of the outstanding notes for exchange.

Withdrawal Rights	If you tender your outstanding notes for exchange in this exchange offer and later wish to withdraw them, you may do so at any time before 5:00 p.m., New York City time, on the day this exchange offer expires.

Consequences if You Do Not Exchange Your Outstanding Notes	Outstanding notes that are not tendered in the exchange offer or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to sell the outstanding notes unless:

• an exemption from the requirements of the Securities Act is available to you,

• we register the resale of outstanding notes under the Securities Act, or

• the transaction requires neither an exemption from nor registration under the requirements of the Securities Act.

After the completion of the exchange offer, we will no longer have any obligation to register the outstanding notes, except in limited circumstances.

Accrued Interest on the Outstanding Notes	Any interest that has accrued on an outstanding note before its exchange in this exchange offer will be payable on the exchange note on the first interest payment date after the completion of this exchange offer.

United States Federal Income Tax Considerations	The exchange of the outstanding notes for the exchange notes generally will not be a taxable event for United States federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

Exchange Agent	The Bank of New York Trust Company, N.A. is serving as the exchange agent. Its address and telephone number are provided in this prospectus under the heading “The Exchange Offer — Exchange Agent.”

Use of Proceeds	We will not receive any cash proceeds from this exchange offer. See “Use of Proceeds.”

Registration Rights Agreement	When we issued the outstanding notes on October 11, 2007, we and the guarantors entered into a registration rights agreement with the initial purchasers of the outstanding notes. Under the terms of the registration rights agreement, we agreed to use our reasonable best efforts to cause to become effective a registration statement with respect to an offer to exchange the outstanding notes for other freely tradable notes issued by us and that are registered with the Commission and that have substantially identical terms as the outstanding notes. If we fail to effect the exchange offer, we will use our reasonable best efforts to file and cause to become effective a shelf registration statement related to resales of the outstanding notes. We will be obligated to pay additional interest on the outstanding notes if we do not complete the exchange offer by April 18, 2008, or, if required, the shelf registration statement is not declared effective by April 18, 2008. See “Registration Rights Agreement.”

Accounting Treatment	We will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer in accordance with generally accepted accounting principles. See “The Exchange Offer — Accounting Treatment.”

Summary of the Terms of the Exchange Notes

The exchange notes will be identical to the outstanding notes except that:

•	the exchange notes will be registered under the Securities Act and therefore will not bear legends restricting their transfer; and

•	specified rights under the registration rights agreement, including the provisions providing for registration rights and the payment of additional interest in specified circumstances, will be limited or eliminated.

The exchange notes will evidence the same debt as the outstanding notes and the same indenture will govern both the outstanding notes and the exchange notes. We refer to the outstanding notes and the exchange notes together as the “notes.” For a more complete understanding of the exchange notes, please refer to the section of this prospectus entitled “Description of Exchange Notes.”

Issuer	Lamar Media Corp.

Securities Offered	$275,000,000 principal amount of 6 5/8% Senior Subordinated Notes due 2015 — Series C. The notes are a separate class of securities from and do not trade fungibly with the 6 5/8% Senior Subordinated Notes due 2015 that we issued on August 16, 2005 and the 6 5/8% Senior Subordinated Notes due 2015 — Series B that we issued on August 17, 2006.

Maturity Date	August 15, 2015

Interest Rate	6 5/8% per year

Interest Payment Date	February 15 and August 15 of each year, beginning on February 15, 2008.

Guarantees	Substantially all of our existing and future domestic subsidiaries will unconditionally guarantee the notes.

Ranking	The notes will be our unsecured senior subordinated obligations and will be subordinated to all of our existing and future senior debt, including indebtedness under our bank credit facility, rank equally with all of our existing and future senior subordinated debt, including our 6 5/8% Senior Subordinated Notes due 2015, 6 5/8% Senior Subordinated Notes due 2015 — Series B and 7 1/4% Senior Subordinated Notes due 2013, and rank senior to all of our existing and future subordinated debt. The notes will be effectively subordinated to all existing and future liabilities of our non-guarantor subsidiaries, including trade payables, which liabilities were approximately $330 thousand at September 30, 2007.

The guarantees by substantially all of our domestic subsidiaries will be subordinated to existing and future senior debt of such subsidiaries, including each such subsidiary’s guarantee of indebtedness under our bank credit facility.

As of September 30, 2007, the notes and the subsidiary guarantees would have been subordinated to $1.4 billion in senior debt, excluding $218 million of additional borrowing capacity available under our bank credit facility.

Optional Redemption	We may redeem some or all of the notes at any time on or after August 15, 2010. We may also redeem up to 35% of the aggregate principal amount of the notes using the proceeds from certain public equity offerings completed before August 15, 2008 so long as at least 65% of the aggregate principal amount of notes originally issued remains outstanding. The redemption prices are described under “Description of Exchange Notes — Optional Redemption.”

Change of Control and Asset Sales	If we or Lamar Advertising experience specific kinds of changes of control or we sell assets under certain circumstances, we will be required to make an offer to purchase the notes at the prices listed in “Description of Exchange Notes — Optional Redemption.” We may not have sufficient funds available at the time of any change of control to effect the purchase.

Material Covenants	The indenture restricts our ability and the ability of our restricted subsidiaries to, among other things:

• incur additional debt and issue preferred stock;

• make certain distributions, investments and other restricted payments;

• create certain liens;

• enter into transactions with affiliates;

• in the case of restricted subsidiaries, make payments to us;

• merge, consolidate or sell substantially all of our assets; and

• sell assets.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of Exchange Notes” in this prospectus. As of September 30, 2007, for example, the total amount available to us for making restricted payments would have been approximately $696 million.

Original Issue Discount	The outstanding notes were issued with original issue discount for United States federal income tax purposes. This original issue discount will carry over to the exchange notes. As a result, U.S. holders of the exchange notes generally will be required to include original issue discount in gross income in advance of receipt of the cash attributable to that income. For more details, see “Material United States Federal Income Tax Considerations.”

Risk Factors

See “Risk Factors” for a discussion of certain factors that you should carefully consider before investing in the notes.

Summary Consolidated Historical Financial Data

The following table contains our summary consolidated historical information and other operating data for the five years ended December 31, 2002, 2003, 2004, 2005 and 2006, the nine months ended September 30, 2006 and 2007, and the twelve months ended September 30, 2007. We have prepared this information from audited financial statements for the years ended December 31, 2002 through December 31, 2006 and from unaudited financial statements for the nine months ended September 30, 2006 and September 30, 2007.

In our opinion, the information for the nine months ended September 30, 2006 and September 30, 2007, and the twelve months ended September 30, 2007 reflects all adjustments, consisting only of normal recurring adjustments, necessary to fairly present our results of operations and financial condition. Results from interim periods should not be considered indicative of results for any other periods or for the year. This information is only a summary. You should read it in conjunction with our historical financial statements and related notes included in this prospectus, as well as “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

															Twelve Months
															Ended
	Year Ended December 31,										Nine Months Ended September 30,				September 30,
	2002		2003		2004		2005		2006		2006		2007		2007
											(Unaudited)				(Unaudited)
	(Dollars in thousands)

Statement of operations data:
Net revenues	$775,682		$810,139		$883,510		$1,021,656		$1,120,091		$832,948		$904,663		$1,191,806
Operating expenses:
Direct advertising expenses	274,772		292,017		302,157		353,139		390,561		290,174		305,673		406,060
General and administrative expenses	166,895		171,200		187,956		212,262		247,916		183,046		203,712		268,582
Depreciation and amortization	271,832		284,947		294,056		290,089		301,685		223,297		220,820		299,208
Gain on disposition of assets	(336)		(1,946)		(1,067)		(1,119)		(10,862)		(9,894)		(2,506)		(3,474)

Total operating expenses	713,163		746,218		783,102		854,371		929,300		686,623		727,699		970,376

Operating income	62,519		63,921		100,408		167,285		190,791		146,325		176,964		221,430
Gain on disposition of investment	—		—		—		—		—		—		15,448		15,448
Interest expense, net	94,061		77,350		64,425		80,345		109,806		79,206		115,909		146,509
Loss on debt extinguishment	5,850		21,077		—		3,982		—		—		—		—
(Loss) income before income taxes and cumulative effect of a change in accounting principle	(37,392)		(34,506)		35,983		82,958		80,985		67,119		76,503		90,369
Income tax (benefit) expense	(12,434)		(12,338)		11,764		35,488		35,753		29,093		34,356		41,016
Cumulative effect of a change in accounting principle	—		40,240		—		—		—		—		—		—

Net (loss) income	(24,958)		(62,408)		24,219		47,470		45,232		38,026		42,147		49,353

Other financial data:
EBITDA(1)	$328,501		$287,551		$394,464		$453,392		$492,476		$369,622		$413,232		$536,086
EBITDA margin(2)	42%		35%		45%		44%		44%		44%		46%		45%
Ratio of EBITDA to interest expense, net(3)	3.5	x	3.7	x	6.1	x	5.6	x	4.5	x	4.7	x	3.6	x	3.7	x
Ratio of total debt to EBITDA(4)	5.2	x	4.9	x	3.5	x	3.5	x	4.0	x	n/a		n/a		4.9	x
Ratio of total debt (excluding mirror note) to EBITDA(5)	5.2	x	4.9	x	3.5	x	2.8	x	3.5	x	n/a		n/a		4.4	x
Ratio of earnings to fixed charges(6)	0.7	x	0.7	x	1.3	x	1.6	x	1.5	x	1.5	x	1.5	x	1.4x

	As of December 31,					As of September 30,
	2002	2003	2004	2005	2006	2006	2007
						(Unaudited)
	(Dollars in thousands)

Balance sheet data:
Cash and cash equivalents	$15,610	$7,797	$44,201	$19,419	$11,796	$6,939	$10,758
Cash deposit for debt extinguishment	266,657	—	—	—	—	—	—
Working capital	115,713	77,665	43,626	103,110	103,891	114,114	91,521
Total assets	3,874,909	3,665,734	3,672,462	3,717,055	3,895,987	3,858,846	3,987,051
Long term debt (including current maturities)	1,706,933	1,417,363	1,372,434	1,576,326	1,990,468	1,841,661	2,639,526
Long term debt, less mirror note (including current maturities)(5)	1,706,933	1,417,363	1,372,434	1,288,826	1,702,968	1,554,161	2,352,026
Stockholder’s equity	1,980,712	1,954,542	1,988,739	1,769,716	1,492,467	1,563,878	876,104

(1)	EBITDA is defined as earnings (loss) before interest, taxes, depreciation and amortization. EBITDA represents a measure that we believe is customarily used by investors and analysts to evaluate the financial performance of companies in the media industry. Our management also believes that EBITDA is useful in evaluating our core operating results. However, EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America and should not be considered an alternative to operating income or net income as an indicator of our operating performance or to net cash provided by operating activities as a measure of our liquidity. Because EBITDA is not calculated identically by all companies, the presentation in this prospectus may not be comparable to those disclosed by other companies. In addition, the definition of EBITDA differs from the definition of EBITDA applicable to the covenants for the notes.

Below is a table that reconciles EBITDA to net income (loss):

								Twelve Months
						Nine Months Ended		Ended
	Year Ended December 31,					September 30,		September 30,
	2002	2003	2004	2005	2006	2006	2007	2007
	(Dollars in thousands)

Statement of operations data:
EBITDA	$328,501	$287,551	$394,464	$453,392	$492,476	$369,622	$413,232	$536,086
Depreciation and amortization	271,832	284,947	294,056	290,089	301,685	223,297	220,820	299,208
Interest expense, net	94,061	77,350	64,425	80,345	109,806	79,206	115,909	146,509
Income tax (benefit) expense	(12,434)	(12,338)	11,764	35,488	35,753	29,093	34,356	41,016

Net (loss) income	$(24,958)	$(62,408)	$24,219	$47,470	$45,232	$38,026	$42,147	$49,353

(2)	EBITDA margin is defined as EBITDA divided by net revenues.

(3)	Ratio of EBITDA to interest expense is defined as EBITDA divided by net interest expense.

(4)	Ratio of total debt to EBITDA is defined as total debt divided by EBITDA.

(5)	On September 30, 2005, we issued a subordinated note in aggregate principal amount of $287.5 million to our parent Lamar Advertising (the “mirror note”). The mirror note is subordinated to all of our currently outstanding indebtedness and will be subordinated to the notes offered hereby. Ratio of total debt (excluding mirror note) to EBITDA is defined as total debt excluding the principal amount of the mirror note to Lamar Advertising divided by EBITDA.

(6)	The ratio of earnings to fixed charges is defined as earnings divided by fixed charges. For purposes of this ratio, earnings is defined as net income (loss) before income taxes and cumulative effect of a change in accounting principle and fixed charges. Fixed charges is defined as the sum of interest expense, preferred stock dividends and the component of rental expense that we believe to be representative of the interest factor for those amounts. For the years ended December 31, 2002 and 2003, earnings were insufficient to cover fixed charges by $37.4 million and $34.5 million, respectively.

RISK FACTORS

You should carefully consider the risks described below, which could cause our operating results and financial condition to be materially adversely affected, as well as other information and data included in this prospectus.

Risks Related to the Exchange Offer

Holders who fail to exchange their outstanding notes will continue to be subject to restrictions on transfer and may have reduced liquidity after the exchange offer.

If you do not exchange your outstanding notes in the exchange offer, you will continue to be subject to the restrictions on transfer applicable to the outstanding notes. The restrictions on transfer of your outstanding notes arise because we issued the outstanding notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws, or are offered and sold under an exemption from these requirements. We do not plan to register the outstanding notes under the Securities Act.

Furthermore, we have not conditioned the exchange offer on receipt of any minimum or maximum principal amount of outstanding notes. As outstanding notes are tendered and accepted in the exchange offer, the principal amount of remaining outstanding notes will decrease. This decrease could reduce the liquidity of the trading market for the outstanding notes. We cannot assure you of the liquidity, or even the continuation, of the trading market for the outstanding notes following the exchange offer.

For further information regarding the consequences of not tendering your outstanding notes in the exchange offer, see the discussions below under the captions “The Exchange Offer — Consequences of Failure to Properly Tender Outstanding Notes in the Exchange” and “Material United States Federal Income Tax Considerations.”

You must comply with the exchange offer procedures to receive exchange notes.

Delivery of exchange notes in exchange for outstanding notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

•	certificates for outstanding notes or a book-entry confirmation of a book-entry transfer of outstanding notes into the exchange agent’s account at DTC, New York, New York as a depository, including an agent’s message, as defined in this prospectus, if the tendering holder does not deliver a letter of transmittal;

•	a complete and signed letter of transmittal, or facsimile copy, with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message in place of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Therefore, holders of outstanding notes who would like to tender outstanding notes in exchange for exchange notes should be sure to allow enough time for the necessary documents to be timely received by the exchange agent. We are not required to notify you of defects or irregularities in tenders of outstanding notes for exchange. Outstanding notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and will no longer have the registration and other rights under the registration rights agreement. See “The Exchange Offer — Procedures for Tendering” and “The Exchange Offer — Consequences of Failures to Properly Tender Outstanding Notes in the Exchange.”

Some holders who exchange their outstanding notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities. If you are deemed to have received restricted securities, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

An active trading market may not develop for the notes.

The notes have no established trading market and are not listed on any securities exchange. The notes are eligible for trading in The Portal Market. The initial purchasers of the outstanding notes have informed us that they currently intend to make a market in the exchange notes. However, the initial purchasers of the outstanding notes are not obligated to do so and may discontinue any such market making at any time without notice. The liquidity of any market for the notes will depend upon various factors, including:

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes;

•	the overall market for high yield securities;

•	our financial performance or prospects; and

•	the prospects for companies in our industry generally.

Accordingly, we cannot assure you that a market or liquidity will develop for the notes. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market for the notes, if any, will not be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the notes.

Risks Related to the Notes

Our substantial debt may adversely affect our business, financial condition and financial results and prevent us from fulfilling our obligations under the notes.

At September 30, 2007, we had approximately $2.6 billion of total debt outstanding, consisting of approximately $1.4 billion in bank debt, $989.7 million in various series of senior subordinated notes, $6.3 million in other short-term and long-term debt and a mirror note issued to Lamar Advertising for $287.5 million — equal to the principal amount of Lamar Advertising’s outstanding convertible notes. Despite the level of debt presently outstanding, the terms of the indentures governing the notes and the terms of our bank credit facility allow us to incur substantially more debt, including approximately $218 million available for borrowing as of September 30, 2007 under our revolving bank credit facility.

Our substantial debt and our use of cash flow from operations to make principal and interest payments on our debt may, among other things:

•	limit the cash flow available to fund our working capital, capital expenditures or other general corporate requirements;

•	limit our ability to obtain additional financing to fund future working capital, capital expenditures or other general corporate requirements;

•	inhibit our ability to fund or finance an appropriate level of acquisition activity, which has traditionally been a significant component of our year-to-year revenue growth;

•	place us at a competitive disadvantage relative to those of our competitors that have less debt;

•	make it more difficult for us to comply with the financial covenants in our bank credit facility, which could result in a default and an acceleration of all amounts outstanding under the facility;

•	force us to seek and obtain alternate or additional sources of funding, which may be unavailable, or may be on less favorable terms, or may require the consent of lenders under our bank credit facility or the holders of our other debt;

•	limit our flexibility in planning for, or reacting to, changes in our business and industry; and

•	increase our vulnerability to general adverse economic and industry conditions.

Any of these problems could adversely affect our business, financial condition and financial results.

We may be unable to generate sufficient cash flow to satisfy our significant debt service obligations.

Our ability to generate cash flow from operations to make principal and interest payments on our debt, including the notes, will depend on our future performance, which will be affected by a range of economic, competitive and business factors. We cannot control many of these factors, including general economic conditions, our customers’ allocation of advertising expenditures among available media and the amount spent on advertising in general. If our operations do not generate sufficient cash flow from operations to satisfy our debt service obligations, we may need to borrow additional funds to make these payments or undertake alternative financing plans, such as refinancing or restructuring our debt, or reducing or delaying capital investments and acquisitions. We cannot guarantee that such additional funds or alternative financing will be available on favorable terms, if at all. Our inability to generate sufficient cash flow from operations or obtain additional funds or alternative financing on acceptable terms could have a material adverse effect on our business, financial condition and results of operations.

Restrictions in our and Lamar Advertising’s debt agreements reduce operating flexibility and contain covenants and restrictions that create the potential for defaults, which could adversely affect our business, financial condition and financial results.

The terms of our bank credit facility and the indentures relating to our outstanding notes and the indenture related to Lamar Advertising’s outstanding notes restrict our ability to, among other things:

•	incur or repay debt;

•	dispose of assets;

•	create liens;

•	make investments;

•	enter into affiliate transactions; and

•	pay dividends and make inter-company distributions.

The terms of our bank credit facility also restrict us from exceeding specified total debt and senior debt ratios and require us to maintain specified interest coverage and fixed charges coverage ratios.

These restrictions reduce our operating flexibility and could prevent us from exploiting investment, acquisition, marketing, stock repurchase or other time-sensitive business opportunities. Moreover, our ability to comply with the financial covenants in the bank credit facility (and any similar covenants in future agreements) depends on our operating performance, which in turn depends heavily on prevailing economic, financial and business conditions and other factors that are beyond our control. Therefore, despite our best efforts and execution of our strategic plan, we may be unable to comply with these financial covenants in the future.

If we fail to comply with our financial covenants, the lenders under our bank credit facility could accelerate all of the debt outstanding, which would create serious financial problems and could lead to a default under the indentures governing our and Lamar Advertising’s outstanding notes. Any of these events could adversely affect our business, financial condition and financial results.

Your right to receive payments on the notes is junior to our existing senior indebtedness and the existing senior indebtedness of the subsidiary guarantors and possibly all of our and their future indebtedness.

The notes and the subsidiary guarantees will be subordinated in right of payment to the prior payment in full of our and the subsidiary guarantors’ respective current and future senior indebtedness, including our and their obligations under our bank credit facility. As of September 30, 2007, the notes would have been subordinated to $1.4 billion in senior debt, including $1.4 billion under our bank credit facility, and an additional $218 million of senior debt was available for borrowing under our bank credit facility. As a result of the subordination provisions of the notes, in the event of the bankruptcy, liquidation or dissolution of us or any subsidiary guarantor, our assets or the assets of the applicable subsidiary guarantor would be available to pay obligations under the notes and our other senior subordinated obligations only after all payments had been made on our senior indebtedness or the senior indebtedness of the applicable subsidiary guarantor. Sufficient assets may not remain after all of these payments have been made to make any payments on the notes and our other senior subordinated obligations (which totaled $1.3 billion as of September 30, 2007), including payments of interest when due. In addition, all payments on the notes and the subsidiary guarantees will be prohibited in the event of a payment default on our senior indebtedness and, for limited periods, upon the occurrence of other defaults under our bank credit facility.

The notes and the subsidiary guarantees are effectively subordinated to all of our and our subsidiary guarantors’ secured indebtedness and all indebtedness of our non-guarantor subsidiaries.

The notes will not be secured. The lenders under our bank credit facility are secured by a pledge of the stock of all of the subsidiary guarantors and a pledge of our stock. If we or any of the subsidiary guarantors declare bankruptcy, liquidate or dissolve, or if payment under our bank credit facility or any of our other secured indebtedness is accelerated, our secured lenders would be entitled to exercise the remedies available to a secured lender under applicable law and will have a claim on those assets before the holders of the notes. As a result, the notes are effectively subordinated to our and our subsidiaries’ secured indebtedness to the extent of the value of the assets securing that indebtedness and the holders of the notes would in all likelihood recover ratably less than the lenders of our and our subsidiaries’ secured indebtedness in the event of our bankruptcy, liquidation or dissolution. As of September 30, 2007, we had $1.4 billion of secured indebtedness outstanding (including $64 million in indebtedness incurred by non-guarantor subsidiaries) and $218 million of additional secured indebtedness was available for borrowing under our bank credit facility.

In addition, the notes will be structurally subordinated to all of the liabilities of our subsidiaries that do not guarantee the notes. In the event of a bankruptcy, liquidation or dissolution of any of the non-guarantor subsidiaries, holders of their indebtedness, their trade creditors and holders of their preferred equity will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us. However, under some circumstances, the terms of the notes will permit our non-guarantor subsidiaries to incur additional specified indebtedness. As of September 30, 2007, our non-guarantor subsidiaries had approximately $330 thousand in trade payables.

We may not be able to purchase the notes upon a change of control.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at a price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our bank credit facility will not allow such repurchase.

The occurrence of a change of control event will result in an event of default under our bank credit facility and, therefore, the lenders thereunder will have the right to require repayment in full of all outstanding borrowings under the facility, which totaled $1.4 billion as of September 30, 2007, prior to any repurchase of the notes. We will not, therefore, be able to effect a repurchase of the notes upon a change of control event unless we repay all of the outstanding borrowings under the bank credit facility or obtain the consent of the lenders thereunder.

Federal and state statutes allow courts, under specific circumstances, to void the guarantees of the notes by our subsidiaries and require the holders of the notes to return payments received from the subsidiary guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the subsidiary guarantees could be voided, or claims in respect of the subsidiary guarantees could be subordinated to all other debts of a subsidiary guarantor if, either, the subsidiary guarantee was incurred with the intent to hinder, delay or defraud any present or future creditors of the subsidiary guarantor or the subsidiary guarantors, at the time it incurred the indebtedness evidenced by its subsidiary guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness and the subsidiary guarantor either:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which such subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

If a subsidiary guarantee is voided, you will be unable to rely on the applicable subsidiary guarantor to satisfy your claim in the event that we fail to make one or more required payments due on the notes. In addition, any payment by such subsidiary guarantor pursuant to its subsidiary guarantee could be voided and required to be returned to such subsidiary guarantor, or to a fund for the benefit of creditors of such subsidiary guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we and each subsidiary guarantor believe that, after giving effect to the indebtedness incurred in connection with this offering, no subsidiary guarantor will be insolvent, will have unreasonably small capital for the business in which it is engaged or will have incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our or the subsidiary guarantors’ conclusions in this regard.

You should consider the United States federal income tax consequences of owning the notes.

The outstanding notes were issued on October 11, 2007 with original issue discount for United States federal tax purposes. As a result, U.S. holders will be required to include such original issue discount in their gross income for United Sates federal income tax purposes as it accrues, regardless of their method of accounting. U.S. holders should be aware that the amount of interest (including original issue discount) that a U.S. holder is required to include in gross income for each year for United States federal income tax purposes will exceed the amount of cash interest that is received by the holder during each such year. Special rules will apply to a holder that is not a U.S. person for United States federal income tax purposes. All holders should read the section entitled “Material United States Federal Income Tax Considerations” regarding the tax consequences of the ownership and disposition of the notes.

Risks Related to Our Business and Operations

Our revenues are sensitive to general economic conditions and other external events beyond our control.

We sell advertising space on outdoor structures to generate revenues. Advertising spending is particularly sensitive to changes in general economic conditions, and the occurrence of any of the following external events could depress our revenues:

•	a decline in general economic conditions, which could reduce national advertising spending disproportionately;

•	a decline in economic conditions in specific geographical markets, which could reduce local advertising spending in those particular markets disproportionately;

•	a widespread reallocation of advertising expenditures to other available media by significant users of our displays;

•	a decline in the amount spent on advertising in general or outdoor advertising in particular; and

•	increased regulation of the subject matter, location or operation of outdoor advertising displays and taxation on outdoor advertising.

Our continued growth through acquisitions may become more difficult, which could adversely affect our future financial performance.

Over the last 10 years, the outdoor advertising industry has experienced a wave of consolidation, in part due to the regulatory restrictions on building new outdoor advertising structures. We have been a major participant in this trend, using acquisitions of outdoor advertising businesses and assets as a means of increasing our advertising display inventory in existing and new markets. Although we currently anticipate a reduction in acquisition activity from about $227.6 million in 2006 to between $125 million and $150 million in 2007, acquisitions will remain an important component of our future revenue growth.

The future success of our acquisition strategy could be adversely affected by many factors, including the following:

•	we may have a more difficult time negotiating acquisitions on favorable terms because the pool of suitable acquisition candidates is dwindling;

•	we may face increased competition for acquisition candidates from other outdoor advertising companies, some of which have greater financial resources than we do, which may result in higher prices for those businesses and assets;

•	we may not have access to the capital needed to finance potential acquisitions and may be unable to obtain any required consents from our current lenders to obtain alternate financing;

•	we may be unable to integrate acquired businesses and assets effectively with our existing operations and systems as a result of unforeseen difficulties that could divert significant time, attention and effort from management that could otherwise be directed at developing existing business;

•	we may be unable to retain key personnel of acquired businesses;

•	we may not realize the benefits and cost savings anticipated in our acquisitions; and

•	we, and other companies engaged in larger mergers and acquisitions, may face substantial scrutiny under antitrust laws as the industry consolidates further.

These obstacles to our opportunistic acquisition strategy may have an adverse effect on our future financial results.

We face competition from larger and more diversified outdoor advertisers and other forms of advertising that could hurt our performance.

While we enjoy a significant market share in many of our small and medium-sized markets, we face competition from other outdoor advertisers and other media in all of our markets. Although we are one of the largest companies focusing exclusively on outdoor advertising in a relatively fragmented industry, we compete against larger companies with diversified operations, such as television, radio and other broadcast media. These diversified competitors have the advantage of cross-selling complementary advertising products to advertisers.

We also compete against an increasing variety of out-of-home advertising media, such as advertising displays in shopping centers, malls, airports, stadiums, movie theaters and supermarkets, and on taxis, trains and buses. To a lesser extent, we also face competition from other forms of media, including radio, newspapers, direct mail advertising, telephone directories and the Internet.

The industry competes for advertising revenue along the following dimensions: exposure (the number of “impressions” an advertisement makes), advertising rates (generally measured in cost-per-thousand impressions), ability to target specific demographic groups or geographies, effectiveness, quality of related services (such as advertising copy design and layout) and customer service. We may be unable to compete successfully along these dimensions in the future, and the competitive pressures that we face could adversely affect our profitability or financial performance.

We currently have two primary suppliers of the LED digital displays for our digital billboards. If they cannot meet our requirements for these displays in the future, it could adversely affect our digital deployment.

Our inventory of digital billboards increased to approximately 600 units in operation at September 30, 2007 and we intend to expand our digital deployment in the future based on customer and market demand. We currently have two primary suppliers of the LED digital displays used in our digital billboards (Young Electric Sign Company (YESCO) and Daktronics, Inc.). Any inability of these suppliers to produce additional displays, including due to increased demand from us or others, could adversely affect our ability to deploy additional digital units and service existing units. Although to date these suppliers have been able to increase capacity in order to meet our requirements, we cannot assure you that they will be able to continue to meet our requirements in the future and a shortage of these displays could adversely affect our ability to fulfill customers’ orders and our results of operations.

Federal, state and local regulation impact our operations, financial condition and financial results.

Outdoor advertising is subject to governmental regulation at the federal, state and local levels. Regulations generally restrict the size, spacing, lighting and other aspects of advertising structures and pose a significant barrier to entry and expansion in many markets. Federal law, principally the Highway Beautification Act of 1965 (the “HBA”), regulates outdoor advertising on Federal-Aid Primary, Interstate and National Highway Systems roads. The HBA requires states to “effectively control” outdoor advertising along these roads, and mandates a state compliance program and state standards regarding size, spacing and lighting. The HBA requires any state or political subdivision that compels the removal of a lawful billboard along a Federal-Aid Primary or Interstate highway to pay just compensation to the billboard owner.

All states have passed billboard control statutes and regulations at least as restrictive as the federal requirements, including laws requiring the removal of illegal signs at the owner’s expense (and without compensation from the state). Although we believe that the number of our billboards that may be subject to removal as illegal is immaterial, and no state in which we operate has banned billboards entirely, from time to time governments have required us to remove signs and billboards legally erected in accordance with federal, state and local permit requirements and laws. Municipal and county governments generally also have sign controls as part of their zoning laws and building codes. We contest laws and regulations that we believe unlawfully restrict our constitutional or other legal rights and may adversely impact the growth of our outdoor advertising business.

Using federal funding for transportation enhancement programs, state governments have purchased and removed billboards for beautification, and may do so again in the future. Under the power of eminent domain, state or municipal governments have laid claim to property and forced the removal of billboards. Under a concept called amortization by which a governmental body asserts that a billboard operator has earned compensation by continued operation over time, local governments have attempted to force removal of legal but nonconforming billboards (i.e., billboards that conformed with applicable zoning regulations when built but which do not conform to current zoning regulations). Although the legality of amortization is questionable, it has been upheld in some instances. Often, municipal and county governments also have sign controls as part of their zoning laws, with some local governments prohibiting construction of new billboards or allowing new construction only to replace existing structures. Although we have generally been able to obtain satisfactory compensation for those of our billboards purchased or removed as a result of governmental action, there is no assurance that this will continue to be the case in the future.

We have also introduced and intend to expand the deployment of digital billboards that display static digital advertising copy from various advertisers that changes every 6 to 8 seconds. We have encountered some existing regulations that restrict or prohibit these types of digital displays but it has not yet materially impacted our digital deployment. Since digital billboards have only recently been developed and introduced into the market on a large scale, however, existing regulations that currently do not apply to them by their terms could be revised to impose greater restrictions. These regulations may impose greater restrictions on digital billboards due to alleged concerns over aesthetics or driver safety.

Our logo sign contracts are subject to state award and renewal.

In 2006, we generated approximately 4% of our revenues from state-awarded logo sign contracts. In bidding for these contracts, we face competition from other logo sign providers. A logo sign provider incurs significant start-up costs upon being awarded a new contract. These contracts generally have a term of five to ten years, with additional renewal periods. Some states reserve the right to terminate a contract early, and most contracts require the state to pay compensation to the logo sign provider for early termination. At the end of the contract term, the logo sign provider transfers ownership of the logo sign structures to the state. Depending on the contract, the logo provider may or may not be entitled to compensation for the structures at the end of the contract term.

Of our 19 logo sign contracts in place at September 30, 2007, 4 are scheduled to terminate in 2008. We may be unable to renew our expiring contracts. We may also lose the bidding on new contracts.

We are a wholly owned subsidiary of Lamar Advertising which is controlled by significant stockholders who have the power to determine the outcome of all matters submitted to the stockholders for approval and whose interests may be different than yours.

As of September 30, 2007, members of the Reilly family, including Kevin P. Reilly, Jr., Lamar Advertising’s President and Chief Executive Officer, and Sean Reilly, Lamar Advertising’s and our Chief Operating Officer and President of Lamar Advertising’s Outdoor Division, owned in the aggregate approximately 16% of Lamar Advertising’s common stock, assuming the conversion of all Class B common stock to Class A common stock. As of that date, their combined holdings represented 66% of the voting power of Lamar Advertising’s capital stock, which would give the Reilly family the power to:

•	elect Lamar Advertising’s entire board of directors;

•	control Lamar Advertising’s management and policies; and

•	determine the outcome of any corporate transaction or other matter requiring stockholder approval, including charter amendments, mergers, consolidations and asset sales.

The Reilly family may have interests that are different than yours.

If our contingency plans relating to hurricanes fail, the resulting losses could hurt our business.

We have determined that it is uneconomical to insure against losses resulting from hurricanes and other natural disasters. Although we have developed contingency plans designed to mitigate the threat posed by hurricanes to advertising structures (i.e., removing advertising faces at the onset of a storm, when possible, which better permits the structures to withstand high winds during the storm), these plans could fail and significant losses could result. The four hurricanes that hit Florida in August and September of 2004 and the two hurricanes that hit the gulf coast in 2005 resulted in revenue losses of approximately $1.5 million in 2004 and approximately $2.4 million in 2005 and required capital expenditures of approximately $8 million in 2004 and approximately $20 million in 2005.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. See “Registration Rights Agreement.” We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes. The form and terms of the exchange notes are identical in all respects to the form and terms of the outstanding notes, except the offer and exchange of the exchange notes have been registered under the Securities Act and the exchange notes will not have restrictions on transfer, registration rights or provisions for additional cash interest. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

On October 11, 2007, we received approximately $256.7 million of net proceeds from our sale of the outstanding notes, after deducting the initial purchasers’ discount and other offering expenses. We used the net proceeds to repay $172 million of our outstanding indebtedness under our revolving bank credit facility and intend to use the remainder for working capital and other corporate purposes, including repurchases of Lamar Advertising Class A Common Stock under its share repurchase program. See “Capitalization.”

CAPITALIZATION

The following table sets forth our capitalization at September 30, 2007 and on an as adjusted to reflect the application of the net proceeds from the sale of the 6 5/8% Senior Subordinated Notes due 2015 — Series C on October 11, 2007 to repay a portion of our revolving bank credit facility. You should read this table in conjunction with the information under the headings “Use of Proceeds” and “Summary Historical Consolidated Financial Data,” “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the notes thereto, which are included in this prospectus.

	As of September 30, 2007
	Actual	As adjusted
	(Unaudited)
	(In thousands)

Cash and cash equivalents	$10,758	$100,445

Current maturities of long-term debt	31,738	31,738

Long-term debt, less current maturities:
Bank Credit Facility(1)	1,325,300	1,158,300
7 1/4% Senior Subordinated Notes due 2013	387,873	387,873
6 5/8% Senior Subordinated Notes due 2015	400,000	400,000
6 5/8% Senior Subordinated Notes due 2015 — Series B	201,873	201,873
6 5/8% Senior Subordinated Notes due 2015 — Series C	—	260,887
Mirror note to Lamar Advertising(2)	287,500	287,500
Other long-term debt	5,242	5,242

Total long-term debt, less current maturities	2,607,788	2,701,675

Total stockholder’s equity	876,104	876,104

Total capitalization	3,515,630	3,609,517

(1)	An additional $30.7 million outstanding under our credit facility is included in current maturities of long-term debt. Actual amounts shown consist of $400 million outstanding under our term facility, $789 million outstanding under our incremental facility and $167 million outstanding under our revolving credit facility. As of September 30, 2007, we had $218 million available under the revolving credit facility.

(2)	On September 30, 2005, we issued a subordinated note in aggregate principal amount of $287.5 million to Lamar Advertising (the “mirror note”). The mirror note is subordinated to all of our currently outstanding indebtedness and will be subordinated to the notes offered hereby.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table contains our selected historical consolidated information and other operating data for the five years ended December 31, 2002, 2003, 2004, 2005 and 2006, the nine months ended September 30, 2006 and 2007, and the twelve months ended September 30, 2007. We have prepared this information from audited financial statements for the years ended December 31, 2002 through December 31, 2006 and from unaudited financial statements for the nine months ended September 30, 2006 and September 30, 2007.

In our opinion, the information for the nine months ended September 30, 2006 and September 30, 2007 reflects all adjustments, consisting only of normal recurring adjustments, necessary to fairly present our results of operations and financial condition. Results from interim periods should not be considered indicative of results for any other periods or for the year. This information is only a summary. You should read it in conjunction with our historical financial statements and related notes included in this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

															Twelve Months
											Nine Months Ended				Ended
	Year Ended December 31,										September 30,				September 30,
	2002		2003		2004		2005		2006		2006		2007		2007
											(Unaudited)				(Unaudited)
	(Dollars in thousands)

Statement of operations data:
Net revenues	$775,682		$810,139		$883,510		$1,021,656		$1,120,091		$832,948		$904,663		$1,191,806
Operating expenses:
Direct advertising expenses	274,772		292,017		302,157		353,139		390,561		290,174		305,673		406,060
General and administrative expenses	166,895		171,200		187,956		212,262		247,916		183,046		203,712		268,582
Depreciation and amortization	271,832		284,947		294,056		290,089		301,685		223,297		220,820		299,208
Gain on disposition of assets	(336)		(1,946)		(1,067)		(1,119)		(10,862)		(9,894)		(2,506)		(3,474)

Total operating expenses	713,163		746,218		783,102		854,371		929,300		686,623		727,699		970,376

Operating income	62,519		63,921		100,408		167,285		190,791		146,325		176,964		221,430
Gain on disposition of investment	—		—		—		—		—		—		15,448		15,448
Interest expense, net	94,061		77,350		64,425		80,345		109,806		79,206		115,909		146,509
Loss on debt extinguishment	5,850		21,077		—		3,982		—		—		—		—
(Loss) income before income taxes and cumulative effect of a change in accounting principle	(37,392)		(34,506)		35,983		82,958		80,985		67,119		76,503		90,369
Income tax (benefit) expense	(12,434)		(12,338)		11,764		35,488		35,753		29,093		34,356		41,016
Cumulative effect of a change in accounting principle	—		40,240		—		—		—		—		—		—

Net (loss) income	(24,958)		(62,408)		24,219		47,470		45,232		38,026		42,147		49,353

Other financial data:
EBITDA(1)	$328,501		$287,551		$394,464		$453,392		$492,476		$369,622		$413,232		$536,086
EBITDA margin(2)	42%		35%		45%		44%		44%		44%		46%		45%
Ratio of EBITDA to interest expense, net(3)	3.5	x	3.7	x	6.1	x	5.6	x	4.5	x	4.7	x	3.6	x	3.7	x
Ratio of total debt to EBITDA(4)	5.2	x	4.9	x	3.5	x	3.5	x	4.0	x	n/a		n/a		4.9	x
Ratio of total debt (excluding mirror note) to EBITDA(5)	5.2	x	4.9	x	3.5	x	2.8	x	3.5	x	n/a		n/a		4.4	x
Ratio of earnings to fixed charges(6)	0.7	x	0.7	x	1.3	x	1.6	x	1.5	x	1.5	x	1.5	x	1.4	x
Cash flows from operating activities	253,245		274,856		345,739		364,561		345,360		293,285		264,238		316,313
Cash flows used in investing activities	(154, 954)		(207,765)		(262,881)		(266,967)		(438,896)		(323,964)		(249,311)		(364,243)
Cash flows provided by (used in) financing activities	(95,566)		(74,904)		(46,454)		(122,376)		86,130		18,199		(15,785)		52,146
Capital expenditures	$78,390		$78,275		$81,165		$120,114		$223,350		$173,894		$173,445		$222,901
Other data (as of end of period):
Total billboard displays	145,919		147,582		150,814		151,245		150,753		150,348		151,248		151,248
Total logo displays	95,651		98,352		95,694		98,255		94,636		103,048		98,417		98,417
Total transit displays	13,310		13,523		9,907		31,330		31,156		32,928		29,976		29,976

	As of December 31,					As of September 30,
	2002	2003	2004	2005	2006	2006	2007
						(Unaudited)
	(Dollars in thousands)

Balance sheet data:
Cash and cash equivalents	$15,610	$7,797	$44,201	$19,419	$11,796	$6,939	$10,758
Cash deposit for debt extinguishment	266,657	—	—	—	—	—	—
Working capital	115,713	77,665	43,626	103,110	103,891	114,114	91,521
Total assets	3,874,909	3,665,734	3,672,462	3,717,055	3,895,987	3,858,846	3,987,051
Long term debt (including current maturities)	1,706,933	1,417,363	1,372,434	1,576,326	1,990,468	1,841,661	2,639,526
Long term debt, less mirror note (including current maturities)(5)	1,706,933	1,417,363	1,372,434	1,288,826	1,702,968	1,554,161	2,352,026
Stockholder’s equity	1,980,712	1,954,542	1,988,739	1,769,716	1,492,467	1,563,878	876,104

(1)	EBITDA is defined as earnings (loss) before interest, taxes, depreciation and amortization. EBITDA represents a measure that we believe is customarily used by investors and analysts to evaluate the financial performance of companies in the media industry. Our management also believes that EBITDA is useful in evaluating our core operating results. However, EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America and should not be considered an alternative to operating income or net income as an indicator of our operating performance or to net cash provided by operating activities as a measure of our liquidity. Because EBITDA is not calculated identically by all companies, the presentation in this prospectus may not be comparable to those disclosed by other companies. In addition, the definition of EBITDA differs from the definition of EBITDA applicable to the covenants for the notes.

Below is a table that reconciles EBITDA to net income (loss):

						Nine Months		Twelve Months
						Ended		Ended
	Year Ended December 31,					September 30,		September 30,
	2002	2003	2004	2005	2006	2006	2007	2007
	(Dollars in thousands)

Statement of operations data:
EBITDA	$328,501	$287,551	$394,464	$453,392	$492,476	$369,622	$413,232	$536,086
Depreciation and amortization	271,832	284,947	294,056	290,089	301,685	223,297	220,820	299,208
Interest expense, net	94,061	77,350	64,425	80,345	109,806	79,206	115,909	146,509
Income tax (benefit) expense	(12,434)	(12,338)	11,764	35,488	35,753	29,093	34,356	41,016

Net (loss) income	$(24,958)	$(62,408)	$24,219	$47,470	$45,232	$38,026	$42,147	$49,353

(2)	EBITDA margin is defined as EBITDA divided by net revenues.

(3)	Ratio of EBITDA to interest expense is defined as EBITDA divided by net interest expense.

(4)	Ratio of total debt to EBITDA is defined as total debt divided by EBITDA.

(5)	On September 30, 2005, we issued a subordinated note in aggregate principal amount of $287.5 million to our parent Lamar Advertising (the “mirror note”). The mirror note is subordinated to all of our currently outstanding indebtedness and will be subordinated to the notes offered hereby. Ratio of total debt (excluding mirror note) to EBITDA is defined as total debt excluding the principal amount of the mirror note to Lamar Advertising divided by EBITDA.

(6)	The ratio of earnings to fixed charges is defined as earnings divided by fixed charges. For purposes of this ratio, earnings is defined as net income (loss) before income taxes and cumulative effect of a change in accounting principle and fixed charges. Fixed charges is defined as the sum of interest expense, preferred stock dividends and the component of rental expense that we believe to be representative of the interest factor for those amounts. For the years ended December 31, 2002 and 2003, earnings were insufficient to cover fixed charges by $37.4 million and $34.5 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion contains forward-looking statements, which are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. In evaluating our financial conditions and results of operations you are cautioned not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.

Overview

Our net revenues are derived primarily from the sale of advertising on outdoor advertising displays that we own and operate. We rely on sales of advertising space for our revenues and our operating results are therefore affected by general economic conditions, as well as trends in the advertising industry. Advertising spending is particularly sensitive to changes in general economic conditions which affect the rates that we are able to charge for advertising on displays and our ability to maximize occupancy on our displays.

Since December 31, 2001, we have increased the number of outdoor advertising displays we operate by over 5% by completing strategic acquisitions of outdoor advertising and transit assets for an aggregate purchase price of approximately $1.0 billion, which included the issuance of 4,050,958 shares of Lamar Advertising Company Class A common stock valued at the time of issuance at approximately $152.5 million and warrants valued at the time of issuance of approximately $1.8 million. We have financed our recent acquisitions and intend to finance future acquisition activity from available cash, borrowings under our bank credit agreement and the issuance of Class A common stock. See “Liquidity and Capital Resources” below. As a result of acquisitions, the operating performances of our individual markets and the company as a whole are not necessarily comparable on a year-to-year basis. We expect to continue to pursue acquisitions that complement our business.

Growth of the Company’s business requires expenditures for maintenance and capitalized costs associated with the construction of new billboard displays, the replacement of damaged billboard displays, the entrance into and renewal of logo sign and transit contracts, and the purchase of real estate and operating equipment. The following table presents a breakdown of capitalized expenditures for the three years ended December 31, 2006, 2005 and 2004 and the nine months ended September 30, 2007 and 2006:

				Nine Months Ended
	Year Ended December 31,			September 30,
	2006	2005	2004	2007	2006
	(In thousands)

Total Capital Expenditures:
Billboards — traditional	$75,501	$85,886	$53,216	$54,674	$67,299
Billboards — digital	81,270	2,607	3,979	76,171	62,236
Logos	8,978	7,249	6,320	7,571	5,978
Transit	1,119	1,057	1,190	1,103	507
Land and buildings	34,384	13,966	10,896	22,424	18,287
PP&E	22,098	9,349	5,564	11,502	19,587

Total capital expenditures	$223,350	$120,114	$81,165	$173,445	$173,894

Results of Operations

The following is a discussion of our consolidated financial condition and results of operations for the years ended December 31, 2006, 2005 and 2004 and for the nine and three months ended September 30, 2007 and 2006.

Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006

Net revenues increased $71.8 million or 8.6% to $904.7 million for the nine months ended September 30, 2007 from $832.9 million for the same period in 2006. This increase was attributable primarily to an increase in billboard net revenues of $71.0 million or 9.4% over the prior period, an increase in logo sign revenue of $0.3 million, which represents an increase of 0.7% over the prior period, and a $0.5 million increase in transit revenue over the prior period, which represents a increase of 1% over the prior period.

The increase in billboard net revenue of $71.0 million was generated by acquisition activity of approximately $12.2 million and internal growth of approximately $58.8 million, while the increase in logo sign revenue of $0.3 million was generated by internal growth across various markets within the logo sign programs of $3.4 million, which was offset by the loss of $3.1 million of revenue due to the loss of our Texas logo contract. The increase in transit revenue of approximately $0.5 million was due to internal growth of approximately $3.0 million offset by the loss of approximately $2.5 million of revenue due to the loss of various transit contracts.

Net revenues for the nine months ended September 30, 2007, as compared to acquisition-adjusted net revenue for the nine months ended September 30, 2006, increased $65.0 million or 7.7% as a result of net revenue internal growth. See “Reconciliations” below.

Operating expenses, exclusive of depreciation and amortization and gain on sale of assets, increased $36.2 million or 7.6% to $509.4 million for the nine months ended September 30, 2007 from $473.2 million for the same period in 2006. There was a $28.1 million increase as a result of additional operating expenses related to the operations of acquired outdoor advertising assets and increases in costs in operating our core assets and a $8.0 million increase in corporate expenses. The increase in corporate expenses is primarily a result of additional expenses related to our adoption of SFAS 123(R).

Depreciation and amortization expense remained relatively constant for the nine months ended September 30, 2007, as compared to the nine months ended September 30, 2006, due to constant levels of capital expenditures between the two periods presented.

Due to the above factors, operating income increased $30.7 million to $177.0 million for nine months ended September 30, 2007 compared to $146.3 million for the same period in 2006.

During the first quarter of 2007, we recognized a $15.4 million gain as a result of the sale of a private company in which it had an ownership interest.

Interest expense increased $36.8 million from $80.2 million for the nine months ended September 30, 2006 to $117.0 million for the nine months ended September 30, 2007, due to an increase in interest rates and total indebtedness.

The increase in operating income and the gain on disposition of investment, offset by the increase in interest expense described above resulted in a $9.4 million increase in income before income taxes. This increase in income resulted in an increase in income tax expense of $5.3 million for the nine months ended September 30, 2007 over the same period in 2006. The effective tax rate for the nine months ended September 30, 2007 was 44.9%, which is greater than the statutory rates due to permanent differences resulting from non deductible compensation expense related to stock options in accordance with SFAS 123(R) and other non-deductible expenses and amortization. In addition, our effective tax rate is higher due to limitations on our ability to utilize foreign tax credits on our foreign service income.

As a result of the above factors, we recognized net income for the nine months ended September 30, 2007 of $42.1 million, as compared to net income of $38.0 million for the same period in 2006.

Three Months Ended September 30, 2007 Compared to Three Months Ended September 30, 2006

Net revenues increased $22.2 million or 7.6% to $314.3 million for the three months ended September 30, 2007 from $292.0 million for the same period in 2006. This increase was attributable primarily to an increase in billboard net revenues of $21.9 million or 8.3% over the prior period, a decrease of $0.5 million in logo sign revenue or a 3.8% decrease over the prior period and a $0.8 million increase in transit revenue over the prior period, which represents an increase of 5.3%.

The increase in billboard net revenue of $21.9 million was generated by acquisition activity of approximately $3.3 million and internal growth of approximately $18.6 million, while the decrease in logo sign revenue of $0.5 million was generated by internal growth across various markets within the logo sign programs of $0.5 million, which was offset by the loss of $1.0 million in revenue due to the loss of our Texas Logo contract. The increase in transit revenue of approximately $0.8 million was due to internal growth of approximately $1.3 million offset by the loss of approximately $0.5 million in revenue due to the loss of various transit contracts.

Net revenues for the three months ended September 30, 2007, as compared to acquisition-adjusted net revenue for the three months ended September 30, 2006, increased $20.5 million or 7.0% as a result of net revenue internal growth. See “Reconciliations” below.

Operating expenses, exclusive of depreciation and amortization and gain on sale of assets, increased $6.1 million or 3.7% to $170.0 million for the three months ended September 30, 2007 from $163.9 million for the same period in 2006. There was a $4.8 million increase as a result of additional operating expenses related to the operations of acquired outdoor advertising assets and increases in costs in operating our core assets and a $1.3 million increase in corporate expenses. The increase in corporate expenses is primarily a result of additional expenses related to our adoption of SFAS 123(R).

Depreciation and amortization expense remained relatively constant for the three months ended September 30, 2007, as compared to the three months ended September 30, 2006 due to consistent levels of capital expenditures between the two periods presented.

Due to the above factors, operating income increased $11.0 million to $70.6 million for three months ended September 30, 2007 compared to $59.6 million for the same period in 2006.

Interest expense increased $13.2 million from $29.2 million for the three months ended September 30, 2006 to $42.4 million for the three months ended September 30, 2007, due to an increase in interest rates and total indebtedness.

The increase in operating income was offset by the increase in interest expense described above resulting in a $2.3 million decrease in income before income taxes. The effective tax rate for the three months ended September 30, 2007 was 49.7% which resulted in a $0.7 million increase in income tax expense over the same period in 2006.

As a result of the above factors, our net income for the three months ended September 30, 2007 is $14.3 million as compared to net income of $17.3 million for the same period in 2006.

Reconciliations

Because acquisitions occurring after December 31, 2005 (the “acquired assets”) have contributed to our net revenue results for the periods presented, we provide 2006 acquisition-adjusted net revenue, which adjusts our 2006 net revenue for the three and nine months ended September 30, 2006 by adding to it the net revenue generated by the acquired assets prior to our acquisition of them for the same time frame that those assets were owned in the three and nine months ended September 30, 2007. We provide this information as a supplement to net revenues to enable investors to compare periods in 2007 and 2006 on a more consistent basis without the effects of acquisitions. Management uses this comparison to assess how well we are performing within our existing assets.

Acquisition-adjusted net revenue is not determined in accordance with GAAP. For this adjustment, we measure the amount of pre-acquisition revenue generated by the assets during the period in 2006 that corresponds with the actual period we have owned the assets in 2007 (to the extent within the period to which this report relates). We refer to this adjustment as “acquisition net revenue.”

Reconciliations of 2006 reported net revenue to 2006 acquisition-adjusted net revenue for each of the three and nine month periods ended September 30, as well as a comparison of 2006 acquisition-adjusted net revenue to 2007 reported net revenue for each of the three and nine month periods ended September 30, are provided below:

Reconciliation of Reported Net Revenue to Acquisition-Adjusted Net Revenue

	Three Months Ended	Nine Months Ended
	September 30, 2007	September 30, 2007
	(In thousands)

Reported net revenue	$292,038	$832,948
Acquisition net revenue	1,763	6,688

Acquisition-adjusted net revenue	$293,801	$839,636

Comparison of 2007 Reported Net Revenue to 2006 Acquisition-Adjusted Net Revenue

	Three Months Ended September 30, 2007		Nine Months Ended September 30, 2007
	(In thousands)

Reported net revenue	$314,253	$292,038	$904,663	$832,948
Acquisition net revenue	—	1,763	—	6,688

Acquisition-adjusted net revenue	$314,253	$293,801	$904,663	$839,636

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Net revenues increased $98.4 million or 9.6% to $1.120 billion for the year ended December 31, 2006 from $1.022 billion for the same period in 2005. This increase was attributable primarily to an increase in billboard net revenues of $90.2 million or 9.8% over the prior period, a $2.8 million increase in logo sign revenue, which represents an increase of 6.2% over the prior period, and a $5.4 million increase in transit revenue over the prior period.

The increase in billboard net revenue of $90.2 million was generated by acquisition activity of approximately $18.1 million and internal growth of approximately $72.1 million, while the increase in logo sign revenue of $2.8 million was generated by internal growth across various markets within the logo sign programs of approximately $4.3 million, which was offset by a decrease of $1.5 million of revenue due to the expiration of our South Carolina logo contract in August 2005 prior to its re-award in June 2006. The increase in transit revenue of approximately $5.4 million was due to internal growth of approximately $3.5 million and acquisition of $1.9 million.

Net revenues for the year ended December 31, 2006, as compared to acquisition-adjusted net revenue for the year ended December 31, 2005, increased $79.9 million or 7.7% as a result of net revenue internal growth. See “Reconciliations” below.

Operating expenses, exclusive of depreciation and amortization and gain on sale of assets, increased $73.1 million or 12.9% to $638.5 million for the year ended December 31, 2006 from $565.4 million for the same period in 2005. There was a $59.5 million increase as a result of additional operating expenses related to the operations of acquired outdoor advertising assets and increases in costs in operating the Company’s core assets and a $13.6 million increase in corporate expenses.

Depreciation and amortization expense increased $11.6 million for the year ended December 31, 2006 as compared to the year ended December 31, 2005. This increase is a result of increased capital expenditures in 2006 which include $81.3 million in digital billboards.

Due to the above factors, operating income increased $23.5 million to $190.8 million for year ended December 31, 2006 compared to $167.3 million for the same period in 2005.

On September 30, 2005, we refinanced our bank credit facility. The new bank credit facility is comprised of a $400.0 million revolving bank credit facility and a $400.0 million term facility. The bank credit facility also includes a $500.0 million incremental facility, which permits us to request that our lenders enter into commitments to make additional term loans to us, up to a maximum aggregate amount of $500.0 million. The lenders have no obligation to make additional loans under the incremental facility. As a result of this refinancing, we recorded a loss on extinguishment of debt of $4.0 million in 2005. During the year ended December 31, 2006, there were no refinancing activities resulting in a loss on extinguishment of debt.

Interest expense increased $29.2 million from $81.9 million for the year ended December 31, 2005 to $111.1 million for the year ended December 31, 2006 due to an increase in interest rates on variable-rate debt.

The increase in operating income offset by the increase in interest expense described above resulted in a $2.0 million decrease in income before income taxes, which resulted in income tax expense remaining relatively constant over the same period in 2005. The effective tax rate for the year ended December 31, 2006 was 44.1%, which is greater than the statutory rates due to permanent differences resulting from non-deductible expenses.

As a result of the above factors, we recognized net income for the year ended December 31, 2006 of $45.2 million, as compared to net income of $47.5 million for the same period in 2005.

Reconciliations

Because acquisitions occurring after December 31, 2004 (the “acquired assets”) have contributed to our net revenue results for the periods presented, we provide 2005 acquisition-adjusted net revenue, which adjusts our 2005 net revenue by adding to it the net revenue generated by the acquired assets prior to our acquisition of them for the same time frame that those assets were owned in 2006. We provide this information as a supplement to net revenues to enable investors to compare periods in 2006 and 2005 on a more consistent basis without the effects of acquisitions. Management uses this comparison to assess how well our core assets are performing.

Acquisition-adjusted net revenue is not determined in accordance with generally accepted accounting principles. For this adjustment, we measure the amount of pre-acquisition revenue generated by the acquired assets during the period in 2005 that corresponds with the actual period we have owned the acquired assets in 2006 (to the extent within the period to which this report relates). We refer to this adjustment as “acquisition net revenue.”

Reconciliations of 2005 reported net revenue to 2005 acquisition-adjusted net revenue as well as a comparison of 2005 acquisition-adjusted net revenue to 2006 net revenue are provided below:

Comparison of 2006 Net Revenue to 2005 Acquisition-Adjusted Net Revenue

	Year Ended December 31,
	2006	2005
	(In thousands)

Reported net revenue	$1,120,091	$1,021,656
Acquisition net revenue	—	18,490

Acquisition-adjusted net revenue	$1,120,091	$1,040,146

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Net revenues increased $138.2 million or 15.6% to $1.0217 billion for the year ended December 31, 2005 from $883.5 million for the same period in 2004. This increase was attributable primarily to an increase in billboard net revenues of $88.5 million or 10.6% over the prior period, a $3.6 million increase in logo sign revenue, which represents an increase of 8.7% over the prior period, and a $45.7 million increase in transit revenue over the prior period. The increase in transit revenue was primarily due to the Obie acquisition.

The increase in billboard net revenue of $88.5 million was generated by acquisition activity of approximately $34.3 million and internal growth of approximately $54.2 million, while the increase in logo sign revenue of $3.6 million was generated by internal growth across various markets within the logo sign programs of approximately $4.7 million, which was offset by the loss of $1.1 million of revenue due to the expiration of the South Carolina logo contract. The increase in transit revenue of approximately $45.7 million was due to internal growth of approximately $8.2 million and acquisition activity that resulted primarily from the Obie acquisition of $37.5 million.

Net revenues (excluding revenues from the Obie markets) for the year ended December 31, 2005, as compared to acquisition-adjusted net revenue for the year ended December 31, 2004, increased $59.8 million or 6.5% as a result of net revenue internal growth. See “Reconciliations” below.

Operating expenses, exclusive of depreciation and amortization and gain (loss) on sale of assets, increased $75.3 million or 15.4% to $565.4 million for the year ended December 31, 2005 from $490.1 million for the same period in 2004. There was a $68.9 million increase as a result of additional operating expenses related to the operations of acquired outdoor advertising assets and increases in costs in operating our core assets and a $6.4 million increase in corporate expenses. The increase in corporate expenses is primarily related to additional expenses related to expanded efforts in our business development and national sales department.

Depreciation and amortization expense decreased $4.0 million for the year ended December 31, 2005 as compared to the year ended December 31, 2004.

Due to the above factors, operating income increased $66.9 million to $167.3 million for year ended December 31, 2005 compared to $100.4 million for the same period in 2004.

On September 30, 2005, we refinanced our bank credit facility. The new bank credit facility is comprised of a $400.0 million revolving bank credit facility and a $400.0 million term facility. The bank credit facility also includes a $500.0 million incremental facility, which permits us to request that our lenders enter into commitments to make additional term loans to us, up to a maximum aggregate amount of $500.0 million. The lenders have no obligation to make additional loans under the incremental facility. As a result of this refinancing, we recorded a loss on extinguishment of debt of $4.0 million in 2005.

Interest expense increased $17.0 million from $64.9 million for the year ended December 31, 2004 to $81.9 million for the year ended December 31, 2005 due to an increase in interest rates on variable-rate debt.

The increase in operating income offset by the increase in interest expense described above resulted in a $47.0 million increase in income before income taxes. This increase in income resulted in an increase in the income tax expense of $23.7 million for the year ended December 31, 2005 over the same period in 2004. The effective tax rate for the year ended December 31, 2005 was 42.8%, which is greater than the statutory rates due to permanent differences resulting from non-deductible expenses.

As a result of the above factors, we recognized net income for the year ended December 31, 2005 of $47.5 million, as compared to net income of $24.2 million for the same period in 2004.

Reconciliations

Because acquisitions occurring after December 31, 2003 (the “acquired assets”) have contributed to our net revenue results for the periods presented, we provide 2004 acquisition-adjusted net revenue, which adjusts our 2004 net revenue by adding to it the net revenue generated by the acquired assets (excluding assets acquired in the Obie markets) prior to our acquisition of them for the same time frame that those assets were owned in 2005. We provide this information as a supplement to net revenues to enable investors to compare periods in 2005 and 2004 on a more consistent basis without the effects of acquisitions. Management uses this comparison to assess how well our core assets are performing. Our management has excluded revenues from the Obie markets in the 2005 periods and no adjustment has been made to the 2004 periods with respect to the Obie markets because of operational issues that were unique to the assets in the Obie markets, which are comprised primarily of transit assets. After the assets in the Obie markets were operated for approximately twelve months, we began including these assets in its acquisition-adjusted net revenue calculation.

Acquisition-adjusted net revenue is not determined in accordance with generally accepted accounting principles. For this adjustment, we measure the amount of pre-acquisition revenue generated by the acquired assets (excluding the Obie markets) during the period in 2004 that corresponds with the actual period we have owned the acquired assets in 2005 (to the extent within the period to which this report relates). We refer to this adjustment as “acquisition net revenue, excluding the Obie markets.” Net revenue (excluding revenues from the Obie markets) is also not determined in accordance with GAAP and excludes the revenue generated by the assets in the Obie markets from the Company’s reported net revenue during the 2005 period.

Reconciliations of 2004 reported net revenue to 2004 acquisition-adjusted net revenue and 2005 reported net revenue to 2005 net revenue (excluding revenues from the Obie markets), as well as a comparison of 2004 acquisition-adjusted net revenue to 2005 net revenue (excluding revenues from the Obie markets) are provided below:

Reconciliation of Reported Net Revenue to Acquisition-Adjusted Net Revenue

Year Ended
December 31, 2004
(In thousands)

Reported net revenue	$883,510
Acquisition net revenue, excluding the Obie markets	32,120

Acquisition-adjusted net revenue	$915,630

Reconciliation of Reported Net Revenue to Net Revenue (excluding revenues from the Obie markets)

Year Ended
December 31, 2005
(In thousands)

Reported net revenue	$1,021,656
Less net revenue, Obie markets	(46,261)

Net revenue (excluding the Obie markets)	$975,395

Comparison of 2005 Net Revenue (excluding revenues from the Obie markets) to
2004 Acquisition-Adjusted Net Revenue

	Year Ended December 31,
	2005	2004
	(In thousands)

Reported net revenue	$1,021,656	$883,510
Acquisition net revenue, excluding the Obie markets	—	32,120
Less net revenue, Obie markets	(46,261)

Acquisition totals	$975,395	$915,630

Liquidity and Capital Resources

Overview

We have historically satisfied our working capital requirements with cash from operations and borrowings under our bank credit facility. We are the borrower under the bank credit facility and maintain all corporate cash balances. Any cash requirements of our parent, Lamar Advertising Company, therefore, must be funded by distributions from us. Our acquisitions have been financed primarily with funds borrowed under the bank credit facility and issuance of Lamar Advertising’s Class A common stock, and debt securities. If an acquisition is made by one of our subsidiaries using Lamar Advertising Class A common stock, a permanent contribution of additional paid-in-capital of Class A common stock is distributed to that subsidiary.

Sources of Cash

Total Liquidity at September 30, 2007.  As of September 30, 2007 we had approximately $228.8 million of total liquidity, which is comprised of approximately $10.8 million in cash and cash equivalents and the ability to draw approximately $218.0 million under our revolving bank credit facility.

Cash Generated by Operations.  For the nine months ended September 30, 2007 and 2006 our cash provided by operating activities was $264.2 million and $293.3 million, respectively. While our net income was approximately $42.1 million for the nine months ended September 30, 2007, we generated cash from operating activities of $264.2 million during that same period, primarily due to non-cash adjustments needed to reconcile net income to cash provided by operating activities of $238.3 million, which primarily consisted of depreciation and amortization of $220.8 million. This was offset by an increase in working capital of $16.2 million. We expect to generate cash flows from operations during 2007 in excess of our cash needs for operations and capital expenditures as described herein. We expect to use the excess cash generated principally for acquisitions and to fund repurchases under our stock repurchase program. See “— Cash Flows” for more information.

Credit Facilities.  As of September 30, 2007, we had approximately $218.0 million of unused capacity under the revolving credit facility included in our bank credit facility. The bank credit facility was refinanced on September 30, 2005 and is comprised of a $400.0 million revolving bank credit facility and a $400.0 million term facility. The bank credit facility also includes a $500.0 million incremental facility, which permits us to request that our lenders enter into commitments to make additional term loans, up to a maximum aggregate amount of $500.0 million. On January 17, 2007, we entered into a Series D Incremental Loan Agreement and obtained commitments from our lenders for a term loan of $7.0 million, which was funded on January 17, 2007. On March 28, 2007, we entered into Series E and Series F Incremental Loan Agreements and obtained commitments from their lenders for term loans of $250.0 million and $325.0 million, respectively, which were both funded on March 28, 2007. In addition, the $500.0 million incremental facility, which had previously been reduced by the aggregate amount of the Series C and Series D Incremental Loans and would have been reduced by the Series E and Series F Incremental Loans, was restored to $500.0 million. The lenders have no obligation to make additional term loans to us under the incremental facility, but may enter into such commitments in their sole discretion.

Debt Securities.  On May 31, 2007, Lamar Advertising commenced an offer to exchange all of its outstanding 2 7/8% Convertible Notes due 2010 (the “outstanding notes”), for an equal amount of newly issued 2 7/8% Convertible Notes due 2010 — Series B (the “new notes”) and cash. The new notes are a separate series of debt securities. The purpose of the exchange offer was to exchange outstanding notes for new notes with certain different terms, including the type of consideration Lamar Advertising may use to pay holders who convert their notes. Among their features, the new notes are convertible into Class A common stock, cash or a combination thereof, at Lamar Advertising’s option, subject to certain conditions, while the outstanding notes are convertible solely into the Company’s Class A common stock. This exchange was completed on July 3, 2007, when Lamar Advertising accepted for exchange $287.2 million aggregate principal amount of outstanding notes, representing approximately 99.9 percent of the total outstanding notes with approximately $.3 million aggregate principal amount remaining outstanding.

On October 11, 2007, we completed an institutional private placement of $275,000 aggregate principal amount of 6 5/8% Senior Subordinated Notes due 2015 — Series C (the “Notes”). A portion of the $256,700 net proceeds from the offering of the Notes was used to repay a portion of the amounts outstanding under our revolving bank credit facility. The Notes mature on August 15, 2015 and bear interest at a rate of 6 5/8% per annum, which is payable semi-annually on February 15 and August 15 of each year, beginning February 15, 2008.

Factors Affecting Sources of Liquidity

Internally Generated Funds.  The key factors affecting internally generated cash flow are general economic conditions, specific economic conditions in the markets where we conducts our business and overall spending on advertising by advertisers.

Restrictions Under Credit Facilities and Other Debt Securities.  Currently we have outstanding approximately $385.0 million 7 1/4% Senior Subordinated Notes due 2013 issued in December 2002 and June 2003 and $400.0 million 6 5/8% Senior Subordinated Notes due 2015 issued in August 2005, $216.0 million 6 5/8% Senior Subordinated Notes due 2015 — Series B issued in August 2006 and $275.0 million 6 5/8% Senior Subordinated Notes due 2015 — Series C issued in October 2007. The indentures relating to our outstanding notes restrict our ability to incur indebtedness (i) unless no default or event of default would result from such incurrence and (ii) after giving effect to any such incurrence, the leverage ratio (defined as total consolidated debt to trailing four fiscal quarter EBITDA) would be less than 6.5 to 1. The indentures relating to our outstanding notes also permit us to incur indebtedness pursuant to the following baskets:

•	up to $1.3 billion of indebtedness under its bank credit facility;

•	currently outstanding indebtedness or debt incurred to refinance outstanding debt;

•	inter-company debt between us and our subsidiaries or between subsidiaries;

•	certain purchase money indebtedness and capitalized lease obligations to acquire or lease property in the ordinary course of business that cannot exceed the greater of $20 million or 5% of our net tangible assets; and

•	additional debt not to exceed $40 million.

We are required to comply with certain covenants and restrictions under our bank credit agreement. If we fail to comply with these tests, our obligations under the bank credit agreement may be accelerated. At June 30, 2007 and currently, we are in compliance with all such tests.

We cannot exceed the following financial ratios under our bank credit facility:

•	a total debt ratio, defined as total consolidated debt to EBITDA, as defined below, for the most recent four fiscal quarters, of 6.00 to 1.

In addition, the bank credit facility requires that we must maintain the following financial ratios:

•	a fixed charges coverage ratio, defined as EBITDA, as defined below, for the most recent four fiscal quarters to the sum of (1) the total payments of principal and interest on debt for such period, plus (2) capital expenditures made during such period, plus (3) income and franchise tax payments made during such period, plus (4) dividends, of greater than 1.05 to 1.

As defined under our bank credit facility, EBITDA is, for any period, our operating income and our restricted subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) for such period (calculated before taxes, interest expense, interest in respect of mirror loan indebtedness, depreciation, amortization and any other non-cash income or charges accrued for such period and (except to the extent received or paid in cash by us or any of our restricted subsidiaries) income or loss attributable to equity in affiliates for such period) excluding any extraordinary and unusual gains or losses during such period and excluding the proceeds of any casualty events whereby insurance or other proceeds are received and certain dispositions not in the ordinary course. Any restricted payment made by us or any of our restricted subsidiaries to the Lamar Advertising during any period to enable Lamar Advertising to pay certain qualified expenses on behalf of us and our subsidiaries shall be treated as our operating expenses for the purposes of calculating EBITDA for such period. EBITDA under the bank credit agreement is also adjusted to reflect certain acquisitions or dispositions as if such acquisitions or dispositions were made on the first day of such period if and to the extent such operating expenses would be deducted in the calculation of EBTIDA if funded directly by us or any restricted subsidiary.

We believe that our current level of cash on hand, availability under our bank credit agreement and future cash flows from operations are sufficient to meet its operating needs through the year 2007. All debt obligations are reflected on our balance sheet.

Uses of Cash

Capital Expenditures.  Capital expenditures excluding acquisitions were approximately $173.4 million for the nine months ended September 30, 2007, which is relatively constant as compared to the prior period. We anticipate our 2007 total capital expenditures to be approximately $215 million, which includes approximately $95 million for digital capital expenditures.

Acquisitions.  During the nine months ended September 30, 2007, we financed our acquisition activity of approximately $107.4 million with borrowings under our revolving credit facility and cash on hand. In 2007, we expect to spend between $125.0 million and $150.0 million on acquisitions, which we may finance through borrowings, cash on hand, the issuance of Class A common stock, or some combination of the foregoing, depending on market conditions. We plan on continuing to invest in both capital expenditures and acquisitions that can provide high returns in light of existing market conditions.

Stock Repurchase Program.  At January 1, 2007, Lamar Advertising had approximately $100.7 million of repurchase capacity remaining under a repurchase plan adopted in August 2006. In addition to that plan, Lamar Advertising’s board of directors approved a new stock repurchase program in February 2007, of up to $500.0 million of the Lamar Advertising’s Class A common stock over a period not to exceed 24 months. During the nine months ended September 30, 2007, Lamar Advertising purchased approximately 5,913,640 shares for an aggregate purchase price of approximately $343.9 million. The share repurchases under the plan may be made on the open market or in privately negotiated transactions. The timing and amount of any shares repurchased is determined by Lamar Advertising’s management based on its evaluation of market conditions and other factors. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be available for future use for general corporate and other purposes.

Special Cash Dividend.  In February 2007, the Lamar Advertising’s board of directors declared a special cash dividend of $3.25 per share of common stock that was paid on March 30, 2007 to stockholders of record on March 22, 2007. Lamar Advertising had approximately 82.5 million shares of Class A common stock and 15.4 million shares of Class B common stock, which is convertible into Class A common stock on a one-for-one basis at the option of its holder, outstanding as of the record date resulting in an aggregate dividend payment of $318.3 million.

Long-Lived Asset Recovery

Long-lived assets, consisting primarily of property, plant and equipment and intangibles comprise a significant portion of the Company’s total assets. Property, plant and equipment of $1.5 billion and intangible assets of $819 million are reviewed for impairment whenever events or changes in circumstances have indicated that their carrying amounts may not be recoverable. Recoverability of assets is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by that asset before interest expense. These undiscounted cash flow projections are based on management assumptions surrounding future operating results and the anticipated future economic environment. If actual results differ from management’s assumptions, an impairment of these intangible assets may exist and a charge to income would be made in the period such impairment is determined. No such impairment charge has been recorded by the Company.

Intangible Assets

The Company has significant intangible assets recorded on its balance sheet. Intangible assets primarily represent goodwill of $1.4 billion, site locations of $758.7 million and customer relationships of $54.2 million associated with the Company’s acquisitions. The fair values of intangible assets recorded are determined using discounted cash flow models that require management to make assumptions related to future operating results, including projecting net revenue growth discounted using current cost of capital rates, of each acquisition and the anticipated future economic environment. If actual results differ from management’s assumptions, an impairment of these intangibles may exist and a charge to income would be made in the period such impairment is determined. Historically no impairment charge has been required with respect to the Company’s intangible assets.

Goodwill Impairment

The Company had goodwill of $1.4 billion as of September 30, 2007 and December 31, 2006. In accordance with the Company’s policy, an impairment analysis of goodwill is performed annually, at December 31, or on a more frequent basis if events and circumstances indicate that the asset might be impaired. This analysis requires management to make assumptions as to the implied fair value of its reporting unit as compared to its carrying value (including goodwill). In conducting the impairment analysis, the Company determines the implied fair value of its reporting unit utilizing quoted market prices of its Class A common stock, which are used to calculate the Company’s enterprise value as compared to the carrying value of the Company’s assets. Discounted cash flow models before interest expense are also used. These discounted cash flow models require management to make assumptions including projecting the Company’s net revenue growth discounted using current cost of capital rates related to the future operating results of the Company and the anticipated future economic environment. Based upon the Company’s annual review as of December 31, 2006, no impairment charge was required.

Deferred Taxes

As of September 30, 2007, the Company has made the determination that its deferred tax assets of $119.6 million, a component of which is the Company’s net operating loss carryforward, are fully realizable due to the existence of certain deferred tax liabilities of approximately $247.5 million that are anticipated to reverse during the carryforward period. The Company bases this determination by projecting taxable income over the relevant period. The Company has not recorded a valuation allowance to reduce its deferred tax assets. Should the Company determine that it would not be able to realize all or part of its net deferred tax assets in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made. For a more detailed description, see Note 11 of the Notes to the Consolidated Financial Statements.

Asset Retirement Obligations

The Company had an asset retirement obligation of $147.7 million as of September 30, 2007 under the provisions of SFAS No. 143, “Accounting for Asset Retirement Obligations.” This liability relates to the Company’s obligation upon the termination or non-renewal of a lease to dismantle and remove its billboard structures from the leased land and to reclaim the site to its original condition. The Company records the present value of obligations associated with the retirement of tangible long-lived assets in the period in which they are incurred. The liability is capitalized as part of the related long-lived asset’s carrying amount. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset. In calculating the liability, the Company calculates the present value of the estimated cost to dismantle using an average cost to dismantle, adjusted for inflation and market risk.

This calculation includes 100% of the Company’s billboard structures on leased land (which currently consist of approximately 75,000 structures). The Company uses a 15-year retirement period based on historical operating experience in its core markets, including the actual time that billboard structures have been located on leased land in such markets and the actual length of the leases in the core markets, which includes the initial term of the lease, plus any renewal period. Historical third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on credit rates historically available to the Company.

Stock-based Compensation

Effective January 1, 2006, we adopted SFAS No. 123(R) “Share-Based Payments” (“SFAS No. 123(R)”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including stock options, employee stock purchases under the Employee Stock Purchase Plan, restricted stock and performance shares, under the modified prospective transition method. Share-based compensation expense is based on the value of the portion of share-based payment awards that is ultimately expected to vest. SFAS No. 123(R) requires the use of a valuation model to calculate the fair value of share-based awards. The Company has elected to use the Black-Scholes option-pricing model. The Black-Scholes option-pricing model incorporates various assumptions, including volatility, expected life and interest rates. The expected life is based on the observed and expected time to post-vesting exercise and forfeitures of stock options by our employees. Upon the adoption of SFAS No. 123(R), we used a combination of historical and implied volatility, or blended volatility, in deriving the expected volatility assumption as allowed under SFAS No. 123(R) and Staff Accounting Bulletin No. 107. The risk-free interest rate assumption is based upon observed interest rates appropriate for the term of our stock options. The dividend yield assumption is based on our history and expectation of dividend payouts. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on our historical experience. If factors change and we employ different assumptions in the application of SFAS No. 123(R) in future periods, the compensation expense that we record under SFAS No. 123(R) may differ significantly from what we have recorded in the current period. During 2006, we recorded $7.6 million as compensation expense related to stock options and employee stock purchases. We evaluate and adjust our assumptions on an annual basis. See Note 14 “Stock Compensation Plans” of the Notes to Condensed Consolidated Financial Statements for further discussion.

Allowance for Doubtful Accounts

The Company maintains allowances for doubtful accounts based on the payment patterns of its customers. Management analyzes historical results, the economic environment, changes in the credit worthiness of its customers, and other relevant factors in determining the adequacy of the Company’s allowance. Bad debt expense was $6.3 million, $6.7 million and $7.8 million or approximately 1% of net revenue for the years ended December 31, 2006, 2005 and 2004, respectively. If the future economic environment declines, the inability of customers to pay may occur and the allowance for doubtful accounts may need to be increased, which will result in additional bad debt expense in future years.

Critical Accounting Estimates

Our discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, we evaluate our estimates and judgments, including those related to long-lived asset recovery, intangible assets, goodwill impairment, deferred taxes, asset retirement obligations and allowance for doubtful accounts. We base our estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events and, where applicable, established valuation techniques. These estimates form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results may differ from our estimates. We believe that the following significant accounting policies and assumptions may involve a higher degree of judgment and complexity than others.

New Accounting Pronouncements

In February 2007, the Financial Accounting Standards board (“FASB”) issued Statement of Accounting Standard No. 159, the “Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115” (“Statement 159”). This Statement permits its entities to choose to measure many financial instruments and certain other items at fair value and report unrealized gains and losses on these instruments in earnings. Statement 159 is effective as of January 1, 2008. The Company does not expect any material financial statement implications relating to the adoption of this Statement.

In September 2006, the FASB issued Statement of Accounting Standards No. 157, “Fair Value Measurements” (Statement 157). Statement 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. Statement 157 applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, Statement 157 does not require any new fair value measurements. However, for some entities, the application of Statement 157 will change current practice. Statement 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within these fiscal years. We are assessing the impact of Statement 157 which is not expected to have a material impact on our financial position, results or operations or cash flows.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to interest rate risk in connection with the variable rate debt instruments we issue. The information below summarizes our interest rate risk associated with our principal variable rate debt instruments outstanding at September 30, 2007, and should be read in conjunction with Note 8 of the Notes to our Consolidated Financial Statements in the 2006 Combined Form 10-K.

Loans under our bank credit agreement bear interest at variable rates equal to the JPMorgan Chase Prime Rate or LIBOR plus the applicable margin. Because the JPMorgan Chase Prime Rate or LIBOR may increase or decrease at any time, we are exposed to market risk as a result of the impact that changes in these base rates may have on the interest rate applicable to borrowings under the bank credit agreement. Increases in the interest rates applicable to borrowings under the bank credit agreement would result in increased interest expense and a reduction in our net income.

At September 30, 2007, there was approximately $1.4 billion of aggregate indebtedness outstanding under the bank credit agreement, or approximately 51.4% of our outstanding long-term debt on that date, bearing interest at variable rates. The aggregate interest expense for the nine months ended September 30, 2007 with respect to borrowings under the bank credit agreement was $53.9 million, and the weighted average interest rate applicable to borrowings under this credit facility during the nine months ended September 30, 2007 was 6.5%. Assuming that the weighted average interest rate was 200-basis points higher (that is 8.5% rather than 6.5%), then our nine months ended September 30, 2007 interest expense would have been approximately 16.3 million higher resulting in a $8.9 million decrease in our nine months ended September 30, 2007 net income.

We have attempted to mitigate the interest rate risk resulting from our variable interest rate long-term debt instruments by issuing fixed rate long-term debt instruments and maintaining a balance over time between the amount of our variable rate and fixed rate indebtedness. In addition, we have the capability under the bank credit agreement to fix the interest rates applicable to our borrowings at an amount equal to LIBOR plus the applicable margin for periods of up to twelve months, (in certain cases, with the consent of the lenders) which would allow us to mitigate the impact of short-term fluctuations in market interest rates. In the event of an increase in interest rates, we may take further actions to mitigate our exposure. We cannot guarantee, however, that the actions that it may take to mitigate this risk will be feasible or if these actions are taken, that they will be effective.

BUSINESS

General

We are one of the largest outdoor advertising companies in the United States based on number of displays and have operated under the Lamar name since 1902. As of September 30, 2007, we owned and operated over 151,000 billboard advertising displays in 44 states, Canada and Puerto Rico, over 98,000 logo advertising displays in 19 states and the province of Ontario, Canada, and operated approximately 30,000 transit advertising displays in 17 states, Canada and Puerto Rico. We offer our customers a fully integrated service, satisfying all aspects of their billboard display requirements from ad copy production to placement and maintenance.

Our Business

We operate three types of outdoor advertising displays: billboards, logo signs and transit advertising displays.

Billboards.  We sell most of our advertising space on two types of billboards: bulletins and posters.

•	Bulletins are generally large, illuminated advertising structures that are located on major highways and target vehicular traffic.

•	Posters are generally smaller advertising structures that are located on major traffic arteries and city streets and target vehicular and pedestrian traffic.

In addition to these traditional billboards, we also have digital billboards that are generally located on major traffic arteries and city streets. As of September 30, 2007, we owned and operated approximately 670 billboard advertising displays in 36 states and Canada.

Logo Signs.  We sell advertising space on logo signs located near highway exits.

•	Logo signs generally advertise nearby gas, food, camping, lodging and other attractions.

•	We are the largest provider of logo signs in the United States, operating 19 of the 25 privatized state logo sign contracts. As of September 30, 2007, we operated over 98,000 logo sign advertising displays in 19 states and Canada.

Transit Advertising Displays.  We also sell advertising space on the exterior and interior of public transportation vehicles, transit shelters and benches in approximately 70 markets. As of September 30, 2007, we operated approximately 30,000 transit advertising displays in 17 states, Canada and Puerto Rico.

Corporate History

We have been in operation since 1902. We completed a reorganization on July 20, 1999 that created our current holding company structure. At that time, the operating company (then called Lamar Advertising Company) was renamed Lamar Media Corp., and all of the operating company’s stockholders became stockholders of a new holding company. The new holding company then took the Lamar Advertising Company name, and Lamar Media Corp. became a wholly owned subsidiary of Lamar Advertising Company.

Where You Can Find More Information

We make our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these reports available free of charge through our website, www.lamar.com, as soon as reasonably practicable after filing them with, or furnishing them to, the Securities and Exchange Commission. Information contained on the website is not part of this report.

Operating Strategies

We strive to be a leading provider of outdoor advertising services in each of the markets that we serve, and our operating strategies for achieving that goal include:

Continuing to Provide High Quality Local Sales and Service.  We seek to identify and closely monitor the needs of our customers and to provide them with a full complement of high quality advertising services. Local advertising constituted approximately 81% of our net revenues for the nine months ended September 30, 2007, which management believes is higher than the industry average. We believe that the experience of our regional and local managers has contributed greatly to our success. For example, our regional managers have been with us for an average of 26 years. In an effort to provide high quality sales and service at the local level, we employed approximately 840 local account executives as of September 30, 2007. Local account executives are typically supported by additional local staff and have the ability to draw upon the resources of the central office, as well as offices in our other markets, in the event business opportunities or customers’ needs support such an allocation of resources.

Continuing a Centralized Control and Decentralized Management Structure.  Our management believes that, for our particular business, centralized control and a decentralized organization provide for greater economies of scale and are more responsive to local market demands. Therefore, we maintain centralized accounting and financial control over our local operations, but the local managers are responsible for the day-to-day operations in each local market and are compensated according to that market’s financial performance.

Continuing to Focus on Internal Growth.  Within our existing markets, we seek to increase our revenue and improve our cash flow by employing highly-targeted local marketing efforts to improve our display occupancy rates and by increasing advertising rates where and when demand can absorb rate increases. Our local offices spearhead this effort and respond to local customer demands quickly.

In addition, we routinely invest in upgrading our existing displays and constructing new displays. From January 1, 1997 to September 30, 2007, we invested approximately $1.1 billion in improvements to our existing displays and in constructing new displays. Our regular improvement and expansion of our advertising display inventory allow us to provide high quality service to our current advertisers and to attract new advertisers.

Continuing to Pursue Strategic Acquisitions.  We intend to enhance our growth by continuing to pursue strategic acquisitions that result in increased operating efficiencies, greater geographic diversification, increased market penetration and opportunities for inter-market cross-selling. In addition to acquiring outdoor advertising assets in new markets, we acquire complementary outdoor advertising assets within existing markets and in contiguous markets. We have a proven track record of integrating acquired outdoor advertising businesses and assets. Since January 1, 1997, we have successfully completed over 800 acquisitions, including approximately 280 acquisitions for an aggregate purchase price of approximately $717 million from January 1, 2004 to September 30, 2007. Although the advertising industry is becoming more consolidated, we believe acquisition opportunities still exist, given the industry’s continued fragmentation among smaller advertising companies.

Continuing to Pursue Other Outdoor Advertising Opportunities.  We plan to pursue additional logo sign contracts. Logo sign opportunities arise periodically, both from states initiating new logo sign programs and states converting from government-owned and operated programs to privately-owned and operated programs. Furthermore, we plan to pursue additional tourist oriented directional sign programs in both the Untied States and Canada and also other motorist information signing programs as opportunities present themselves. In an effort to maintain market share, we have entered the transit advertising business through the operation of displays on bus shelters, benches and buses in approximately 70 of our advertising markets.

Company Operations

Billboard Advertising

We sell most of our advertising space on two types of billboards advertising displays: bulletins and posters. As of September 30, 2007, we owned and operated approximately 151,000 billboard advertising displays in 44 states, Canada and Puerto Rico. In 2006, we derived approximately 74% of our billboard advertising net revenues from bulletin sales and 26% from poster sales.

Bulletins are large, advertising structures (the most common size is fourteen feet high by forty-eight feet wide, or 672 square feet) consisting of panels on which advertising copy is displayed. We wrap advertising copy printed with computer-generated graphics on a single sheet of vinyl around the structure. To attract more attention, some of the panels may extend beyond the linear edges of the display face and may include three-dimensional embellishments. Because of their greater impact and higher cost, bulletins are usually located on major highways and target vehicular traffic. At September 30, 2007, we operated approximately 73,000 bulletins.

We generally sell individually-selected bulletin space to advertisers for the duration of the contract (usually six to twelve months). We also sell bulletins as part of a rotary plan under which we rotate the advertising copy from one bulletin location to another within a particular market at stated intervals (usually every sixty to ninety days) to achieve greater reach within that market.

Posters are slightly smaller advertising structures (the most common size is twelve feet high by twenty-five feet wide, or 300 square feet; we also operate junior posters, which are six feet high by twelve feet wide, or 72 square feet). There are two kinds of advertising copy we use on posters. The first consists of lithographed or silk-screened paper sheets supplied by the advertiser that we paste and apply like wallpaper to the face of the display, and the second consists of single sheets of vinyl with computer-generated advertising copy that we wrap around the structure. Posters are concentrated on major traffic arteries and target vehicular traffic, and junior posters are concentrated on city streets and target hard-to-reach pedestrian traffic and nearby residents. Posters provide advertisers with access to either a specified percentage of the general population or a specific targeted audience. At September 30, 2007, we operated approximately 78,000 posters.

We generally sell poster space for thirty- and ninety-day periods in packages called “showings,” which comprise a given number of displays in a specified market area. We place and spread out the displays making up a showing in well-traveled areas to reach a wide audience in the particular market.

In addition to the traditional displays described above, we have also begun deploying digital billboards. Digital billboards are large electronic light emitting diode (LED) displays (the most common sizes are fourteen feet high by forty feet wide, or 560 square feet; ten and a half feet high by thirty six feet wide, or 378 square feet; and ten feet high by twenty-one feet wide, or 210 square feet) that are generally located on major traffic arteries and city streets. Digital billboards are capable of generating over one billion colors and vary in brightness based on ambient conditions. They display completely digital advertising copy from various advertisers in a slide show fashion, rotating each advertisement roughly every 6 to 7 seconds. We give digital advertisers flexibility to change their advertising copy quickly by sending new artwork over a secured internet connection. As of September 30, 2007, we operated approximately 600 digital billboards in approximately 118 markets.

We own the physical structures on which the advertising copy is displayed. We build the structures on locations we either own or lease. In each local office one employee typically performs site leasing activities for the markets served by that office.

In the majority of our markets, our local production staffs perform the full range of activities required to create and install billboard advertising displays. Production work includes creating the advertising copy design and layout, coordinating its printing and installing the designs on the displays. We provide our production services to local advertisers and to advertisers that are not represented by advertising agencies, as most national advertisers represented by advertising agencies use preprinted designs that require only our installation. Our talented design staff uses state-of-the-art technology to prepare creative, eye-catching displays for our customers. We can also help with the strategic placement of advertisements throughout an advertiser’s market by using software that allows us to analyze the target audience and its demographics. Our artists also assist in developing marketing presentations, demonstrations and strategies to attract new customers.

In marketing billboard displays to advertisers, we compete with other forms of out-of-home advertising and other media. When selecting the media and provider through which to advertise, advertisers consider a number of factors and advertising providers which are described in the section entitled “— Competition” below.

Logo Sign Advertising

We entered the logo sign advertising business in 1988 and have become the largest provider of logo sign services in the United States, operating 19 of the 25 privatized state logo contracts. We erect logo signs, which generally advertise nearby gas, food, camping, lodging and other attractions, and directional signs, which direct vehicle traffic to nearby services and tourist attractions, near highway exits. As of September 30, 2007, we operated approximately 29,000 logo sign structures containing over 98,000 logo advertising displays in the United States and Canada.

We operate the logo sign contracts in the following states and the province of Ontario, Canada:

Colorado	Kentucky	Missouri(1)	Oklahoma
Delaware	Maine	Nebraska	South Carolina
Florida	Michigan	Nevada	Utah
Georgia	Minnesota	New Jersey	Virginia
Kansas	Mississippi	Ohio

(1)	The logo sign contract in Missouri is operated by a 66 2/3% owned partnership.

We also operate the tourist oriented directional signing (“TODS”) programs for the states of Nevada, Colorado, Nebraska, Missouri, Michigan, Ohio, Kentucky, Virginia and New Jersey, and the province of Ontario, Canada.

Our logo and TODS operations are decentralized. Generally, each office is staffed with an experienced local general manager, a local sales and office staff and a local signing sub-contractor. This decentralization allows the management staff of Interstate Logos, L.L.C. (the Lamar Media subsidiary that operates all of the logo and directional sign-related businesses) to travel extensively to the various operations and serve in a technical and management advisory capacity and monitor regulatory and contract compliance. We also run a silk screening operation in Baton Rouge, LA and a display construction company in Atlanta, Georgia.

State logo sign contracts represent the exclusive right to erect and operate logo signs within a state for a period of time. The terms of the contracts vary, but generally range from five to ten years, with additional renewal terms. Each logo sign contract generally allows the state to terminate the contract prior to its expiration and, in most cases, with compensation for the termination to be paid to us. When a logo sign contract expires, we transfer ownership of the advertising structures to the state. Depending on the contract, we may or may not be entitled to compensation at that time. Of our 19 logo sign contracts in place at September 30, 2007, four are due to terminate in 2008.

States usually award new logo sign contracts and renew expiring logo sign contracts through an open proposal process. In bidding for new and renewal contracts, we compete against three other national logo sign providers, as well as local companies based in the state soliciting proposals.

In marketing logo signs to advertisers, we compete with other forms of out-of-home advertising and other media. When selecting the media and provider through which to advertise, advertisers consider a number of factors and advertising providers which are described in the section entitled “— Competition” below.

Transit Advertising

We entered into the transit advertising business in 1993 as a way to complement our existing business and maintain market share in certain markets. We provide transit advertising displays on bus shelters, benches and buses in approximately 70 transit markets, and our production staff provides a full range of creative and installation services to our transit advertising customers. As of September 30, 2007, we operated approximately 30,000 transit advertising displays in 17 states and Canada.

Municipalities usually award new transit advertising contracts and renew expiring transit advertising contracts through an open bidding process. In bidding for new and renewal contracts, we compete against national outdoor advertising providers and local, on-premise sign providers and sign construction companies. Transit advertising operators incur significant start-up costs to build and install the advertising structures (such as transit shelters) upon being awarded contracts.

In marketing transit advertising displays to advertisers, we compete with other forms of out-of-home advertising and other media. When selecting the media and provider through which to advertise, advertisers consider a number of factors and advertising providers which are described in the section entitled “— Competition” below.

Competition

Although the outdoor advertising industry has encountered a wave of consolidation, the industry remains fragmented. The industry is comprised of several large outdoor advertising and media companies with operations in multiple markets, as well as smaller and local companies operating a limited number of structures in one or a few local markets.

Although we primarily focus on small to mid-size markets where we can attain a strong market share, in each of our markets, we compete against other providers of outdoor advertising and other types of media, including:

•	Larger outdoor advertising providers, such as (i) Clear Channel Outdoor Holdings, Inc., which operates billboards, street furniture displays, transit displays and other out-of-home advertising displays in North America and worldwide, and (ii) CBS Outdoor, a division of CBS Corporation, which operates traditional outdoor, street furniture and transit advertising properties in North America and worldwide. Clear Channel Outdoor and CBS Outdoor each have corporate relationships with large media conglomerates and may have greater total resources, product offerings and opportunities for cross-selling than we do.

•	Other forms of media, such as broadcast and cable television, radio, print media, direct mail marketing, telephone directories and the Internet.

•	An increasing variety of out-of-home advertising media, such as advertising displays in shopping centers, malls, airports, stadiums, movie theaters and supermarkets and advertising displays on taxis, trains and buses.

In selecting the form of media through which to advertise, advertisers evaluate their ability to target audiences having a specific demographic profile, lifestyle, brand or media consumption or purchasing behavior or audiences located in, or traveling through, a particular geography. Advertisers also compare the relative costs of available media, evaluating the number of impressions (potential viewings), exposure (the opportunity for advertising to be seen) and circulation (traffic volume in a market), as well as potential effectiveness, quality of related services (such as advertising copy design and layout) and customer service. In competing with other media, we believe that outdoor advertising is relatively more cost-efficient than other media, allowing advertisers to reach broader audiences and target specific geographic areas or demographics groups within markets.

We believe that our strong emphasis on sales and customer service and our position as a major provider of advertising services in each of our primary markets enables us to compete effectively with the other outdoor advertising companies, as well as with other media, within those markets.

Customers

Our customer base is diverse. The table below sets forth the ten industries from which we derived most of our billboard advertising revenues for the nine months ended September 30, 2007, as well as the percentage of billboard advertising revenues attributable to the advertisers in those industries. The individual advertisers in these industries accounted for approximately 71% of our billboard advertising net revenues in the nine months ended September 30, 2007. No individual advertiser accounted for more than 2% of our billboard advertising net revenues in that period.

Percentage of Net Billboard Advertising
Categories	Revenues

Restaurants	10%
Retailers	9%
Real Estate Companies	9%
Automotive	9%
Health Care	7%
Gaming	6%
Service	6%
Hotels and motels	5%
Amusement — Entertainment/Sports	5%
Financial — Banks/Credit Unions	5%

71%

Regulation

Outdoor advertising is subject to governmental regulation at the federal, state and local levels. Regulations generally restrict the size, spacing, lighting and other aspects of advertising structures and pose a significant barrier to entry and expansion in many markets.

Federal law, principally the Highway Beautification Act of 1965 (the “HBA”), regulates outdoor advertising on federally aided primary and interstate highways. The HBA requires states to “effectively control” outdoor advertising along certain Federal-aid highway systems, and imposes certain size, spacing, lighting and other restrictions. The HBA requires any state or political subdivision that compels the removal of a lawful billboard along a federally-aided primary or interstate highway to pay compensation to the billboard operator.

All states have passed billboard control statutes and regulations at least as restrictive as the federal requirements, including laws requiring the removal of illegal signs at the owner’s expense (and without compensation from the state). Although we believe that the number of our billboards that may be subject to removal as illegal is immaterial, and no state in which we operate has banned billboards entirely, from time to time governments have required us to remove signs and billboards legally erected in accordance with federal, state and local permit requirements and laws.

Using federal funding for transportation enhancement programs, state governments have purchased and removed billboards for beautification, and may do so again in the future. Under the power of eminent domain, state or municipal governments have laid claim to property and forced the removal of billboards. Under a concept called amortization by which a governmental body asserts that a billboard operator has earned compensation by continued operation over time, local governments have attempted to force removal of legal but nonconforming billboards (i.e., billboards that conformed with applicable zoning regulations when built but which do not conform to current zoning regulations). Although the legality of amortization is questionable, it has been upheld in some instances. Often, municipal and county governments also have sign controls as part of their zoning laws, with some local governments prohibiting construction of new billboards or allowing new construction only to replace existing structures.

Although we have generally been able to obtain satisfactory compensation for those of our billboards purchased or removed as a result of governmental action, there is no assurance that this will continue to be the case in the future. The outdoor advertising industry is heavily regulated, and at various times and in various markets can be expected to be subject to varying degrees of regulatory pressure affecting the operation of advertising displays. Accordingly, although we believe we can manage our operations in the regulatory environment, no assurance can be given that existing or future laws or regulations will not materially and adversely affect us.

Employees

We employed approximately 3,300 people as of September 30, 2007. Approximately 160 employees were engaged in overall management and general administration at our management headquarters in Baton Rouge, Louisiana, and the remainder, including approximately 840 local account executives, were employed in our operating offices.

Thirteen of our local offices employ billposters and construction personnel who are covered by collective bargaining agreements. We believe that our relationship with our employees, including our 123 unionized employees, is good, and we have never experienced a strike or work stoppage.

Inflation

In the last three years, inflation has not had a significant impact on us.

Seasonality

Our revenues and operating results are subject to seasonality. Typically, we experience our strongest financial performance in the summer and fall, and our weakest financial performance in the first quarter of the calendar year, partly because retailers cut back their advertising spending immediately following the holiday shopping season. We expect this trend to continue in the future. Because a significant portion of our expenses is fixed, a reduction in revenues in any quarter is likely to result in a period-to-period decline in operating performance and net earnings.

MANAGEMENT

Our directors serve until the next annual meeting of stockholders and until their successors are elected and qualified. Our officers serve until the board meeting immediately following the next annual meeting of stockholders and until their successors are elected and qualified.

The following table sets forth the name, position and, as of November 30, 2007, age of each of our directors and executive officers.

Name	Age	Title

Kevin P. Reilly, Jr.	53	President, Chief Executive Officer and Director
Sean Reilly	46	Chief Operating Officer and Director
Keith Istre	55	Treasurer, Chief Financial Officer and Director
T. Everett Stewart, Jr.	53	Director

Kevin P. Reilly, Jr. has served as our President and Chief Executive Officer since February 1989 and as one of our directors since February 1984. Mr. Reilly served as the President of our Outdoor Division from 1984 to 1989. Mr. Reilly, our employee since 1978, has also served as Assistant and General Manager of our Baton Rouge Region and Vice President and General Manager of the Louisiana Region. Mr. Reilly received a B.A. from Harvard University in 1977.

Sean E. Reilly has been Chief Operating Officer and President of our Outdoor Division since November 2001. Mr. Reilly also holds the position of Vice President of Mergers and Acquisitions. He began working with the Company as Vice President of Mergers and Acquisitions in 1987 and served in that capacity until 1994. He also served as a director of the Company from 1989 to 1996 and from 1999 until 2003. Mr. Reilly was the Chief Executive Officer of Wireless One, Inc., a wireless cable television company, from 1994 to 1997 after which he rejoined the Company. Mr. Reilly received a B.A. from Harvard University in 1984 and a J.D. from Harvard Law School in 1989.

Keith A. Istre has been Chief Financial Officer of the Company since February 1989. Mr. Istre joined the Company as Controller in 1978 and became Treasurer in 1985. Prior to joining the Company, Mr. Istre was employed by a public accounting firm in Baton Rouge from 1975 to 1978. Mr. Istre graduated from the University of Southwestern Louisiana in 1974 with a degree in Accounting.

T. Everett Stewart, Jr. has been President of Interstate Logos, Inc. since 1988, and has been one of our directors since 1997. He served as Regional Manager of the Baton Rouge Region from 1984 to 1988. Previously, he served as a Sales Manager in Montgomery and General Manager of the Monroe and Alexandria operations. Before joining us in 1979, Mr. Stewart was employed by the Lieutenant Governor of the State of Alabama and by a United States Senator from the State of Alabama. Mr. Stewart received a B.S. in Finance from Auburn University in 1976.

Family Relationships

Kevin P. Reilly, Jr., our President, Chief Executive Officer and director, and Sean E. Reilly, our Chief Operating Officer and director, are brothers.

EXECUTIVE COMPENSATION

The following discussion and tables set forth certain compensation information for our Chief Executive Officer and each of our other executive officers for their positions with Lamar Advertising. We do not pay any additional compensation for their positions with us.

Compensation Discussion and Analysis

Lamar Advertising’s Compensation Committee has responsibility for establishing, implementing and maintaining the compensation program for Lamar Advertising’s executive officers. For the purposes of this proxy statement, the term “executive officers” means Lamar Advertising’s Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, all of whom currently serve in those capacities and did so during fiscal 2006. These executive officers are referred to herein as “named executive officers” or “NEOs.” Specifically, this Compensation Discussion and Analysis sets forth the objectives and material elements of the compensation for Lamar Advertising’s NEOs for fiscal 2006.

Compensation Philosophy

The primary objective of Lamar Advertising’s executive compensation program is to attract, retain and reward executive officers who contribute to our long-term success and to maintain a competitive compensation structure as compared with similarly situated companies both in the media industry as well as general industry peers in terms of our annual revenues. Additionally, Lamar Advertising seeks to align a significant portion of executive officer compensation to the achievement of specified company performance goals. Incentive cash bonuses are included to drive executive performance by having pay at risk so that total cash compensation is tied to goal achievement. Lamar Advertising also introduced a performance-based equity grant component as a significant part of potential executive compensation in 2006 to tie the value of that portion of executive compensation to the performance of Lamar Advertising’s Class A common stock.

Use of Compensation Consultants and Peer Group Data

To assist Lamar Advertising’s Compensation Committee in executing its executive compensation policy, the Committee retained Hewitt Associates LLC, a nationally recognized compensation consulting firm, to review its compensation levels relative to external market practices and to develop suggestions for a performance-based annual incentive program that would tie compensation to enumerated performance goals.

Hewitt compiled survey data on a peer group of companies consisting of the following: Arbitron Inc, Cablevision Systems Corp., Catalina Marketing Corp., Charter Communications, Inc., Citadel Broadcasting Corp., Clear Channel Communications Inc., Corus Entertainment Inc., Cox Radio Inc., Cumulus Media Inc., Echostar Communications Corp., EMAK Worldwide Inc., Harte Hanks Inc., Hearst-Argyle Television Inc., Interpublic Group of Cos. Inc., MDC Partners Inc., Omnicon Group Inc., R. H. Donnelley Corp., Sinclair Broadcast Group Inc., Valassis Communications Inc. and Viacom Inc./CBS Corporation. Lamar Advertising’s Compensation Committee used this survey data to gauge whether each element of executive compensation for 2006 accomplished its objective of maintaining a competitive compensation structure as compared with similar positions in similarly situated companies. The Committee did not, however, seek to set executive officer compensation to a specific percentile of the range of total compensation represented by this group. Rather, the Committee used this data to inform its decisions regarding total executive compensation.

Material Elements of Executive Officer Compensation

The key elements of NEO compensation are:  base salaries; performance-based cash incentive awards and performance-based equity awards. Executives may also participate, on the same terms as all other employees, in a 401(k) retirement savings plan and health and welfare benefits.

Base Salary.  Lamar Advertising pays a base salary to each of its NEOs. The objective is to provide base compensation to the executive that is competitive with the base compensation the executive could earn in similar positions at comparable companies. Base pay for NEOs is reviewed annually in light of market compensation, tenure, individual performance and other subjective considerations. Typically the Chief Executive Officer makes recommendations to the Compensation Committee with regard to base pay for the executive officers that he believes are justified in light of these considerations. In 2006, the Committee also based its determinations on the recommendations of Hewitt Associates based on its analysis of market data. During the course of its review, Hewitt also interviewed management, including the Chief Executive Officer, to inform its final recommendations.

For 2006, the Compensation Committee determined that the annual base salary for each executive officer should be increased for 2006 largely as a result of the market data, which indicated that Lamar Advertising’s executives (its Chief Executive Officer in particular) were receiving base compensation significantly lower than their peers, but also in light of the executive’s respective performance, tenure and responsibilities.

Performance-Based Incentive Compensation.  In February 2006, the Committee instituted an incentive compensation program for executive officers. The Committee reviewed various alternatives provided by Hewitt with respect to possible incentive compensation structures. The Committee reviewed these proposals and recommendations from management in order to formulate a program tailored to the goals of Lamar Advertising. The incentive program approved consisted of two types of awards granted under Lamar Advertising’s 1996 Equity Incentive Plan (the “Incentive Plan”): (i) a performance-based cash incentive bonus and (ii) a performance-based equity award. This compensation program was designed by the Committee to achieve the goals of providing incentives to executive officers by linking a significant portion of overall compensation to the achievement of enumerated performance targets and maximizing Lamar Advertising’s ability to deduct NEO compensation for tax purposes under IRC Section 162(m) as further discussed below. In including an equity award as a significant portion of executive compensation, the Committee considered the fact that equity awards had historically not been a regular or significant component of executive officer compensation. This was principally due to the fact that Lamar Advertising’s Chief Executive Officer and Chief Operating Officer own a significant stake in Lamar Advertising.

Incentive Cash Bonus.  In its annual meeting regarding executive compensation in February, the Committee set target amounts for the incentive cash bonuses for each of the named executive officers. For 2006, the target cash bonus amount for Kevin Reilly, Jr. was set at $400,000 and the target bonuses for Keith Istre and Sean Reilly were both set at $250,000. Under the terms of the incentive plan, each executive had the opportunity to earn up to 200% of the target bonus amount based upon the achievement of the specified company performance goals.

The Committee then approved performance goals for the executive officer’s incentive cash bonuses that tied one-half of the target amount to Lamar Advertising’s pro forma net revenue growth and one-half to Lamar Advertising’s pro forma EBITDA growth in fiscal 2006 over fiscal 2005 as follows:

POTENTIAL CASH INCENTIVE BONUS AWARDS
50% Pro Forma Net Revenue 50% Pro Forma EBITDA

Pro Forma	Percentage of Target Cash	Pro Forma	Percentage of Target
Net Revenue Growth(1)	Bonus Earned	EBITDA Growth(2)	Cash Bonus Earned

At least 1% but less than 3%	25%	At least 1% but less than 5%	25%
At least 3% but less than 4%	50%	At least 5% t but less than 6%	50%
At least 4% but less than 5%	75%	At least 6% but less than 7%	75%
At least 5% but less than 6%	100%	At least 7% but less than 8%	100%
At least 6% but less than 7%	150%	At least 8% but less than 9%*	150%
At least 7% or greater*	200%	At least 9% or greater	200%

*	Denotes goals achieved for fiscal 2006 as certified by the Committee.

(1)	Pro forma net revenue growth is based on Lamar Advertising’s net revenue growth in 2006 over 2005 based on actual 2006 net revenue versus 2005 net revenue as adjusted to reflect acquisitions and divestitures for the same time frame as actually owned in 2006.

(2)	Pro forma EBITDA growth is calculated in the same manner as pro forma net revenue growth with adjustments being made in the 2005 period to reflect acquisitions and divestitures for the same time frame as actually owned in 2006 and is also adjusted to eliminate the expense in the period related to executive bonuses.

In February 2007, the Committee reviewed Lamar Advertising’s performance and certified that (i) Lamar Advertising’s pro forma net revenue growth resulted in attainment of 200% of the executive officers’ target bonus, or $400,000 for Kevin Reilly, Jr. and $250,000 for both Keith Istre and Sean Reilly, and (ii) Lamar Advertising’s pro forma EBITDA growth resulted in attainment of 150% of the executive officers’ target bonus, or $300,000 for Kevin Reilly, Jr. and $187,500 for both Keith Istre and Sean Reilly. These awarded amounts are reflected below in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Incentive Equity Awards.  The Committee also determined the target amount of incentive equity awards for each of the named executive officers at its February 2006 meeting. These target equity award amounts were set at 44,000 shares for both Kevin Reilly, Jr. and Sean Reilly and at 26,000 shares for Keith Istre. Under the terms of the equity-based incentive plan, each executive had the opportunity to earn up to 100% of the target equity incentive amount based upon the achievement of specified Lamar Advertising performance goals. Under the terms of Lamar Advertising’s incentive equity award program, no shares of stock are issued unless and until the relevant performance goals have been met and certified by the Compensation Committee. Earned shares were issued as soon as practicable following such certification and were fully vested at the time of issuance.

The Committee approved performance goals for the executive officer’s equity — based incentive bonuses that tied one-half of the target amount to Lamar Advertising’s pro forma net revenue growth and one-half to Lamar Advertising’s pro forma EBITDA growth in fiscal 2006 over fiscal 2005 that mirrored the thresholds for achievement of the incentive cash awards (except that there was no opportunity to achieve greater than 100% of the target equity award) as follows:

POTENTIAL EQUITY INCENTIVE AWARDS
50% Pro Forma Net Revenue 50% Pro Forma EBITDA

Pro Forma	Percentage of Target	Pro Forma	Percentage of Target Cash
Net Revenue Growth(1)	Cash Bonus Earned	EBITDA Growth(1)	Bonus Earned

At least 1% but less than 3%	25%	At least 1% but less than 5%	25%
At least 3% but less than 4%	50%	At least 5% t but less than 6%	50%
At least 4% but less than 5%	75%	At least 6% but less than 7%	75%
At least 5% or greater*	100%	At least 7% or greater*	100%

*	Denotes goals achieved for fiscal 2006 as certified by the Committee.

(1)	Determined in the same manner as for cash incentive bonus awards as described above.

In February 2007, the Committee reviewed Lamar Advertising’s performance and certified that (i) Lamar Advertising’s pro forma net revenue growth resulted in attainment of 100% of the executive officers’ target equity award, or 22,000 shares for both Kevin Reilly, Jr. and Sean Reilly and 13,000 shares for Keith Istre, and (ii) Lamar Advertising’s pro forma EBITDA growth resulted in attainment of 100% of the executive officers’ target equity award, or 22,000 shares for both Kevin Reilly, Jr. and Sean Reilly and 13,000 shares for Keith Istre. These awards are reflected in below in the Stock Awards column of the Summary Compensation Table.

Other Compensation Components

Perquisites.  Lamar Advertising provides certain perquisites to Lamar Advertising’s executive officers, including use of Lamar Advertising’s aircraft and a company car. Lamar Advertising’s executive officers are entitled to use our company aircraft, as well as an additional aircraft leased by Lamar Advertising for business purposes, and family members are allowed to accompany executive officers on the aircraft at the executive’s discretion. Lamar Advertising’s executive officers also have access to company aircraft for personal travel. These perquisites provide flexibility to the executives and increase travel efficiencies, allowing more productive use of executive time. More detail on these perquisites and other perquisites provided to Lamar Advertising’s executive officers may be found below in the Summary Compensation Table.

Deferred Compensation.  Lamar Advertising has a deferred compensation plan for certain officers. Under this plan, officers who meet certain year of service and other criteria are eligible to receive company contributions into their accounts in the Lamar Deferred Compensation Plan. Officers do not have the option of deferring any portion of their earned cash compensation through additional voluntary contributions to the plan.

The deferred compensation plan is not funded by Lamar Advertising, and participants have an unsecured contractual commitment from Lamar Advertising to pay the amounts due under the deferred compensation plan. When payments under the plan are due, the cash will be distributed from its general assets. Lamar Advertising does not offer preferential earnings on deferred compensation. Deferred compensation is intended as a long-term savings vehicle for officers, especially since Lamar Advertising does not offer any traditional pension or defined benefit plan. The Compensation Committee does not consider deferred compensation accounts when setting executive pay levels, since this represents compensation that has previously been earned and individual accounts are a function of personal investment choices and market-based earnings.

Tax Implications

United States tax laws generally do not allow publicly-held companies to obtain tax deductions for compensation of more than $1 million paid in any year to any of the chief executive officer and the next four highest paid executive officers (each, a “covered employee”) unless the compensation is “performance-based” as defined in Internal Revenue Code Section 162(m). Stock options granted under an equity compensation plan are performance-based compensation if (a) stockholders approve a maximum aggregate per person limit on the number of shares that may be granted each year, (b) any stock options are granted by a committee consisting solely of outside directors, and (c) the stock options have an exercise price that is not less than the fair value of common stock on the date of grant.

In the case of restricted stock, restricted stock units and unrestricted stock issuable upon achievement of performance goals, Section 162(m) requires that the general business criteria of any performance goals that are established by the Compensation Committee be approved and periodically reapproved by stockholders (generally, every five years) in order for such awards to be considered performance-based and deductible by the employer. Generally, the performance goals must be established before the beginning of the relevant performance period. Furthermore, satisfaction of any performance goals during the relevant performance period must be certified by the Compensation Committee.

Lamar Advertising’s Compensation Committee has designed the 1996 Equity Incentive Plan with the intention of satisfying Section 162(m) with respect to stock options, incentive stock awards and incentive cash awards granted to covered employees.

Payments Upon Termination or Change – in-Control

Neither we nor Lamar Advertising have employment agreements or other agreements with any of its executive officers that entitle them to payments upon termination or in the event of a change in control.

Summary Compensation Table

The following table sets forth certain compensation information for our Chief Executive Officer and each of our other executive officers whose salary and bonus for the year ended December 31, 2006 exceeded $100,000, which are herein referred to as the Named Executive Officers. All of our Named Executive Officers are employees of Lamar Advertising and receive no additional compensation for their services as executives of Lamar Media.

				Non-Equity Incentive	All Other
			Stock Awards	Plan Compensation	Compensation	Total
Name and Principal Position	Year	Salary ($)	($)(1)	($)(2)	($)(3)(4)	($)

Kevin P. Reilly, Jr.	2006	700,000	2,151,600	700,000	129,729	3,681,329
President and Chief Executive Officer
Keith A. Istre	2006	450,000	1,271,400	437,500	62,287	2,221,187
Treasurer and Chief Financial Officer
Sean E. Reilly	2006	500,000	2,151,600	437,500	101,620	3,190,720
Chief Operating Officer and Vice President

(1)	The shares in this table were awarded pursuant to the achievement of performance goals for fiscal 2006. The award was certified as earned by Lamar Advertising’s Compensation Committee on February 19, 2007, which was not a trading day, and issued on February 20, 2007. Reflects the amount recognized for financial statement reporting purposes for fiscal year 2006 in accordance with FAS 123(R), rather than the value of the actual award when issued to the officer. For the assumptions underlying the valuation of these awards see Note 14 to the Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC on March 1, 2007 and Note 2 to the Consolidated Financial Statements included in Lamar Advertising’s Quarterly Reports for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 filed with the SEC on May 10, 2006, August 9, 2006 and November 11, 2006, respectively, which are included in this Registration Statement.

(2)	Amounts shown in the “Non-Equity Incentive Plan Compensation” column reflect the cash incentive awards granted at the beginning of 2006, earned based on performance during fiscal 2006 and paid in fiscal 2007. These awards are described in further detail under the heading “Performance-Based Incentive Compensation — Incentive Cash Bonus” in the Compensation Discussion and Analysis and are also reflected in the table “Grants of Plan-Based Awards” under the column “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.”

(3)	Includes $27,362 for Kevin P. Reilly, Jr. and $42,894 for Sean Reilly for the personal use of company aircraft, as further described below. The amounts included in the “All Other Compensation” column also include the following perquisites provided to Lamar Advertising’s named executive officers (except as otherwise indicated), which are valued at Lamar Advertising’s incremental cost, none of which individually exceeded $25,000: (a) personal use of a company car, (b) company-paid health insurance premiums and medical reimbursements, (c) company paid premiums for term life insurance for Mr. Kevin P. Reilly, Jr. and (d) membership fees to a country club and an executive club for Mr. Kevin P. Reilly, Jr. Executives also have access to a country club at which Lamar Advertising has a membership, but the executives pay all fees related to such personal use, resulting in no additional incremental cost to Lamar Advertising.

Lamar Advertising’s incremental cost for personal use of the corporate aircraft is based on the incremental cost to Lamar Advertising calculated based on the variable costs, related to the number of flight hours used, including fuel costs, landing/ramp fees, trip-related maintenance, crew travel expenses, supplies and catering, aircraft accrual expenses per hour of flight, any customs and foreign, permit or similar fees. Fixed costs that do not change based on usage, such as pilot salaries and the cost of maintenance not related to trips are excluded. The incremental cost to Lamar Advertising for personal use of a company car is calculated as a portion of the annual lease, mileage and fuel attributable to the personal use.

(4)	Also includes employer contributions under Lamar Advertising’s deferred compensation plan of $57,500 for Mr. Kevin Reilly, Jr. and $50,000 for each of Mr. Sean Reilly and Mr. Keith Istre.

Grants of Plan-Based Awards

The following table sets forth certain compensation information for our Chief Executive Officer and each of our other executive officers. All of our Named Executive Officers are employees of Lamar Advertising and receive no additional compensation for their services as executives of Lamar Media.

		Estimated Future Payouts Under						Grant Date
		Non-Equity Incentive Plan			Estimated Future Payouts Under			Fair Value of
		Awards(1)			Equity Incentive Plan Awards(2)			Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	Awards ($)(3)

Kevin P. Reilly, Jr.	2/22/06	100,000	400,000	800,000	11,000	44,000	44,000	2,151,600
Keith A. Istre	2/22/06	62,500	250,000	500,000	6,500	26,000	26,000	1,271,400
Sean E. Reilly	2/22/06	62,500	250,000	500,000	11,000	44,000	44,000	2,151,600

(1)	Represents the potential cash bonus granted under Lamar Advertising’s Incentive Plan that could be earned by achieving defined performance goals.

(2)	These awards constitute potential shares of Lamar Advertising’s Class A common stock issuable upon achievement of defined performance goals under Lamar Advertising’s Incentive Plan.

(3)	Reflects the amount recognized for financial statement reporting purposes for fiscal year 2006 in accordance with FAS 123(R), rather than the value of the actual award when issued to the officer. For the assumptions underlying the valuation of these awards see Note 14 to the Consolidated Financial Statements included in Lamar Advertising’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC on March 1, 2007 and Note 2 to the Consolidated Financial Statements included in Lamar Advertising’s Quarterly Reports for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 filed with the SEC on May 10, 2006, August 9, 2006 and November 11, 2006, respectively, which are included in this Registration Statement.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain compensation information for our Chief Executive Officer and each of our other executive officers. All of our Named Executive Officers are employees of Lamar Advertising and receive no additional compensation for their services as executives of Lamar Media.

	Option Awards
		Number of Securities
	Number of Securities
	Underlying Unexercised	Underlying Unexercised	Option Exercise	Option
Name	Options (#) Exercisable	Options (#) Unexercisable	Price ($)	Expiration Date

Kevin P. Reilly, Jr.	97,500	—	26.42(1)	9/27/11
	15,000	10,000	37.35(2)	2/06/14
Keith A. Istre	10,000	—	30.34(3)	6/24/08
	40,000	—	33.38(4)	5/28/09
	18,000	—	26.42(1)	9/27/11
	15,000	10,000	37.35(2)	2/06/14
Sean E. Reilly	97,500	—	26.42(1)	9/27/11
	15,000	10,000	37.35(2)	2/06/14

(1)	Granted on September 27, 2001. Forty percent vested upon grant and thirty percent vested on each of September 27, 2002 and 2003.

(2)	Granted on February 6, 2004. One-fifth vested upon grant and one-fifth vests on each of the next four annual anniversaries of grant.

(3)	Granted on June 24, 1998. One fourth vested upon grant and one-fourth vested on each of the next three anniversaries of grant.

(4)	Granted on May 28, 1999. One-fifth vested upon grant and one-fifth vested on each of the next four annual anniversaries of grant.

Option Exercises and Stock Vested

The following table sets forth certain compensation information for our Chief Executive Officer and each of our other executive officers. All of our Named Executive Officers are employees of Lamar Advertising and receive no additional compensation for their services as executives of Lamar Media.

	Option Awards			Stock Awards(3)
	Number of Shares	Value Realized on		Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)		Acquired on Vesting (#)	Vesting ($)

Kevin P. Reilly, Jr.	—	—		44,000	2,891,680
Keith A. Istre	17,000	655,678	(1)	26,000	1,708,720
	200	7,773	(2)
Sean E. Reilly	—	—		44,000	2,891,680

(1)	Based on market price of $49.24 on 2/23/06, which was the date of exercise.

(2)	Based on market price of $49.53 on 2/24/06, which was the date of exercise.

(3)	The shares in this table were awarded pursuant to the achievement of performance goals for fiscal 2006. The awards were certified as earned by the Compensation Committee on February 19, 2007, which was not a trading day, and issued on February 20, 2007. The value realized is based on a stock price of $65.72, the closing price on the last trading day prior to certification.

Non-Qualified Deferred Compensation

The following table sets forth certain compensation information for our Chief Executive Officer and each of our other executive officers. All of our Named Executive Officers are employees of Lamar Advertising and receive no additional compensation for their services as executives of Lamar Media.

		Aggregate Earnings	Aggregate Balance
	Registrant Contributions in	in Last FY	at Last FYE
Name	Last FY ($)(1)	($)(2)	($)(3)

Kevin P. Reilly, Jr.	57,500	379,542	3,226,370
Keith A. Istre	50,000	56,937	488,416
Sean E. Reilly	50,000	46,963	377,754

(1)	Amounts in this column are included in the “All Other Compensation” column in the Summary Compensation Table.

(2)	Amounts in this column are not included in the Summary Compensation Table.

(3)	This column includes amounts in each Named Executive Officer’s total deferred compensation account as of the last day of the fiscal year. In addition to the contribution for fiscal 2006, this column reports the portion of the aggregate balance that was reported as compensation in the Summary Compensation Table in each of Lamar Advertising’s previous proxies and also includes aggregate earnings on previously contributed amounts.

Lamar Advertising sponsors a deferred compensation plan for the benefit of certain of its board elected officers who meet specific age, years of service and other criteria. Officers that have attained the age of 30, have a minimum of 10 years of service and satisfy additional eligibility guidelines are eligible for annual company contributions to the plan, depending on the employee’s length of service. Lamar Advertising’s contributions to the plan are maintained in a rabbi trust. Upon termination, death or disability, participating employees are eligible to receive an amount equal to the fair market value of the assets in the employee’s deferred compensation account either in a lump sum distribution or in twenty percent installments over a five year period.

Director Compensation

All of our directors are employees and receive no additional compensation for their services as directors.

Equity Compensation Plan Information

The following table provides information as of December 31, 2006 with respect to shares of Lamar Advertising’s Class A Common Stock that may be issued under its existing compensation plans.

(c) Number of Securities
Remaining Available for Future
	(a) Number of Securities				Issuance Under Equity
	to be Issued Upon		(b) Weighted-Average		Compensation Plans
	Exercise of Outstanding		Exercise Price of Outstanding		(Excluding Securities
Plan Category	Options, Warrants and Rights		Options, Warrants and Rights		Reflected in Column (a))

Equity compensation plans approved by security holders(1)	3,162,836	(2)	$36.21	(3)	2,199,359	(4)(5)

Equity compensation plans not approved by security holders	n/a		n/a		n/a
Total	3,162,836		$36.21		2,199,359

(1)	Consists of the 1996 Equity Incentive Plan and 2000 Employee Stock Purchase Plan.

(2)	Includes shares issuable upon achievement of outstanding performance-based awards under Lamar Advertising’s 1996 Equity Incentive Plan. Does not include purchase rights accruing under the 2000 Employee Stock Purchase Plan because the purchase price (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period.

(3)	Does not take into account shares issuable upon achievement of outstanding performance-based awards, which will be issued for no consideration.

(4)	Includes shares available for future issuance under Lamar Advertising’s 2000 Employee Stock Purchase Plan. Under the evergreen formula of this plan, on the first day of each fiscal year beginning with 2001, the aggregate number of shares that may be purchased through the exercise of rights granted under the plan is increased by the lesser of (a) 500,000 shares, (b) one-tenth of one percent of the total number of shares of Class A Common Stock outstanding on the last day of the preceding fiscal year, and (c) a lesser amount determined by the board of directors. Pursuant to the evergreen formula, as of December 31, 2006, a total of 424,022 shares have been added to the 2000 Employee Stock Purchase Plan.

(5)	In addition to stock option awards, the 1996 Equity Incentive Plan, as currently in effect, provides for the issuance of restricted stock, unrestricted stock and stock appreciation rights.

PRINCIPAL STOCKHOLDERS

We are a wholly owned subsidiary of Lamar Advertising Company, which owns all 100 shares of our outstanding common stock.

Lamar Advertising Company Common Stock

The following table sets forth certain information known to us as of November 30, 2007 with respect to the shares of Lamar Advertising’s Class A and Class B Common Stock that are beneficially owned as of that date by: (i) each of Lamar Advertising’s directors; (ii) Lamar Advertising’s Chief Executive Officer and each of Lamar Advertising’s other executive officers; (iii) all of Lamar Advertising’s directors and executive officers as a group; and (iv) each person known by us to beneficially own more than 5% of Lamar Advertising’s Class A or Class B Common Stock. Except as otherwise indicated, we believe each beneficial owner named below has sole voting and sole investment power with respect to all shares beneficially owned by that holder.

Beneficial Owner	Title of Class	No. of Shares Owned		Percent of Class

Directors, Nominees for Director and Executive Officers
Kevin P. Reilly, Jr.	Class A	294,577	(1)	*
	Class B(2)	11,362,250	(3)(4)	73.8	%(5)
Sean E. Reilly	Class A	150,102	(6)	*
	Class B(2)	10,782,835	(3)	70.0	%(7)
Anna Reilly	Class A	26,980	(8)	*
	Class B(2)	10,540,280	(3)(9)	68.5	%(10)
Wendell Reilly	Class A	229,636	(11)	*
	Class B(2)	9,712,500	(3)(12)	63.1	%(13)
Keith A. Istre	Class A	109,871	(14)	*
Stephen P. Mumblow	Class A	31,279	(15)	*
John Maxwell Hamilton	Class A	30,969	(16)	*
Thomas V. Reifenheiser	Class A	30,202	(17)	*
Robert M. Jelenic	Class A	9,349	(18)	*
All Current Directors and Executive Officers as a Group (9 Persons)	Class A & B	16,310,830	(19)	17.3	%(20)
Five Percent Stockholders
The Reilly Family Limited Partnership	Class B(2)	9,000,000		58.4	%(21)
T. Rowe Price Associates, Inc.	Class A	13,037,075	(22)	16.5%
100 E. Pratt Street
Baltimore, MD 21202
SPO Advisory Corp.	Class A	10,634,599	(23)	13.4%
591 Redwood Highway, Suite 3215
Mill Valley, CA 94941
Janus Capital Management LLC	Class A	7,593,173	(24)	9.6%
151 Detroit Street
Denver, CO 80206
Goldman Sachs Asset Management, L.P.	Class A	4,969,420	(25)	6.3%
32 Old Slip
New York, NY 10005
Scout Capital	Class A	4,260,120	(26)	5.4%
640 Fifth Avenue, 22nd Floor
New York, NY 10019
Charles W. Lamar III	Class A	4,068,385	(27)	5.1%

*	Less than 1%.

(1)	Includes 117,500 shares subject to stock options exercisable within 60 days of November 30, 2007.

(2)	Upon the sale of any shares of Class B Common Stock to a person other than to a Permitted Transferee, such shares will automatically convert into shares of Class A Common Stock. Permitted Transferees include (i) Kevin P. Reilly, Sr.; (ii) a descendant of Kevin P. Reilly, Sr.; (iii) a spouse or surviving spouse (even if remarried) of any individual named or described in (i) or (ii) above; (iv) any estate, trust, guardianship, custodianship, curatorship or other fiduciary arrangement for the primary benefit of any one or more of the individuals named or described in (i), (ii), and (iii) above; and (v) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more of the individuals and entities named or described in (i), (ii), (iii), and (iv) above. Except for voting rights, the Class A and Class B Common Stock are substantially identical. The holders of Class A Common Stock and Class B Common Stock vote together as a single class (except as may otherwise be required by Delaware law), with the holders of Class A Common Stock entitled to one vote per share and the holders of Class B Common Stock entitled to ten votes per share, on all matters on which the holders of common stock are entitled to vote.

(3)	Includes 9,000,000 shares held by the Reilly Family Limited Partnership (the “RFLP”), of which Kevin P. Reilly, Jr. is the managing general partner. Kevin Reilly’s three siblings, Anna Reilly (a nominee for director), Sean E. Reilly (the Chief Operating Officer and Vice President) and Wendell Reilly (a nominee for director) are the other general partners of the RFLP. The managing general partner has sole voting power over the shares but dispositions of the shares require the approval of 50% of the general partnership interests of the RFLP. Anna Reilly, Sean Reilly, and Wendell Reilly disclaim any beneficial ownership in the shares held by the RFLP.

(4)	Includes 377,474 shares held by the Kevin P. Reilly, Jr. Family Trust.

(5)	Represents 12.0% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.

(6)	Includes 117,500 shares subject to stock options exercisable within 60 days of November 30, 2007.

(7)	Represents 11.4% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.

(8)	Consists of 26,515 shares held by Anna Reilly’s grantor retained annuity trust.

(9)	Includes 1,540,280 shares owned jointly by Anna Reilly and her spouse.

(10)	Represents 11.2% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.

(11)	Includes 104,171 shares held in trusts of which Wendell Reilly is the trustee.

(12)	Includes 200,000 shares held in a trust of which Wendell Reilly is the trustee.

(13)	Represents 10.3% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.

(14)	Includes 88,000 shares of Class A Common Stock subject to stock options exercisable within 60 days of November 30, 2007.

(15)	Includes 28,000 shares of Class A Common Stock subject to stock options exercisable within 60 days of November 30, 2007.

(16)	Includes 28,000 shares of Class A Common Stock subject to stock options exercisable within 60 days of November 30, 2007, and 1,000 shares owned jointly with his spouse.

(17)	Includes 28,000 shares of Class A Common Stock subject to stock options exercisable within 60 days of November 30, 2007.

(18)	Includes 8,000 shares of Class A Common Stock subject to stock options exercisable within 60 days of November 30, 2007.

(19)	See Notes 1, 3, 4, 6, 8, 9, 11, 12, and 14-18.

(20)	Assumes the conversion of all shares of Class B Common Stock into shares of Class A Common Stock.

(21)	Represents 9.5% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.

(22)	These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Price Associates is 100 E. Pratt Street, Baltimore, MD 21202. Based on the Schedule 13G filed with the SEC by Price Associates for the year ended December 31, 2006.

(23)	Consists of 10,130,069 shares of the issuer’s common stock that are owned directly by SPO Partners II, L.P. (“SPO Partners”), and may be deemed to be indirectly beneficially owned by (i) SPO Advisory Partners, L.P. (“SPO Advisory”), the sole general partner of SPO Partners, (ii) SPO Advisory Corp. (“SPO Corp.”), the sole general partner of SPO Advisory, and (iii) JHS, William E. Oberndorf (“WEO”) and William J. Patterson (“WJP”), the three controlling persons of SPO Corp. Additionally, 504,530 shares of the issuer’s common stock are owned directly by San Francisco Partners II, L.P. (“SF Partners”), and may be deemed to be indirectly beneficially owned by (i) SF Advisory Partners, L.P. (“SF Advisory”), the sole general partner of SF Partners, (ii) SPO Corp., the sole general partner of SF Advisory, and (iii) JHS, WEO & WJP, the three controlling persons of SPO Corp. Based on the Form 4 filed with the SEC by the SPO Advisory Corp. on October 24, 2007.

(24)	Includes (a) 57,274 shares that may be acquired by Janus Capital Management LLC upon the conversion of the Company’s 2.875% Convertible Notes due 2010, and (b) 697,127 shares beneficially owned by Enhanced Investment Technologies LLC over which Janus Capital Management LLC shares voting and investment power. The address of Janus Capital Management LLC is 151 Detroit Street, Denver, CO 80206. Based on the Schedule 13G/A filed with the SEC by Janus Capital Management LLC for the year ended December 31, 2006.

(25)	Goldman Sachs Asset Management, L.P. has sole voting power as to 4,381,507 of these shares and sole dispositive power as to all of these shares. The address of Goldman Sachs Asset Management, L.P. is 32 Old Slip, New York, NY 10005. Based on the Schedule 13G/A filed with the SEC by Goldman Sachs Asset Management, L.P. for the year ended December 31, 2006.

(26)	Consists of (a) 440,388 shares beneficially owned by Scout Capital, L.L.C. and (b) 3,819,732 shares beneficially owned by Scout Capital Management, L.L.C. The address of Scout Capital Management, L.L.C. is 640 Fifth Avenue, 22nd Floor, New York, NY 10019. Based on the Schedule 13G/A filed with the SEC by Scout Capital Management, L.L.C. for the year ended December 31, 2006. Both of the previously listed entities are jointly controlled by Adam Weiss and James Crichton.

(27)	Includes (i) the following shares over which Mr. Lamar holds sole voting and dispositive power: (a) 100,000 shares that Mr. Lamar has exchanged for units in exchange funds over which he retains voting power; (b) 200,000 shares that are subject to outstanding OTC call options; (c) 1,538,861 shares held by CWL3, LLC, CWL3 No. 2DG, LLC, and Lamar Investment Fund, LLC, of which 300,000 shares have been pledged pursuant to forward sales contracts and 400,000 shares are subject to outstanding OTC call options; and (d) 5,710 shares owned by Mr. Lamar’s children, as to which Mr. Lamar disclaims beneficial ownership; and (ii) the following shares over which Mr. Lamar shares voting and dispositive power: (a) 877,272 shares held in trust for Mr. Lamar’s two children who reside with him, of which 70,000 shares have been exchanged for units in an exchange fund over which they retain voting power; Mr. Lamar disclaims beneficial ownership of the shares held by the trusts; (b) 183,588 shares held by a charitable trust of which Mr. Lamar’s spouse is the trustee; Mr. Lamar disclaims beneficial ownership of the shares held by the charitable trust; and (c) 50,750 shares owned by Mr. Lamar’s spouse; Mr. Lamar disclaims beneficial ownership of the shares held by his spouse.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions

Effective July 1, 1996, the Lamar Texas Limited Partnership, our subsidiary, and Reilly Consulting Company, L.L.C., which Kevin P. Reilly, Sr. controls, entered into a consulting agreement, that was amended effective January 1, 2004. This consulting agreement, as amended, has a term through December 31, 2008 with automatic renewals for successive one year periods after that date unless either party provides written notice of termination to the other. The agreement, as amended, provides for an annual consulting fee of $190,000 for the five year period commencing on January 1, 2004 and an annual consulting fee of $150,000 for any subsequent one year renewal terms. The agreement also contains a non-disclosure provision and a non-competition restriction that extends for two years beyond the termination of the agreement.

We also have a lease arrangement with Deanna Enterprises, LLC (formerly Reilly Enterprises, LLC), which Kevin P. Reilly, Sr. controls, for the use of an airplane from the period beginning October 1, 2001 and continuing for sixty consecutive months. The arrangement, amended in October 2004, provides that we will pay $100,000 per year for 125 hours of guaranteed flight time.

Kevin P. Reilly, Sr. is the father of Kevin P. Reilly, Jr., Sean Reilly, Anna Reilly, and Wendell Reilly. Kevin P. Reilly, Jr. is Lamar Advertising’s Chairman, President, and Chief Executive Officer, Sean Reilly is Lamar Advertising’s Chief Operating Officer. Anna Reilly, and Wendell Reilly are directors of Lamar Advertising.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of Lamar Advertising currently consists of Thomas V. Reifenheiser (Chairman), John Maxwell Hamilton, and Stephen P. Mumblow. None of Lamar’s Advertising’s executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of Lamar Advertising’s Board of Directors or Compensation Committee.

THE EXCHANGE OFFER

Purpose and Effect of Exchange Offer

We sold the outstanding notes on October 11, 2007 in an unregistered private placement to certain initial purchasers. As part of that offering, we entered into a registration rights agreement with the initial purchasers. Under the registration rights agreement, we agreed to file the registration statement, of which this prospectus forms a part, to offer to exchange the outstanding notes for exchange notes in an offering registered under the Securities Act. This exchange offering satisfies that obligation. We also agreed to perform other obligations under that registration rights agreement. See “Registration Rights Agreement.”

By participating in the exchange offer, holders of outstanding notes will receive exchange notes that are freely tradable and not subject to restrictions on transfer, subject to the exceptions described under “— Resale of Exchange Notes” immediately below. In addition, holders of exchange notes generally will not be entitled to additional interest.

Resale of Exchange Notes

We believe that the exchange notes issued in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by any new noteholder without compliance with the registration and prospectus delivery provisions of the Securities Act if the conditions set forth below are met. We base this belief solely on interpretations of the federal securities laws by the staff of the Division of Corporation Finance of the Commission set forth in several no-action letters issued to third parties unrelated to us. A no-action letter is a letter from the staff of the Division of Corporation Finance of the Commission responding to a request for the staff’s views as to whether it would recommend any enforcement action to the Division of Enforcement of the Commission with respect to certain actions being proposed by the party submitting the request. We have not obtained, and do not intend to obtain, our own no-action letter from the Commission regarding the resale of the exchange notes. Instead, holders will be relying on the no-action letters that the Commission has issued to third parties in circumstances that we believe are similar to ours. Based on these no-action letters, the following conditions must be met:

•	the holder must acquire the exchange notes in the ordinary course of its business;

•	the holder must have no arrangements or understanding with any person to participate in the distribution of the exchange notes within the meaning of the Securities Act; and

•	the holder must not be our “affiliate,” as that term is defined in Rule 405 of the Securities Act.

Each holder of outstanding notes that wishes to exchange outstanding notes for exchange notes in the exchange offer must represent to us that it satisfies all of the above listed conditions. Any holder who tenders in the exchange offer who does not satisfy all of the above listed conditions:

•	cannot rely on the position of the Commission set forth in the no-action letters referred to above; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the exchange notes.

The Commission considers broker-dealers that acquired outstanding notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the exchange notes if they participate in the exchange offer. Consequently, these holders must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the exchange notes.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes acquired by that broker-dealer as a result of market-making activities or other trading activities must deliver a prospectus in connection with a resale of the exchange notes and provide us with a signed acknowledgement of this obligation. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for outstanding notes where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to broker-dealers for use in connection with any resale of the exchange notes.

Except as described in the prior paragraph, holders may not use this prospectus for an offer to resell, a resale or other retransfer of exchange notes. We are not making this exchange offer to, nor will we accept tenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

Terms of the Exchange

Upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, which we refer to together in this prospectus as the “exchange offer,” we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue, on or promptly after the expiration date, an aggregate principal amount of up to $275 million of exchange notes for a like principal amount of outstanding notes tendered and accepted in connection with the exchange offer. Holders may tender some or all of their outstanding notes in connection with the exchange offer, but only in integral multiples of $1,000. The exchange offer is not conditioned upon any minimum amount of outstanding notes being tendered for exchange.

The terms of the exchange notes are identical in all material respects to the terms of the outstanding notes, except that:

•	we have registered the exchange notes under the Securities Act and therefore these notes will not bear legends restricting their transfer; and

•	specified rights under the registration rights agreement, including the provisions providing for payment of additional interest in specified circumstances relating to the exchange offer, will be limited or eliminated.

The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under the same indenture and entitled to the same benefits under that indenture as the outstanding notes being exchanged. As of the date of this prospectus, $275 million in aggregate principal amount of the outstanding notes were outstanding. Outstanding notes accepted for exchange will be retired and cancelled and will not be reissued.

In connection with the issuance of the outstanding notes, we arranged for the outstanding notes originally purchased by qualified institutional buyers to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. Except as described under “— Book-Entry Transfer,” we will issue the exchange notes in the form of a global note registered in the name of DTC or its nominee, and each beneficial owner’s interest in it will be transferable in book-entry form through DTC.

Holders of outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission.

We will be considered to have accepted validly tendered outstanding notes if and when we have given oral or written notice to that effect to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.

If we do not accept any tendered outstanding notes for exchange because of an invalid tender, the occurrence of the other events described in this prospectus or otherwise, we will return these outstanding notes, without expense, to the tendering holder as quickly as possible after the expiration date of the exchange offer.

Holders who tender outstanding notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of outstanding notes in connection with the exchange offer. We will pay all charges and expenses, other than the applicable taxes described under “— Fees and Expenses,” in connection with the exchange offer.

If we successfully complete the exchange offer, any outstanding notes which holders do not tender or which we do not accept in the exchange offer will remain outstanding and continue to accrue interest. The holders of outstanding notes after the exchange offer in general will not have further rights under the registration rights agreement, including registration rights and any rights to additional interest. Holders wishing to transfer the outstanding notes would have to rely on exemptions from the registration requirements of the Securities Act.

Expiration Date; Extensions; Amendments

The expiration date for the exchange offer is 5:00 p.m., New York City time, on January 17, 2008. We may extend this expiration date in our sole discretion, but in no event to a date later than April 18, 2008, unless otherwise required by applicable law. If we so extend the expiration date, the term “expiration date” shall mean the latest date and time to which we extend the exchange offer.

We reserve the right, in our sole discretion:

•	to delay accepting any outstanding notes, for example, in order to allow for the confirmation of tendered notes or for the rectification of any irregularity or defect in the tender of outstanding notes;

•	to extend the exchange offer;

•	to terminate the exchange offer if, in our sole judgment, any of the conditions described below shall not have been satisfied; or

•	to amend the terms of the exchange offer in any manner.

We will give notice by press release or other written public announcement of any delay, extension or termination to the exchange agent. In addition, we will give, as promptly as practicable, oral or written notice regarding any delay in acceptance, extension or termination of the offer to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, or if we waive a material condition, we will promptly disclose the amendment or waiver in a manner reasonably calculated to notify the holders of outstanding notes of the amendment or waiver, and extend the offer as required by law to cause the exchange offer to remain open for at least five business days following such notice.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination, amendment or waiver regarding the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Interest on the Exchange Notes

Interest on the exchange notes will accrue at the rate of 6 5/8% per annum on the principal amount, payable semiannually on February 15 and August 15, beginning February 15, 2008. Interest on the exchange notes will accrue from the date of issuance of the outstanding notes or the date of the last periodic payment of interest on such outstanding notes, whichever is later.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange notes for, any outstanding notes and we may terminate the exchange offer as provided in this prospectus, if:

•	the exchange offer, or the making of any exchange by a holder, violates, in our good faith determination, any applicable law, rule or regulation or any applicable interpretation of the staff of the Commission;

•	any action or proceeding shall have been instituted or threatened with respect to the exchange offer which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; or

•	we have not obtained any governmental approval which we, in our sole discretion, exercised reasonably, consider necessary for the completion of the exchange offer as contemplated by this prospectus.

The conditions listed above are for our sole benefit. We may assert them regardless of the circumstances giving rise to any of these conditions or waive them in our sole discretion in whole or in part. A failure on our part to exercise any of our rights under any of the conditions shall not constitute a waiver of that right, and that right shall be considered an ongoing right which we may assert at any time prior to the expiration of the exchange offer. All such conditions, other than those subject to governmental approval, will be satisfied or waived prior to the expiration of the exchange offer.

If we determine in our sole discretion, exercised reasonably, that any of the events listed above has occurred, we may, subject to applicable law:

•	refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders;

•	extend the exchange offer and retain all outstanding notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these outstanding notes; or

•	waive unsatisfied conditions relating to the exchange offer and accept all properly tendered outstanding notes that have not been withdrawn.

Any determination by us concerning the above events will be final and binding.

In addition, we reserve the right in our sole discretion, exercised reasonably, to:

•	purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date; and

•	to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise.

The terms of any purchases or offers may differ from the terms of the exchange offer. Those purchases may require the consent of the lenders under our new bank credit facility.

Procedures for Tendering

Except in limited circumstances, only a Euroclear participant, Clearstream participant or DTC participant listed on a DTC securities position listing with respect to the outstanding notes may tender outstanding notes in the exchange offer. To tender outstanding notes in the exchange offer:

•	holders of outstanding notes that are DTC participants may follow the procedures for book-entry transfer as set forth under “— Book-Entry Transfer” and in the letter of transmittal; or

•	Euroclear participants and Clearstream participants on behalf of the beneficial owners of outstanding notes are required to use book-entry transfer pursuant to the standard operating procedures of Euroclear or Clearstream. These procedures include the transmission of a computer-generated message to Euroclear or Clearstream in lieu of a letter of transmittal. See the description of “agent’s message” under “— Book-Entry Transfer.”

In addition, you must comply with one of the following:

•	the exchange agent must receive, before expiration of the exchange offer, a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC, Euroclear or Clearstream according to their respective standard operating procedures for electronic tenders and a properly transmitted agent’s message as described below; or

•	the exchange agent must receive any corresponding certificate or certificates representing outstanding notes along with the letter of transmittal; or

•	the holder must comply with the guaranteed delivery procedures described below.

The tender by a holder of outstanding notes will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If less than all the outstanding notes held by a holder are tendered, the tendering holder should fill in the amount of outstanding notes being tendered in the specified box on the letter of transmittal. The entire amount of outstanding notes delivered or transferred to the exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of outstanding notes, the letter of transmittal and all other required documents or transmission of an agent’s message, as described under “— Book-Entry Transfer,” to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent prior to the expiration of the exchange offer. No letter of transmittal or outstanding notes should be sent to us, DTC, Euroclear or Clearstream. Delivery of documents to DTC, Euroclear or Clearstream in accordance with their respective procedures will not constitute delivery to the exchange agent.

Any beneficial holder whose outstanding notes are registered in the name of his or its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the beneficial holder’s behalf. If any beneficial holder wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in its name; or

•	obtain a properly completed bond power from the registered holder.

The transfer of record ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal, as described in “Withdrawal of Tenders,” must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution,” within the meaning of Rule 17Ad-15 under the Exchange Act, which we refer to in this prospectus as an “eligible institution,” unless the outstanding notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed therein, the outstanding notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the outstanding notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the outstanding notes. If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

We will determine in our sole discretion, exercised reasonably, all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered outstanding notes. We reserve the absolute right to reasonably reject any and all outstanding notes not properly tendered or any outstanding notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects or irregularities as to any particular outstanding notes. Our interpretation of the form and procedures for tendering outstanding notes in the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, holders must cure any defects or irregularities in connection with tenders of outstanding notes within a period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of outstanding notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give this notification. We will not consider tenders of outstanding notes to have been made until these defects or irregularities have been cured or waived. The exchange agent will return any outstanding notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right, as set forth under “— Conditions to the Exchange Offer,” to terminate the exchange offer.

By tendering, each holder represents to us, among other things, that:

•	the holder acquired exchange notes pursuant to the exchange offer in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person to participate in the distribution of the exchange notes within the meaning of the Securities Act; and

•	the holder is not our “affiliate,” as defined in Rule 405 under the Securities Act.

If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes acquired by the broker-dealer as a result of market-making activities or other trading activities, the holder must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at DTC, Euroclear and Clearstream for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s DTC account in accordance with DTC’s Automated Tender Offer Program procedures for the transfer. Any participant in Euroclear or Clearstream may make book-entry delivery of outstanding notes by causing Euroclear or Clearstream to transfer the outstanding notes into the exchange agent’s account in accordance with established Euroclear or Clearstream procedures for transfer. The exchange of exchange notes for tendered outstanding notes will only be made after a timely confirmation of a book-entry transfer of the outstanding notes into the exchange agent’s account and timely receipt by the exchange agent of an agent’s message.

The term “agent’s message” means a message, transmitted by DTC, Euroclear or Clearstream, and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC, Euroclear or Clearstream has received an express acknowledgment from a participant tendering outstanding notes that the participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against the participant. Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC, Euroclear or Clearstream participant that the representations contained in the letter of transmittal and described under “— Resale of Exchange Notes” are true and correct.

Guaranteed Delivery Procedures

The following guaranteed delivery procedures are intended for holders who wish to tender their outstanding notes but:

•	their outstanding notes are not immediately available;

•	the holders cannot deliver their outstanding notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date; or

•	the holders cannot complete the procedure under the respective DTC, Euroclear or Clearstream standard operating procedures for electronic tenders before expiration of the exchange offer.

The conditions that must be met to tender outstanding notes through the guaranteed delivery procedures are as follows:

•	the tender must be made through an eligible institution;

•	before expiration of the exchange offer, the exchange agent must receive from the eligible institution either a properly completed and duly executed notice of guaranteed delivery in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message in lieu of notice of guaranteed delivery:

•	setting forth the name and address of the holder, the certificate number or numbers of the outstanding notes tendered and the principal amount of outstanding notes tendered;

•	stating that the tender offer is being made by guaranteed delivery;

•	guaranteeing that, within three New York Stock Exchange trading days after expiration of the exchange offer, the letter of transmittal, or facsimile of the letter of transmittal, together with the outstanding notes tendered or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent must receive the properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after expiration of the exchange offer;

•	upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Your tender of outstanding notes pursuant to the exchange offer is irrevocable except as otherwise provided in this section. You may withdraw tenders of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by facsimile transmission or letter, of withdrawal at the address set forth below under “Exchange Agent,” or

•	for DTC, Euroclear or Clearstream participants, holders must comply with their respective standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC, Euroclear or Clearstream.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of the outstanding notes to be withdrawn;

•	include a statement that the person is withdrawing his election to have such outstanding notes exchanged;

•	be signed by the person who tendered the outstanding notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

•	specify the name in which the outstanding notes are to be re-registered, if different from that of the withdrawing holder.

If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC, Euroclear or Clearstream to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the applicable facility. We will determine in our sole discretion, exercised reasonably, all questions as to the validity, form and eligibility, including time of receipt, for the withdrawal notices, and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect to them unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered by following the procedures described under “— Procedures for Tendering” at any time prior to the expiration date.

Fees and Expenses

We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and its related reasonable out-of-pocket expenses, including accounting and legal fees. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange.

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes. If, however:

•	exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the outstanding notes tendered; or

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer;

then the tendering holder must pay the amount of any transfer taxes due, whether imposed on the registered holder or any other persons. If the tendering holder does not submit satisfactory evidence of payment of these taxes or exemption from them with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the outstanding notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer.

Consequences of Failures to Properly Tender Outstanding Notes in the Exchange

We will issue the exchange notes in exchange for outstanding notes under the exchange offer only after timely receipt by the exchange agent of the outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of the outstanding notes desiring to tender outstanding notes in exchange for exchange notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of outstanding notes for exchange. Outstanding notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer under the Securities Act. If we successfully complete the exchange offer, specified rights under the registration rights agreement, including registration rights and any right to additional interest, will be either limited or eliminated.

Participation in the exchange offer is voluntary. In the event the exchange offer is completed, we will not be required to register the remaining outstanding notes. Remaining outstanding notes will continue to be subject to the following restrictions on transfer:

•	holders may resell outstanding notes only if we register the outstanding notes under the Securities Act, if an exemption from registration is available, or if the transaction requires neither registration under nor an exemption from the requirements of the Securities Act; and

•	the remaining outstanding notes will bear a legend restricting transfer in the absence of registration or an exemption.

We do not currently anticipate that we will register any remaining outstanding notes under the Securities Act. To the extent that outstanding notes are tendered and accepted in connection with the exchange offer, any trading market for remaining outstanding notes could be adversely affected.

DESCRIPTION OF MATERIAL INDEBTEDNESS

The following is a description of our material indebtedness, other than the notes. The following summaries are qualified in their entirety by reference to the credit and security agreements and indentures to which each summary relates, which are included or incorporated by reference into the registration statement of which this prospectus is a part.

Bank Credit Facility

Our bank credit facility, for which JPMorgan Chase Bank, N.A. serves as administrative agent, consists of a $400.0 million revolving bank credit facility, a $400.0 million term loan facility (the “Term Loan”), a $500.0 million incremental loan facility and an additional $789.0 million in incremental term loans.

Incremental Term Loans

In February 2006, we and one of our subsidiaries entered into a Series A Incremental Loan Agreement and borrowed $37.0 million under the incremental term facility (the “Series A Incremental Loan”). In October 2006, we entered into a Series B Incremental Loan Agreement and borrowed $150.0 million under the incremental loan facility (the “Series B Incremental Loan”).

In December 2006, we and one of our subsidiaries entered into a Series C Incremental Loan Agreement and borrowed $20.0 million under the incremental loan facility (the “Series C Incremental Loan”), and in January 2007 we and one of our subsidiaries entered into a Series D Incremental Loan Agreement and borrowed $7.0 million under the incremental loan facility (the “Series D Incremental Loan”).

In March 2007, we entered into (i) a Series E Incremental Loan Agreement pursuant to which we borrowed $250.0 million under the incremental loan facility (the “Series E Incremental Loan”) and (ii) a Series F Incremental Loan Agreement pursuant to which we borrowed $325.0 million under the incremental loan facility (the “Series F Incremental Loan”).

In connection with the borrowing of incremental loans, we have from time to time entered into amendments to our bank credit facility to, among other things, restore the amount of the incremental loan facility to $500.0 million (which, under its original terms, would have been reduced by the issuance of the Series A, Series B, Series C, Series D, Series E and Series F Incremental Loans).

Our lenders have no obligation to make additional loans to us out of the $500.0 million remaining under our incremental loan facility, but may enter into such commitments at their sole discretion.

Reductions in Commitments; Amortization

The Term Loan and the Series A, Series B, Series C and Series D Incremental Loans will begin amortizing on December 31, 2007 in quarterly installments paid on each December 31, March 31, June 30 and September 30 as follows (dollars in thousands):

	Term Loan	Series A	Series B	Series C	Series D

December 31, 2007 — September 30, 2009	$5,000	$1,875	$462.5	$250	$87.5
December 31, 2009 — September 30, 2011	15,000	5,625	1,387.5	750	262.5
December 31, 2011 — September 30, 2012	60,000	22,500	5,550	3,000	1,050

The Series E Incremental Loans will begin amortizing on June 30, 2009 in quarterly installments paid on each June 30, September 30, December 31 and March 31 as follows (dollars in thousands):

Principal Payment Date	Principal Amount

June 30, 2009 — March 31, 2010	$3,125
June 30, 2010 — March 31, 2011	$6,250
June 30, 2011 — March 31, 2012	$9,375
June 30, 2012 — March 31, 2013	$43,750

The Series F Incremental Loans will begin amortizing on June 30, 2009 in quarterly installments paid on each June 30, September 30, December 31, and March 31 as follows (dollars in thousands):

Principal Payment Date	Principal Amount

June 30, 2009 — December 31, 2013	$812.5
March 31, 2014	$309,562.5

The revolving bank credit facility will mature on September 28, 2012.

Interest

Interest on borrowings under the facilities is calculated, at our option, at a rate equal to either of the following plus the applicable spread above such rate:

•	with respect to base rate borrowings, the “Adjusted Base Rate” which is equal to the higher of the rate publicly announced by JPMorgan Chase Bank, N.A. as its prime lending rate and the applicable federal funds rate, plus 0.5%; or

•	with respect to eurodollar rate borrowings, the rate at which eurodollar deposits for one, two, three or six months (as selected by us), or nine or twelve months with the consent of the lenders, are quoted on the Dow Jones Telerate Screen multiplied by the statutory reserve rate (determined based on maximum reserve percentages established by the Board of Governors of the Federal Reserve System of the United States of America).

The spread applicable to borrowings under the revolving bank credit facility, the Term Loan and the Series A, Series B, Series C, Series D and Series E Incremental Loans is determined by reference to our trailing leverage ratio (total debt to trailing four fiscal quarter EBITDA, as defined in the bank credit facility, see “— Covenants” below). Based on our trailing leverage ratio at September 30, 2007, the spread applicable to borrowings under the revolving credit facility, the Term Loan and the Series A, Series B, Series C, Series D and Series E Incremental Loans is 0% for base rate loans and 1.0% for eurodollar loans. The spread applicable to borrowings under the Series F Incremental Loans is 0.5% for base rate loans and 1.50% for eurodollar loans.

Guarantees; Security

Our obligations under our bank credit facility are guaranteed by Lamar Advertising and all of our restricted subsidiaries (which includes all of our existing domestic subsidiaries, except Missouri Logos, a Partnership). The guarantees are secured by a pledge of all of our capital stock and all of the capital stock of those subsidiaries.

Covenants

Under the terms of the bank credit facility, we and our restricted subsidiaries are not permitted to incur any additional indebtedness over $150 million at any one time outstanding except:

•	indebtedness created by the bank credit facility;

•	indebtedness in respect of notes issued by us so long as no default exists at the time of the issuance or would result from the issuance and the terms of the notes comply with certain conditions;

•	existing indebtedness or any extension, renewal, refunding or replacement of any existing indebtedness or indebtedness incurred by the issuance of notes as referred to in the bullet above; and

•	our indebtedness to any wholly owned subsidiary and indebtedness of any wholly owned subsidiary to us.

The bank credit facility also places certain restrictions upon our, and our restricted subsidiaries’, ability to, among other things:

•	incur liens or guarantee obligations;

•	pay dividends and make other distributions (including distributions to Lamar Advertising) during the continuance of a default;

•	make investments and enter into joint ventures or hedging agreements;

•	dispose of assets; and

•	engage in transactions with affiliates except on an arms-length basis.

Under the bank credit facility, we and our restricted subsidiaries cannot exceed a total debt ratio, defined as total consolidated debt to EBITDA, as defined below, for the most recent four fiscal quarters, of 6.00 to 1.

The bank credit facility also requires us and our restricted subsidiaries to maintain a fixed charges coverage ratio, defined as the ratio of EBITDA, as defined below, for the most recent four fiscal quarters to (1) the total payments of principal and interest on debt for that period, plus (2) capital expenditures made during that period, plus (3) income and franchise tax payments made during that period, plus (4) dividends, distributions and payments of principal or interest to Lamar Advertising, of greater than 1.05 to 1.

As defined under the bank credit facility, EBITDA is, for any period, operating income for Lamar Media and our restricted subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) for such period (calculated before taxes, interest expense, interest in respect of mirror loan indebtedness, depreciation, amortization and any other non-cash income or charges accrued for such period and (except to the extent received or paid in cash by us or any of our restricted subsidiaries) income or loss attributable to equity in affiliates for such period) excluding any extraordinary and unusual gains or losses during such period, and excluding the proceeds of any casualty events whereby insurance or other proceeds are received and certain dispositions not in the ordinary course. Any dividend payment made by Lamar Media or any of our restricted subsidiaries to Lamar Advertising during any period to enable Lamar Advertising to pay certain qualified expenses on behalf of Lamar Media and its subsidiaries shall be treated as operating expenses of Lamar Media for the purposes of calculating EBITDA for such period. EBITDA under the bank credit facility is also adjusted to reflect certain acquisitions or dispositions as if such acquisitions or dispositions were made on the first day of such period if and to the extent such operating expenses would be deducted in the calculation of EBITDA if funded by Lamar Media or any of our restricted subsidiaries.

Change of Control

A change of control of Lamar Media constitutes an event of default, permitting the lenders to accelerate the indebtedness and terminate the bank credit facility. A change in control would occur if:

•	we cease to be a wholly owned subsidiary of Lamar Advertising;

•	Charles W. Lamar, III or Kevin P. Reilly, Sr. and their immediate family (including grandchildren) and entities under their control no longer hold sufficient voting stock of Lamar Advertising to elect at all times a majority of its board of directors;

•	anyone other than the holders specified in the preceding bullet acquire shares of Lamar Advertising representing more than 20% of the ordinary voting power or acquire control of Lamar Advertising; or

•	a majority of the seats on Lamar Advertising’s board is occupied by persons who were neither nominated by the board of directors of Lamar Advertising nor appointed by directors so nominated.

6 5/8% Senior Subordinated Notes Due 2015

On August 16, 2005, we issued $400 million in aggregate principal amount of 6 5/8% Senior Subordinated Notes due 2015 under an indenture among us, as issuer, certain of our subsidiaries and The Bank of New York Trust Company N.A., as trustee. The 6 5/8% Senior Subordinated Notes due 2015 are a separate class of securities from and do not trade fungibly with the 6 5/8% Senior Subordinated Notes due 2015 — Series B that we issued on August 17, 2006, which are described below and will not trade fungibly with the 6 5/8% Senior Subordinated Notes due 2015 — Series C being offered hereby.

These notes are senior subordinated unsecured obligations, which are subordinated to indebtedness under the bank credit facility and our other senior indebtedness and pari passu in right of payment with our existing 7 1/4% Senior Subordinated Notes due 2013 and our 6 5/8% Senior Subordinated Notes due 2015 — Series B. The notes offered hereby will be pari passu in right of payment with these notes. These notes rank senior to all of our other existing and future subordinated indebtedness. These notes bear interest at 6 5/8% per annum, payable twice a year on each February 15 and August 15.

We may redeem these notes, in whole or in part, at any time on or after August 15, 2010. If a redemption occurs before August 15, 2013, we will pay a premium on the principal amount of the notes. This premium decreases annually from approximately 3.3% for a redemption on or after August 15, 2010, to approximately 1.1% for a redemption on or after August 15, 2012 and is phased out completely on August 15, 2013.

Our obligations under these notes are guaranteed by all of our domestic subsidiaries, except Missouri Logos, a Partnership. The guarantees under these notes are subordinated in right of payment to the guarantees under our bank credit facility.

The holders of these notes may force us to immediately repay the principal on these notes, including interest to the acceleration date, if, among other things, we fail to make payments that result in an acceleration on other indebtedness under which we have at least $20 million outstanding.

The indenture places certain restrictions upon our ability, and the ability of our subsidiaries, to, among other things:

•	incur additional indebtedness;

•	issue preferred stock;

•	pay dividends or make other distributions or redeem capital stock;

•	incur liens or guarantee obligations;

•	dispose of assets; and

•	engage in transactions with affiliates except on an arms’ length basis.

Upon a “change of control” (as defined in the indenture), we will be obligated to offer to purchase all of the outstanding notes at a purchase price of 101% of the principal amount plus accrued interest, if any. In addition, if we sell certain assets, we will be obligated to offer to purchase outstanding notes with the proceeds of the asset sale at a purchase price of 100% of the principal amount plus accrued interest, if any.

6 5/8% Senior Subordinated Notes Due 2015 — Series B

On August 17, 2006, we issued $216.0 million aggregate principal amount of 6 5/8% Senior Subordinated Notes due 2015 — Series B under an indenture among us, as issuer, certain of our subsidiaries and The Bank of New York Trust Company N.A., as trustee. The 6 5/8% Senior Subordinated Notes due 2015-Series B are a separate class of securities from and do not trade fungibly with the 6 5/8% Senior Subordinated Notes due 2015 that we issued on August 16, 2005, which are described above and will not trade fungibly with the 6 5/8% Senior Subordinated Notes due 2015 — Series C being offered hereby.

These notes are senior subordinated unsecured obligations, which are subordinated to indebtedness under the bank credit facility and our other senior indebtedness and pari passu in right of payment with our existing 7 1/4% Senior Subordinated Notes due 2013 and 6 5/8% Senior Subordinated Notes due 2015. The notes offered hereby will be pari passu in right of payment with these notes. These notes rank senior to all of our other existing and future subordinated indebtedness. These notes bear interest at 6 5/8% per annum, payable twice a year on each February 15 and August 15.

We may redeem these notes, in whole or in part, at any time on or after August 15, 2010. If a redemption occurs before August 15, 2013, we will pay a premium on the principal amount of the notes redeemed. This premium decreases annually from approximately 3.3% for a redemption on or after August 15, 2010, to approximately 1.1% for a redemption on or after August 15, 2012 and is phased out completely on August 15, 2013.

Our obligations under these notes are guaranteed by all of our domestic subsidiaries, except Missouri Logos, a Partnership. The guarantees under these notes are subordinated in right of payment to the guarantees under our bank credit facility.

The holders of these notes may force us to immediately repay the principal on these notes, including interest to the acceleration date, if, among other things, we fail to make payments that result in an acceleration on other indebtedness under which at least $20 million is outstanding.

The indenture places certain restrictions upon our ability, and the ability of our subsidiaries, to, among other things:

•	incur additional indebtedness;

•	issue preferred stock;

•	pay dividends or make other distributions or redeem capital stock;

•	incur liens or guarantee obligations;

•	dispose of assets; and

•	engage in transactions with affiliates except on an arms’ length basis.

Upon a “change of control” (as defined in the indenture), we will be obligated to offer to purchase all of the outstanding notes at a purchase price of 101% of the principal amount plus accrued interest, if any. In addition, if we sell certain assets, we will be obligated to offer to purchase outstanding notes with the proceeds of the asset sale at a purchase price of 100% of the principal amount plus accrued interest, if any.

6 5/8% Senior Subordinated Notes Due 2015 — Series C

On October 11, 2007, we issued $275.0 million aggregate principal amount of 6 5/8% Senior Subordinated Notes due 2015 — Series C. The notes are a separate class of securities from and do not trade fungibly with the 6 5/8% Senior Subordinated Notes due 2015 that we issued on August 16, 2005 or the 6 5/8% Senior Subordinated Notes due 2015 — Series B that we issued on August 17, 2006. The terms of these notes are substantially identical to the terms of the exchange notes offered hereby, except that the these notes were not registered under the Securities Act and are, therefore, subject to transfer restrictions. These notes also have registration rights, which this registration statement is being filed to satisfy, that do not apply to the exchange notes. See “Description of Exchange Notes” on page 70.

7 1/4% Senior Subordinated Notes Due 2013

On December 23, 2002, and June 12, 2003, we issued $385.0 million in aggregate principal amount of 7 1/4% Senior Subordinated Notes due 2013 under an indenture among us, as issuer, certain of our subsidiaries and Wachovia Bank of Delaware, National Association, as trustee.

These notes are senior subordinated unsecured obligations, which are subordinated to indebtedness under the bank credit facility and our other senior indebtedness and pari passu in right of payment with our 6 5/8% Senior Subordinated Notes due 2015 and our 6 5/8% Senior Subordinated Notes due 2015 — Series B. The notes offered hereby will be pari passu in right of payment with these notes. These notes rank senior to all of our other existing and future subordinated indebtedness. These notes bear interest at 7 1/4% per annum, payable twice a year on each January 1 and July 1.

We may redeem these notes, in whole or in part, at any time on or after January 1, 2008. If a redemption occurs before January 1, 2011, we will pay a premium on the principal amount of the notes. This premium decreases annually from approximately 3.6% for a redemption on or after January 1, 2008, to approximately 1.2% for a redemption on or after January 1, 2010 and is phased out completely on January 1, 2011.

Our obligations under these notes are guaranteed by all of our domestic subsidiaries, except Missouri Logos, a Partnership. The guarantees under these notes are subordinated in right of payment to the guarantees under our bank credit facility.

The holders of these notes may force us to immediately repay the principal on these notes, including interest to the acceleration date, if, among other things, we fail to make payments on other indebtedness under which we have at least $10 million outstanding.

The indenture places certain restrictions upon our ability, and the ability of our subsidiaries, to, among other things:

•	incur additional indebtedness;

•	issue preferred stock;

•	pay dividends or make other distributions or redeem capital stock;

•	incur liens or guarantee obligations;

•	dispose of assets; and

•	engage in transactions with affiliates except on an arms’ length basis.

Upon a “change of control” (as defined in the indenture), we will be obligated to offer to purchase all of the outstanding notes at a purchase price of 101% of the principal amount plus accrued interest, if any. In addition, if we sell certain assets, we will be obligated to offer to purchase outstanding notes with the proceeds of the asset sale at a purchase price of 100% of the principal amount plus accrued interest, if any.

DESCRIPTION OF EXCHANGE NOTES

The exchange notes will be issued under an indenture, dated as of October 11, 2007, among Lamar Media, the Guarantors and The Bank of New York Trust Company, N.A., as trustee. References to the “notes” include both the exchange notes and any outstanding notes that remain outstanding after completion of the exchange offer. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), as in effect on the date of the indenture. The notes are subject to all such terms, and holders of the notes are referred to the indenture and the Trust Indenture Act for a statement of the terms therein. The following is a summary of the material terms and provisions of the notes. A copy of the indenture is incorporated by reference into the registration statement of which this prospectus summary is a part. The definitions of certain capitalized terms are set forth under “— Certain Definitions” or as otherwise defined throughout this description. For purposes of this description, references to “Lamar Media,” “we,” “us,” and “our” include only Lamar Media Corp. and not its Subsidiaries and “Lamar Advertising” includes only Lamar Advertising Company and not its Subsidiaries.

The 6 5/8% Senior Subordinated Notes due 2015 — Series C offered hereby will be a separate class of securities from and will not trade fungibly with our 6 5/8% Senior Subordinated Notes due 2015, 6 5/8% Senior Subordinated Notes due 2015-Series B or any other notes previously issued.

General

The notes will be:

•	general unsecured obligations of Lamar Media;

•	subordinated in right of payment to all existing and future Senior Indebtedness of Lamar Media;

•	pari passu in right of payment with Lamar Media’s existing 7 1/4% Senior Subordinated Notes due 2013, the 6 5/8% Senior Subordinated Notes due 2015, the 6 5/8% Senior Subordinated Notes due 2015 — Series B and any additional future senior subordinated Indebtedness of Lamar Media;

•	senior in right of payment to any existing or future subordinated Indebtedness of Lamar Media including, without limitation, the Mirror Loan Indebtedness; and

•	effectively subordinated to any secured Indebtedness of Lamar Media or any of its Subsidiaries to the extent of the value of the assets securing such Indebtedness.

The notes will be unconditionally guaranteed by each of our existing and future domestic Restricted Subsidiaries (other than Missouri Logos, a Partnership).

The Guarantees will be:

•	general unsecured obligations of each Guarantor;

•	subordinated in right of payment to all existing and future Senior Indebtedness of each Guarantor;

•	pari passu in right of payment with each Guarantor’s guarantee of Lamar Media’s existing 7 1/4% Senior Subordinated Notes due 2013, the 6 5/8% Senior Subordinated Notes due 2015, the 6 5/8% Senior Subordinated Notes due 2015 — Series B and any additional future senior subordinated Indebtedness of such Guarantor;

•	senior in right of payment to any existing or future subordinated Indebtedness of each Guarantor; and

•	effectively subordinated to any secured Indebtedness of each Guarantor to the extent of the value of the assets securing such Indebtedness.

We may from time to time issue additional notes pursuant to the indenture having identical terms and conditions to the notes we are currently offering (the “Additional Notes”). We will only be permitted to issue such Additional Notes if at the time of such issuance, and after giving effect thereto, we are in compliance with the covenants contained in the indenture. Any Additional Notes will be part of the same series as the notes that we are currently offering and will vote on all matters with the notes. For purposes of this “Description of Exchange Notes,” except for the covenant described under “— Certain Covenants — Limitations on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries,” references to the notes include Additional Notes, if any. In addition, Lamar Media may incur additional indebtedness if at the time of such issuance, and after giving effect thereto, we are in compliance with the covenants contained in the indenture.

Maturity, Interest and Principal

The notes will mature on August 15, 2015. The notes will bear interest at a rate of 6 5/8% per year from the date of original issuance until maturity. Interest is payable semi-annually in arrears on February 15 and August 15, commencing February 15, 2008 to holders of record of the notes at the close of business on the immediately preceding February 1 and August 1. The notes will not be entitled to the benefit of any mandatory sinking fund.

The notes will be issued with original issue discount. U.S. holders of notes should be aware that they generally must include original issue discount in gross income in advance of receipt of cash attributable to that income. For more details, see “Material United States Federal Income Tax Considerations.”

Optional Redemption

The notes will be redeemable at the option of Lamar Media, in whole or in part, at any time on or after August 15, 2010, at the following redemption prices (expressed as a percentage of principal amount), together, in each case, with accrued and unpaid interest to (but not including) the redemption date, if redeemed during the twelve-month period beginning on August 15, of each year listed below:

Year	Percentage

2010	103.313%
2011	102.208%
2012	101.104%
2013 and thereafter	100.000%

Notwithstanding the foregoing, Lamar Media may redeem in the aggregate up to 35% of the aggregate principal amount of notes at any time and from time to time prior to August 15, 2008 at a redemption price equal to 106.625% of the aggregate principal amount so redeemed, plus accrued interest to (but not including) the redemption date, out of the Net Proceeds of one or more Equity Offerings; provided, however, that at least 65% of the aggregate principal amount of notes originally issued remains outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 120 days following the closing of any such Equity Offering.

In the event of redemption of fewer than all of the notes, the trustee shall select either pro rata or in such other manner as it shall deem fair and equitable the notes to be redeemed; provided, however, that if a partial redemption is made with the proceeds of an Equity Offering, selection of the notes for redemption shall be made by the trustee only on a pro rata basis, unless such method is otherwise prohibited. The notes will be redeemable in whole or in part upon not less than 30 nor more than 60 days’ prior written notice, mailed by first class mail to a holder’s last address as it shall appear on the register maintained by the Registrar of the notes. On and after any redemption date, interest will cease to accrue on the notes or portions thereof called for redemption unless Lamar Media shall fail to redeem any such note.

Subordination

The indebtedness represented by the notes, including principal, premium, if any, and interest, will be, to the extent and in the manner provided in the indenture, subordinated in right of payment to the prior payment and satisfaction in full in cash of all existing and future Senior Indebtedness of Lamar Media. As of September 30, 2007, the principal amount of outstanding Senior Indebtedness of Lamar Media, on a consolidated basis, was approximately $1.4 billion. We will have the ability to incur additional Senior Indebtedness under the Senior Credit Facility and will be permitted to incur additional Senior Indebtedness under the indenture.

The indenture provides that no payment (by set-off or otherwise) may be made by or on behalf of Lamar Media on account of the principal of, premium, if any, or interest on the notes, or on account of the redemption provisions of the notes, for cash or property (other than Junior Securities), (i) upon the maturity of any Senior Indebtedness of Lamar Media by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and the interest on such Senior Indebtedness are first paid in full in cash or (ii) in the event of default in the payment of any principal, premium, if any, or interest in respect of any Senior Indebtedness of Lamar Media when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a “Payment Default”), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist.

Upon (i) the happening of an event of default (other than a Payment Default) that permits the holders of Designated Senior Indebtedness to declare such Designated Senior Indebtedness to be due and payable and (ii) written notice of such event of default given to Lamar Media and the trustee by the representative of the holders of such Designated Senior Indebtedness (a “Payment Notice”), then, unless and until such event of default has been cured or waived or otherwise has ceased to exist, no payment (by set-off or otherwise) may be made by or on behalf of Lamar Media on account of the principal of, premium, if any, or interest on the notes, or on account of the redemption provisions of the notes, in any such case, other than payments made with Junior Securities. Notwithstanding the foregoing, unless the Designated Senior Indebtedness in respect of which such event of default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the “Payment Blockage Period”) (and such declaration has not been rescinded or waived), at the end of the Payment Blockage Period, Lamar Media shall, unless a Payment Default exists, be required to pay all sums not paid to the holders of the notes during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the notes. Any number of Payment Notices may be given; provided, however, that (i) not more than one Payment Notice shall be given within a period of any 360 consecutive days, and (ii) no default that existed upon the date of such Payment Notice, if the representative of the holders of Designated Senior Indebtedness that gave such Payment Notice knew of such default on such date (whether or not such event of default is on the same issue of

Designated Senior Indebtedness), shall be made the basis for the commencement of any other Payment Blockage Period unless such default has been cured or waived for a period of at least 90 consecutive days.

Upon any distribution of assets of Lamar Media upon any dissolution, winding up, total or partial liquidation or reorganization of Lamar Media, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshalling of assets or liabilities, (i) the holders of all Senior Indebtedness of Lamar Media will first be entitled to receive payment in full in cash before the holders of notes are entitled to receive any payment on account of principal of, premium, if any, and interest on the notes (other than Junior Securities) and (ii) any payment or distribution of assets of Lamar Media of any kind or character from any source, whether in cash, property or securities (other than Junior Securities) to which the holders of notes or the trustee on behalf of the holders of notes would be entitled (by set-off or otherwise), except for the subordination provisions contained in the indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of such Senior Indebtedness or their representative to the extent necessary to make payment in full in cash on all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

In the event that, notwithstanding the foregoing, any payment or distribution of assets of Lamar Media (other than Junior Securities) shall be received by the trustee at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of such Senior Indebtedness, and shall be paid or delivered by the trustee to the holders of such Senior Indebtedness remaining unpaid to their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate principal amounts remaining unpaid on account of such Senior Indebtedness held or represented by each, for application to the payment of all such Senior Indebtedness remaining unpaid, to the extent necessary to pay all such Senior Indebtedness in full in cash after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

By reason of such subordination, in the event of liquidation or insolvency, creditors of Lamar Media who are holders of Senior Indebtedness may recover more, ratably, than the holders of the notes, and funds which would be otherwise payable to the holders of the notes will be paid to the holders of the Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full, and Lamar Media may be unable to meet its obligations fully with respect to the notes.

Each Guarantee will, to the extent set forth in the indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the respective Guarantor, including obligations of such Guarantor with respect to the Senior Credit Facility (including any guarantee thereof), and will be subject to the rights of holders of Designated Senior Indebtedness of such Guarantor to initiate blockage periods, upon terms substantially comparable to the subordination of the notes to all Senior Indebtedness of Lamar Media.

If Lamar Media or any Guarantor fails to make any payment on the notes or any Guarantee, as the case may be, when due or within any applicable grace period, whether or not on account of payment blockage provisions, such failure would constitute an Event of Default under the indenture and would enable the holders of the notes to accelerate the maturity thereof. See “— Events of Default.”

A holder of notes by his acceptance of notes agrees to be bound by such provisions and authorizes and expressly directs the trustee, on his behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the indenture and appoints the trustee his attorney-in-fact for such purpose.

Guarantees

The notes are guaranteed on a senior subordinated basis by the Guarantors. All payments pursuant to the Guarantees by the Guarantors are subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Guarantors, including guarantees of indebtedness outstanding under the Senior Credit Facility, to the same extent and in the same manner that all payments pursuant to the notes are subordinated in right of payment to the prior payment in full of all Senior Indebtedness of Lamar Media, pari passu in right of payment with the guarantees of our existing 7 1/4% Senior Subordinated Notes due 2013, the 6 5/8% Senior Subordinated Notes due 2015, the 6 5/8% Senior Subordinated Notes due 2015 — Series B and any future senior subordinated indebtedness of the Guarantors, and senior in right to payment to any future subordinated indentures of the Guarantors.

The obligations of each Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees of Senior Indebtedness) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the indenture, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. In making any calculation relevant to determining such maximum amount, all Senior Indebtedness shall be deemed to have been incurred prior to the Issue Date. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each Guarantor. See “Risk Factors — Federal and state statutes allow courts, under specific circumstances, to void the guarantees of the notes by our subsidiaries and require the holders of the notes to return payments received from the subsidiary guarantors.”

Upon (i) the release of all guarantees by a Guarantor of any Indebtedness of Lamar Media and the release of all Liens on the property and assets of such Guarantor securing such guarantees or (ii) the sale or disposition (whether by merger, sale of stock or otherwise) of a Guarantor (or substantially all of its assets) to an entity which is not a Subsidiary of Lamar Media which is otherwise in compliance with the indenture (and providing that the guarantee and Liens referred to in the foregoing clause (i) are also released at such time), such Guarantor shall be deemed released from all its obligations under the indenture and its Guarantee. In the event that a Restricted Subsidiary Guarantor ceases to be obligated to a Guarantor pursuant to the provisions under “Certain Covenants — Guarantees of Certain Indebtedness”, as long as no Default or Event of Default is existing or will result therefrom, it shall be released from its obligations under the indenture and its Guarantee.

Certain Covenants

The indenture will contain, among others, the following covenants:

Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries

Lamar Media will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) other than Permitted Indebtedness, and will not permit any Restricted Subsidiary to issue any Preferred Stock, unless:

(a) after giving effect to the incurrence of such Indebtedness and the issuance of any such Preferred Stock and the receipt and application of the proceeds thereof, Lamar Media’s Leverage Ratio is less than 7.0 to 1; and

(b) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness or the issuance of such preferred stock.

Notwithstanding the foregoing, Preferred Stock may only be issued by a Restricted Subsidiary pursuant to the preceding sentence to the extent such Restricted Subsidiary is a Guarantor.

Limitation on Restricted Payments

Lamar Media will not make, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, make, any Restricted Payment unless:

(a) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

(b) immediately after giving pro forma effect to such Restricted Payment, Lamar Media could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the covenant set forth under “— Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries”; and

(c) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Existing Notes Issue Date does not exceed the sum of:

(1) 100% of Lamar Media’s Cumulative EBITDA minus 1.4 times Lamar Media’s Cumulative Consolidated Interest Expense, plus

(2) 100% of the aggregate Net Proceeds and the fair market value of securities or other property received by Lamar Media, after January 1, 2001, from (a) the issue or sale of Capital Stock (other than Disqualified Capital Stock or Capital Stock of Lamar Media issued to any Subsidiary of Lamar Media) of Lamar Media or any Indebtedness or other securities of Lamar Media convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Capital Stock) of Lamar Media which has been so converted or exercised or exchanged, as the case may be, (b) any capital contribution to Lamar Media from Lamar Advertising and (c) any loans made to Lamar Media by Lamar Advertising prior to the Existing Notes Issue Date upon the cancellation of such loans by Lamar Advertising, plus

(3) the net reductions in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans, partial or total releases or discharges of Guaranteed Permitted Unrestricted Subsidiary Obligations, or from designations of Unrestricted Subsidiaries as Restricted Subsidiaries, valued in each case at the fair market value thereof, not to exceed the amount of Investments previously made by Lamar Media and its Restricted Subsidiaries in such Person, plus

(4) upon the cancellation or termination of the Mirror Loan Indebtedness or conversion of the Mirror Loan Indebtedness into equity, the balance of the Mirror Loan Indebtedness so cancelled, terminated or converted, provided that if in connection therewith, Lamar Media shall receive Net Proceeds, securities or other property as described in subclauses (c)(2)(a) or (b) above, then the aggregate amount of the increase in the Restricted Payment basket under this clause (c) shall be the greater of (a) the amount provided in this subclause (4) and (b) the aggregate amount described in subclauses (c)(2)(a) or (b) above, in respect of such transaction.

For purposes of determining under this clause (c) the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value as determined by the board of directors reasonably and in good faith.

As of September 30, 2007, the total amount available for making Restricted Payments under this clause (c) was approximately $696 million.

The provisions of this covenant shall not prohibit:

(i) the payment of any distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the indenture; provided, however, that in calculating the aggregate amount of Restricted Payments for purposes of clause (c) of the immediately preceding paragraph, such amounts declared shall be included in the calculation but such amounts expended shall be excluded from the calculation;

(ii) the retirement of any shares of Capital Stock of Lamar Media or Indebtedness of Lamar Media subordinated or pari passu in right of payment to the notes by conversion into, or by or in exchange for, shares of Capital Stock (other than Disqualified Capital Stock), or out of, the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of Lamar Media) of other shares of Capital Stock of Lamar Media (other than Disqualified Capital Stock); provided, however, that the amount of any such Net Proceeds that are utilized for any such retirement shall be excluded from clause (c)(2) of the immediately preceding paragraph; provided further, however, that in calculating the aggregate amount of

Restricted Payments for purposes of clause (c) of the immediately preceding paragraph, amounts expended pursuant to this clause (ii) shall be excluded from the calculation;

(iii) the redemption or retirement of Indebtedness of Lamar Media subordinated or pari passu in right of payment to the notes in exchange for, by conversion into, or out of the Net Proceeds of, a substantially concurrent sale or incurrence of Indebtedness (it being understood that a redemption or retirement or irrevocable deposit for redemption or retirement of Indebtedness within 45 days of such sale or incurrence shall be deemed “substantially concurrent”) of Lamar Media (other than any Indebtedness owed to a Subsidiary of Lamar Media) that is, with respect to any such subordinated Indebtedness, contractually subordinated in right of payment to the notes to at least the same extent as the subordinated Indebtedness being redeemed or retired, with respect to any such pari passu Indebtedness, pari passu or subordinated in right of payment to the notes and, with respect to any such subordinated or pari passu Indebtedness, (x) has a Stated Maturity no earlier than the 91st day after the Final Maturity Date or the final maturity date of the Indebtedness being redeemed or retired, whichever is earlier and (y) has an Average Life to Stated Maturity equal to or greater than the remaining Average Life to Stated Maturity of the Indebtedness being redeemed or retired; provided, however, that the amount of any such Net Proceeds that are utilized for any such redemption or retirement shall be excluded from clause (c)(2) of the immediately preceding paragraph; provided further, however, that in calculating the aggregate amount of Restricted Payments for purposes of clause (c) of the immediately preceding paragraph, amounts expended pursuant to this clause (iii) shall be excluded from the calculation;

(iv) the funding of loans (but not including the forgiveness of any such loan) to executive officers, directors and shareholders for relocation loans, bonus advances and other purposes consistent with past practices or the purchase, redemption or other acquisition for value of shares of Capital Stock of Lamar Advertising or Lamar Media (other than Disqualified Capital Stock) or options on such shares held by Lamar Advertising’s or Lamar Media’s or the Restricted Subsidiaries’ officers or employees or former officers or employees (or their estates or trusts or beneficiaries under their estates or trusts for the benefit of such beneficiaries) upon the death, disability, retirement or termination of employment of such current or former officers or employees pursuant to the terms of an employee benefit plan or any other agreement pursuant to which such shares of Capital Stock or options were issued or pursuant to a severance, buy-sell or right of first refusal agreement with such current or former officer or employee; provided that the aggregate amount of any such loans funded and cash consideration paid, or distributions made, pursuant to this clause (iv) do not in any one fiscal year exceed $7 million; provided further, however, that in calculating the aggregate amount of Restricted Payments for purposes of clause (c) of the immediately preceding paragraph, amounts expended pursuant to this clause (iv) shall be excluded from the calculation;

(v) the making of Investments in Unrestricted Subsidiaries and joint ventures in an aggregate amount not to exceed $30 million since the Issue Date; provided, however, that Lamar Media or the Restricted Subsidiaries may make additional Investments pursuant to this clause (v) up to an aggregate amount not to exceed $20 million if Lamar Media is able, at the time of any such Investment and immediately after giving effect thereto, to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries” covenant; provided further, however, that in calculating the aggregate amount of Restricted Payments made subsequent to the Issue Date for purposes of clause (c) of the immediately preceding paragraph, amounts expended pursuant to this clause (v) shall be included in the calculation;

(vi) the payment of interest on the Mirror Loan Indebtedness and/or the payment of any dividend or the making of any distribution to Lamar Advertising the aggregate amount of such interest and dividend or distribution not to exceed the amount sufficient to permit Lamar Advertising to pay interest when due on the Convertible Notes or any Indebtedness issued by Lamar Advertising to refinance the Convertible Notes; provided, however, that such Indebtedness is (a) in an aggregate principal amount that is equal to or less than the sum of (i) the aggregate principal amount of the Convertible Notes outstanding, (ii) the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Convertible Notes and (iii) the amount of customary fees, expenses and costs related to the incurrence of such Indebtedness and (b) scheduled to mature no earlier than the Convertible Notes; provided, however, that in calculating the aggregate amount of Restricted Payments for purposes of clause (c) of the immediately preceding paragraph, amounts expended pursuant to this clause (vi) shall be excluded from the calculation; and

(vii) distributions by Lamar Media to Lamar Advertising to permit Lamar Advertising to pay obligations actually incurred by Lamar Advertising in respect of the payment of certain operating expenses of Lamar Media or the Restricted Subsidiaries in an aggregate amount in any fiscal year not to exceed 5% of the total operating expenses of Lamar Media and the Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP; provided, however, that in calculating the aggregate amount of Restricted Payments for purposes of clause (c) of the immediately preceding paragraph, amounts expended pursuant to this clause (vii) shall be excluded from the calculation.

Limitation on Other Senior Subordinated Debt

Lamar Media will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly incur, contingently or otherwise, any Indebtedness that is both (i) subordinate in right of payment to any Senior Indebtedness of Lamar Media or any of the Subsidiary Guarantors, as the case may be, and (ii) senior in right of payment to the notes or any of the Guarantees, as the case may be.

Limitation on Liens

Lamar Media will not, and will not permit any of the Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind (other than Permitted Liens) to secure Indebtedness upon any Property, assets, income or profit of Lamar Media or any Restricted Subsidiary or any shares of stock or debt of any Restricted Subsidiary (whether or not any of the foregoing is now owned or hereafter acquired) unless (i) if such Lien secures Indebtedness which is pari passu in right of payment with the notes, then the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien or (ii) if such Lien secures Indebtedness which is subordinated in right of payment to the notes, any such Lien shall be subordinated to a Lien granted to the holders of the notes in the same collateral as that securing such Lien to the same extent as such subordinated Indebtedness is subordinated to the notes.

Limitation on Transactions with Affiliates

Lamar Media will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions with any Affiliate (an “Affiliate Transaction”) or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the Issue Date unless the terms of such Affiliate Transaction are fair and reasonable to Lamar Media or such Restricted Subsidiary, as the case may be, or the terms of such Affiliate Transaction are at least as favorable as the terms which could be obtained by Lamar Media or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm’s-length basis between unaffiliated parties. In any Affiliate Transaction involving an amount or having a value in excess of $5 million Lamar Media must obtain a resolution of the board of directors approved by a majority of the members of the board of directors (and a majority of the disinterested members of the board of directors) certifying that such Affiliate Transaction complies with this “Limitation on Transactions with Affiliates” covenant. In any Affiliate Transaction (other than any transaction or series of related transactions between Lamar Media or any of the Restricted Subsidiaries and Interstate Highway Signs Corp. providing for the purchase of highway signage) with a value in excess of $20 million Lamar Media must obtain a written opinion that such Affiliate Transaction complies with this “Limitation on Transactions with Affiliates” from an independent investment banking firm of nationally recognized standing. The foregoing provisions will not apply to:

(i) any Restricted Payment that is not prohibited by the provisions described under “— Limitations on Restricted Payments” (other than those described in clause (v) of the fourth paragraph thereunder),

(ii) any transaction between Lamar Media and any of its Restricted Subsidiaries or between Restricted Subsidiaries,

(iii) the payment of reasonable and customary regular fees to directors of Lamar Media who are not employees of Lamar Media and any employment and consulting arrangements entered into by Lamar Media or any Restricted Subsidiary with its executives or consultants in the ordinary course of business,

(iv) any transaction with a joint venture or similar entity which would constitute an Affiliate Transaction solely because Lamar Media or a Restricted Subsidiary owns an equity interest in or otherwise controls such joint venture or similar entity; provided that no Affiliate of Lamar Media or any of its Subsidiaries other than Lamar Media or a Restricted Subsidiary shall have a beneficial interest in such joint venture or similar entity,

(v) for so long as Lamar Media is a member of a group filing a consolidated or combined tax return with Lamar Advertising, payments to Lamar Advertising in respect of an allocable portion of the tax liabilities of such group that is attributable to Lamar Media and its Subsidiaries, taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Lamar Media and such Subsidiaries from other taxable years (“Tax Payments”); provided that any Tax Payments received from Lamar Media shall be paid over to the appropriate taxing authority within 30 days of Lamar Advertising’s receipt of such Tax Payments or refunded to Lamar Media, or

(vi) any employment, indemnification, severance or other agreement or transactions relating to employee benefits or benefit plans with any employee, consultant or director of Lamar Media or a Restricted Subsidiary that is entered into by Lamar Media or any of its Restricted Subsidiaries in the ordinary course of business.

Limitation on Guarantees of Certain Indebtedness

Lamar Media will not permit any of the:

(A) domestic Restricted Subsidiaries (other than the Guarantors) to: (i) incur, guarantee or secure through the granting of Liens the payment of any Indebtedness of Lamar Media or any other Restricted Subsidiary; or (ii) pledge any intercompany notes representing obligations of any of the Restricted Subsidiaries to secure the payment of any Indebtedness of Lamar Media, or

(B) Restricted Subsidiaries that are not domestic Restricted Subsidiaries to guarantee the Senior Credit Facility,

in each case unless such Restricted Subsidiary, Lamar Media and the trustee execute and deliver a supplemental indenture evidencing such Restricted Subsidiary’s Guarantee under the indenture. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the indenture.

Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

Lamar Media will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions to Lamar Media or any Restricted Subsidiary on its Capital Stock;

(b) pay any Indebtedness owed to Lamar Media or any Restricted Subsidiary;

(c) make loans or advances to Lamar Media or any Restricted Subsidiary;

(d) transfer any of its properties or assets to Lamar Media or any Restricted Subsidiary;

(e) grant liens or security interests on the assets of Lamar Media or the Restricted Subsidiaries in favor of the holders of the notes; or

(f) guarantee the notes or any renewals or refinancings thereof,

in each case, except for Permitted Dividend Encumbrances.

Limitation on Certain Asset Sales

Lamar Media will not, and will not permit any of the Restricted Subsidiaries to, consummate an Asset Sale unless:

(i) Lamar Media or such Restricted Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof (as determined in good faith by Lamar Media’s board of directors and evidenced by a board resolution);

(ii) not less than 75% of the consideration received by Lamar Media or such Restricted Subsidiary, as the case may be, is in the form of cash or cash equivalents (those equivalents allowed under “Temporary Cash Investments”) or Replacement Assets (as defined below); provided, however, that the amount of (x) any liabilities of Lamar Media or any Restricted Subsidiaries that are assumed by the transferee of such assets and for which Lamar Media and its Restricted Subsidiaries are released, including any such Indebtedness of a Restricted Subsidiary whose stock is purchased by the transferee and (y) any notes or other securities received by Lamar Media or any such Restricted Subsidiary which are converted into cash within 180 days after such Asset Sale (to the extent of cash received) shall be deemed to be cash for purposes of this provision; and

(iii) the Asset Sale Proceeds received by Lamar Media or such Restricted Subsidiary are applied

(a) first, to the extent Lamar Media elects, or is required, to permanently prepay, repay or purchase existing Senior Indebtedness (or Purchase Money Indebtedness that ranks pari passu in right of payment with the notes solely to the extent that such Asset Sale involves property or assets securing such Purchase Money Indebtedness pursuant to a lien granted pursuant to clause (iv) of the definition of Permitted Liens) within 360 days following the receipt of the Asset Sale Proceeds from any Asset Sale; provided, however, that any such repayment shall result in a permanent reduction of the commitments thereunder in an amount equal to the principal amount so repaid;

(b) second, to the extent of the balance of Asset Sale Proceeds after application as described above, to the extent Lamar Media elects, to an investment in assets (including Capital Stock or other securities purchased in connection with the acquisition of Capital Stock or property of another Person that is, or becomes, a Subsidiary of Lamar Media or that would constitute a Permitted Investment under clause (e) of the definition thereof) used or useful in businesses similar or ancillary to the business of Lamar Media and the Restricted Subsidiaries as conducted at the time of such Asset Sale (collectively, “Replacement Assets”); provided, however, that such investment occurs and such Asset Sale Proceeds are so applied within 360 days following the receipt of such Asset Sale Proceeds (the “Reinvestment Date”); and

(c) third, if on the Reinvestment Date with respect to any Asset Sale, the Available Asset Sale Proceeds exceed $25 million, Lamar Media shall apply an amount equal to such Available Asset Sale Proceeds to an offer to repurchase the notes, at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (an “Excess Proceeds Offer”); provided, however, that Lamar Media may, at the time that it makes any such Excess Proceeds Offer, also offer to purchase, at a price in cash equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, to the purchase date, any Indebtedness which ranks pari passu in right of payment to the notes (a “Pari Passu Excess Proceeds Offer”) and to the extent Lamar Media so elects to make a Pari Passu Excess Proceeds Offer, notes and such pari passu Indebtedness shall be purchased pursuant to such Excess Proceeds Offer and Pari Passu Excess Proceeds Offer, respectively, on a pro rata basis based on the aggregate principal amount of such notes and pari passu Indebtedness then outstanding. To the extent that the aggregate principal amount of notes tendered pursuant to an Excess Proceeds Offer is less than the Available Asset Sale Proceeds, Lamar Media may use such deficiency for general corporate purposes. To the extent that the aggregate principal amount of pari passu Indebtedness tendered pursuant to a Pari Passu Excess Proceeds Offer is less than such pari passu Indebtedness’s pro rata share of such Available Asset Sale Proceeds, Lamar Media shall use such remaining Available Asset Sale Proceeds to purchase any notes validly tendered and not withdrawn pursuant to such Excess Proceeds Offer. If the aggregate principal amount of notes validly tendered and not withdrawn by holders thereof exceeds the Available Asset Sale Proceeds or to the extent Lamar Media elects to make a Pari Passu Excess Proceeds Offer, exceeds the notes’ pro rata share of such Available Asset Sale Proceeds, then notes to be purchased will be selected on a pro rata basis. Upon completion of such Excess Proceeds Offer, the amount of Available Asset Sale Proceeds shall be reset to zero.

If Lamar Media is required to make an Excess Proceeds Offer, Lamar Media shall mail, within 30 days following the Reinvestment Date, a notice to the holders stating, among other things:

(1) that such Holders have the right to require Lamar Media to apply the Available Asset Sale Proceeds to repurchase such notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase;

(2) the repurchase date, which shall be no earlier than 30 days and not later than 60 days from the date such notice is mailed;

(3) the instructions, determined by Lamar Media, that each Holder must follow in order to have such notes repurchased; and

(4) the calculations used in determining the amount of Available Asset Sale Proceeds to be applied to the repurchase of such notes.

Payments for Consent

Neither Lamar Media nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid or agreed to be paid to all holders of the notes which so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports to Holders

The indenture will provide that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the “Commission”), so long as any notes are outstanding, Lamar Media will furnish the holders of notes:

(a) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Lamar Media were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of Lamar Media and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by Lamar Media’s certified independent accountants; and

(b) all current reports that would be required to be filed with the Commission on Form 8-K if Lamar Media were required to file such reports, in each case within the time periods specified in the Commission’s rules and regulations.

In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, Lamar Media will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Lamar Media has agreed that, for so long as any notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended.

Change of Control

Upon the occurrence of a Change of Control, Lamar Media shall be obligated to make an offer to purchase (a “Change of Control Offer”), and shall purchase, on a business day (the “Change of Control Purchase Date”) not more than 60 nor less than 30 days following the occurrence of the Change of Control, all of the then outstanding notes at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Purchase Date. The Company shall be required to purchase all notes properly tendered pursuant to the Change of Control Offer and not withdrawn. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the Change of Control Purchase Date. In order to effect such Change of Control Offer, Lamar Media shall, not later than the 30th day after the occurrence of the Change of Control, mail to each holder of notes notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that holders of notes must follow to accept the Change of Control Offer.

The occurrence of the events constituting a Change of Control under the indenture will result in an event of default under the Senior Credit Facility and, thereafter, the lenders will have the right to require repayment of the borrowings thereunder in full. Lamar Media’s obligations under the Senior Credit Facility will constitute Designated Senior Indebtedness and will represent obligations senior in right of payment to the notes. Consequently, the subordination provisions of the indenture will have the effect of precluding the purchase of the notes by Lamar Media in the event of a Change of Control, absent consent of the lenders under the Senior Credit Facility or repayment of all amounts outstanding thereunder (although the failure by Lamar Media to comply with its obligations in the event of a Change of Control will constitute a default under the notes). There can be no assurance that Lamar Media will have adequate resources to repay or refinance all Indebtedness owing under the Senior Credit Facility or to fund the purchase of any notes upon a Change of Control.

In the event that a Change of Control occurs and the holders of notes exercise their right to require Lamar Media to purchase notes, if such purchase constitutes a “tender offer” for purposes of Rule 14e-1 under the Exchange Act at that time, Lamar Media will comply with the requirements of Rule 14e-1 as then in effect with respect to such repurchase.

Limitation on Merger, Consolidation or Sale of Assets

Lamar Media will not, directly or indirectly, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions), to any person or persons, unless at the time of and after giving effect thereto:

(a) either (i) if the transaction or series of transactions is a merger or consolidation, Lamar Media shall be the surviving person of such merger or consolidation, or (ii) the person formed by such consolidation or into which Lamar Media is merged or to which the properties and assets of Lamar Media, are transferred (any such surviving person or transferee person being the “Surviving Entity”) shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all the obligations of Lamar Media under the notes and the indenture, and, in each case, the indenture shall remain in full force and effect; and

(b) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing and Lamar Media or the Surviving Entity, as the case may be, after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), (a) could incur $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described under “Certain Covenants — Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries” above (assuming a market rate of interest with respect to such additional Indebtedness) or (b) would have a Leverage Ratio that is no greater than the Leverage Ratio of Lamar Media immediately prior to such transaction.

In connection with any consolidation, merger or transfer of assets contemplated by this provision, Lamar Media shall deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

Events of Default

The following events are “Events of Default”:

(a) default in payment of any principal of, or premium, if any, on the notes;

(b) default for 30 days in payment of any interest on the notes;

(c) default by Lamar Media or any Guarantor in the observance or performance of any other covenant in the notes or the indenture for 45 days after written notice from the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding;

(d) default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which Lamar Media or any Restricted Subsidiary of Lamar Media then has outstanding Indebtedness in excess of $20 million, individually or in the aggregate, and either (a) such Indebtedness is already due and payable in full or (b) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness;

(e) any final judgment or judgments which can no longer be appealed for the payment of money in excess of $20 million (not covered by insurance) shall be rendered against Lamar Media or any Restricted Subsidiary and shall not be discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect; and

(f) certain events involving bankruptcy, insolvency or reorganization of Lamar Media or any Restricted Subsidiary.

The trustee may withhold notice to the holders of the notes of any default (except in payment of principal of, premium, if any, or interest on the notes) if the trustee considers it to be in the best interest of the holders of the notes to do so.

If an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization) shall have occurred and be continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare to be immediately due and payable the entire principal amount of all the notes then outstanding plus accrued interest to the date of acceleration, and such amounts shall become immediately due and payable; provided, however, that after such acceleration but before a judgment or decree based on acceleration is obtained by the trustee, the holders of a majority in aggregate principal amount of outstanding notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the indenture; provided further, however, that so long as the Senior Credit Facility shall be in full force and effect, if any Event of Default shall have occurred and be continuing (other than as specified in clause (f) of the second immediately preceding paragraph), the notes shall not become due and payable until the earlier to occur of (x) five business days following the delivery of a written notice of such acceleration of the notes to the agent under the Senior Credit Facility and (y) the acceleration of any Indebtedness under the Senior Credit Facility. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, the principal, premium and interest amount with respect to all of the notes shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the notes.

The holders of a majority in principal amount of the notes then outstanding shall have the right to waive any existing default or compliance with any provision of the indenture or the notes and to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain limitations specified in the indenture. No holder of any note will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless such holder shall have previously given to the trustee written notice of a continuing Event of Default, unless the holders of at least 25% in aggregate principal amount of the outstanding notes shall have made written request and provided reasonable indemnity to the trustee to institute such proceeding as a trustee, unless the trustee shall have failed to institute such proceeding within 60 days and unless the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request. However, such limitations do not apply to a suit instituted for payment on such note on or after the respective due dates expressed in such note.

Defeasance and Covenant Defeasance

Lamar Media may elect either:

(a) to defease and be discharged from any and all obligations with respect to the notes (except for the obligations to register the transfer or exchange of such notes, to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency in respect of the notes and to hold monies for payment in trust) (“defeasance”); or

(b) to be released from its obligations with respect to the notes under certain covenants contained in the indenture, some of which are described above under “Certain Covenants” (“covenant defeasance”), upon the deposit with the trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of, premium, if any, and interest on the notes, on the scheduled due dates therefor or on a selected date of redemption in accordance with the terms of the indenture. Such a trust may only be established if, among other things, Lamar Media has delivered to the trustee an opinion of counsel (as specified in the indenture) (i) to the effect that neither the trust nor the trustee will be required to register as an investment company under the Investment Company Act of 1940, as amended, and (ii) to the effect that holders of the notes or persons in their positions will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred, which opinion, in the case of legal defeasance, shall be based on either a private ruling concerning the notes or a published ruling of the Internal Revenue Service.

Modification of Indenture

From time to time, Lamar Media, the Guarantors and the trustee may, without the consent of holders of the notes, amend the indenture or the notes or supplement the indenture for certain specified purposes, including, but not limited to, providing for uncertificated notes in addition to certificated notes, and curing any ambiguity, defect or inconsistency, or making any other change that does not adversely affect the rights of any holder. Lamar Media, the Guarantors and the trustee, with the consent of holders of at least a majority in principal amount of the outstanding notes, may amend the indenture or the notes, except that no such modification shall, without the consent of each holder affected thereby:

(i) reduce the amount of notes whose holders must consent to an amendment, supplement, or waiver to the indenture or the notes;

(ii) reduce the rate of or change the time for payment of interest on any note;

(iii) reduce the principal of or premium on or change the stated maturity of any note;

(iv) make any note payable in money other than that stated in the note;

(v) change the amount or time of any payment required by the notes or reduce the premium payable upon any redemption of notes, or change the time before which no such redemption may be made;

(vi) waive a default in the payment of the principal of, interest on, or redemption payment with respect to, any note;

(vii) make any change in the provisions of the indenture (a) protecting the right of each holder of a note to receive payment of principal of, premium on and interest on such note on or after the due date thereof or to bring suit to enforce such payment, (b) permitting holders of a majority in principal amount of the notes to waive any existing Default or Event of Default or compliance with any provision of the indenture or the notes, or (c) changing this clause.

(viii) amend, alter, change or modify the obligation of Lamar Media to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate an Excess Proceeds Offer after such obligation has arisen or waive any Default in the performance of any such offers or modify any of the provisions or definitions with respect to any such offers; or

(ix) take any other action otherwise prohibited by the indenture to be taken without the consent of each holder affected thereby.

Compliance Certificate

The Company will deliver to the trustee on or before 90 days after the end of Lamar Media’s fiscal year and on or before 45 days after the end of each of the first, second and third fiscal quarters in each year an Officers’ Certificate stating whether or not the signers know of any Default or Event of Default that has occurred. If they do, the certificate will describe the Default or Event of Default and its status.

The Trustee

The trustee under the indenture will be the Registrar and Paying Agent with regard to the notes. Except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Governing Law

The notes shall be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the covenants contained in the indenture. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person.

“Adjusted Net Assets” of a Guarantor at any date means the lesser of (x) the amount by which the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities), but excluding liabilities under the Guarantee of such Guarantor at such date and (y) the amount by which the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities and after giving effect to any collection from any Subsidiary of such Guarantor in respect of the obligations of such Subsidiary under the Guarantee), excluding Indebtedness in respect of the Guarantee, as they become absolute and matured.

“Affiliate” of any specified Person means any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Asset Acquisition” means:

(i) an Investment by Lamar Media or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated or merged with Lamar Media or any Restricted Subsidiary; or

(ii) the acquisition by Lamar Media or any Restricted Subsidiary of assets of any Person.

“Asset Sale” means the sale, transfer or other disposition (other than to Lamar Media or any of the Restricted Subsidiaries) in any single transaction or series of related transactions having a fair market value in excess of $10 million of:

(a) any Capital Stock of or other equity interest in any Restricted Subsidiary;

(b) all or substantially all of the assets of any business owned by Lamar Media or any Restricted Subsidiary or a division, line of business or comparable business segment of Lamar Media or any Restricted Subsidiary thereof; or

(c) any other assets or property of Lamar Media or of any Restricted Subsidiary (whether real or personal property).

For purposes of this definition, the term “Asset Sale” shall not include any sale, transfer or other disposition

(i) that is governed by and made in accordance with the provisions described under “Merger, Consolidation or Sale of Assets,”

(ii) to Lamar Media or a Restricted Subsidiary that is a Guarantor, or

(iii) involving obsolete, worn-out, excess or redundant equipment.

“Asset Sale Proceeds” means, with respect to any Asset Sale:

(i) cash received by Lamar Media or any Restricted Subsidiary from such Asset Sale (including cash received as consideration for the assumption of liabilities incurred in connection with or in anticipation of such Asset Sale), after (a) provision for all income or other taxes measured by or resulting from such Asset Sale, (b) payment of all brokerage commissions, underwriting and other fees and expenses related to such Asset Sale (including, without limitation, reasonable attorneys’ fees and expenses), and (c) deduction of appropriate amounts to be provided by Lamar Media or such Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by Lamar Media or such Restricted Subsidiary after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale; and

(ii) promissory notes and other noncash consideration received by Lamar Media or any Restricted Subsidiary from such Asset Sale or other disposition upon the liquidation or conversion of such notes or noncash consideration into cash.

“Available Asset Sale Proceeds” means, with respect to any Asset Sale, the aggregate Asset Sale Proceeds from such Asset Sale that have not been applied in accordance with clauses (iii)(a) or (iii)(b), and which have not been the basis for an Excess Proceeds Offer in accordance with clause (iii)(c), in each case, of the first paragraph of “Certain Covenants — Limitation on Certain Asset Sales.”

“Average Life to Stated Maturity” means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (or any fraction thereof) from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

“Capital Stock” means, with respect to any Person, any and all shares or other equivalents (however designated) of capital stock, partnership interests or any other participation, right or other interest in the nature of an equity interest in such Person or any option, warrant or other security convertible into any of the foregoing.

“Capitalized Lease Obligations” means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

“Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 35% of the total voting power with respect to the total Voting Stock of Lamar Advertising; provided, however, that the Permitted Holders (i) “beneficially own” (as so defined) a lower percentage of such total voting power with respect to the Voting Stock than such other “person” or “group” and (ii) do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of Lamar Advertising;

(b) Lamar Media or Lamar Advertising consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any Person consolidates with, or merges with or into, Lamar Media or Lamar Advertising, as the case may be, in any such event pursuant to a transaction in which the outstanding Voting Stock of Lamar Media or Lamar Advertising, as the case may be, is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of Lamar Media or Lamar Advertising, as the case may be, is converted into or exchanged for (1) Voting Stock (other than Disqualified Capital Stock) of the surviving or transferee corporation or (2) cash, securities and other property in an amount which could then be paid by Lamar Media or Lamar Advertising, as the case may be, as a Restricted Payment under the indenture, or a combination thereof, and (ii) immediately after such transaction no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), excluding Permitted Holders, is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 50% of the total voting power with respect to the total Voting Stock of the surviving or transferee corporation;

(c) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the board of directors of Lamar Advertising (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of Lamar Advertising was approved by a vote of at least 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Lamar Advertising then in office;

(d) Lamar Media is liquidated or dissolved or adopts a plan of liquidation; or

(e) at any time, Lamar Media ceases to be a direct or indirect wholly-owned subsidiary of Lamar Advertising.

“Common Stock” of any Person means all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person or (ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption on an income statement for Lamar Media and its Restricted Subsidiaries on a consolidated basis (including, but not limited to, imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the net costs associated with hedging obligations, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense (other than interest amortized to cost of sales) but excluding interest in respect of Mirror Loan Indebtedness) plus, without duplication, all net capitalized interest for such period and all interest incurred or paid under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, plus an amount equal to the product of (a) the aggregate dividends paid on Disqualified Capital Stock during such period and (b) a fraction, the numerator of which is one and the denominator of which is one minus Lamar Media’s then effective combined tax rate, to the extent paid; provided, however, that “Consolidated Interest Expense” shall exclude the amortization of deferred financing fees and exclude any and all interest accrued or paid or payable with respect thereto.

“Consolidated Net Income” means, for any period, the aggregate of the Net Income of Lamar Media and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that:

(a) the Net Income of any Person (the “other Person”) in which Lamar Media or any of its Restricted Subsidiaries has less than a 100% interest (which interest does not cause the net income of such other Person to be consolidated into the net income of Lamar Media in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions paid to Lamar Media or such Restricted Subsidiary;

(b) the Net Income of any Restricted Subsidiary (other than a Guarantor) that is subject to any restriction or limitation (assuming no waiver or satisfaction thereof shall have occurred) on the payment of dividends or the making of other distributions (other than pursuant to the notes or the indenture or under the Senior Credit Facility) shall be excluded to the extent of such restriction or limitation, except that, to the extent that any such restriction or limitation results solely from covenant limitations under any SBA Indebtedness, there shall not be deducted that portion of such Restricted Subsidiary’s Net Income which exceeds the outstanding aggregate principal amount of such SBA Indebtedness;

(c) any net gain (but not loss) resulting from an Asset Sale by Lamar Media or any of its Restricted Subsidiaries other than in the ordinary course of business shall be excluded; and

(d) extraordinary gains and losses shall be excluded.

“Consolidated Net Tangible Assets” means the book value of the assets of Lamar Media and its Restricted Subsidiaries (other than patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, permits, goodwill and other intangible assets classified as such in accordance with GAAP) after all applicable deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization) less all liabilities (excluding liabilities in respect of Mirror Loan Indebtedness) of Lamar Media and its Restricted Subsidiaries determined in accordance with GAAP.

“Convertible Notes” means the $291,000 aggregate principal amount of 2 7/8% Convertible Notes due 2010 issued by Lamar Advertising on June 16, 2003 and the $287,209,000 aggregate principal amount of 2 7/8% Convertible Notes due 2010 — Series B issued by Lamar Advertising on July 3, 2007;

“Cumulative Consolidated Interest Expense” means, as of any date of determination, Consolidated Interest Expense of Lamar Media from the Existing Notes Issue Date to the end of Lamar Media’s most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

“Cumulative EBITDA” means, as of any date of determination, EBITDA of Lamar Media from the Existing Notes Issue Date to the end of Lamar Media’s most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

“Default” means any event that is, or with the passing of time or giving of notice or both would be, an Event of Default.

“Designated Senior Indebtedness”, as to Lamar Media or any Guarantor, as the case may be, means any Senior Indebtedness (a) under or in respect of the Senior Credit Facility, or (b) which at the time of determination exceeds $10 million in aggregate principal amount (or accreted value in the case of Indebtedness issued at a discount) outstanding or available under a committed facility, and (i) which is specifically designated in the instrument evidencing such Senior Indebtedness as “Designated Senior Indebtedness” and (ii) as to which the trustee has been given written notice of such designation.

“Disqualified Capital Stock” means any Capital Stock of Lamar Media or any Restricted Subsidiary which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the notes, for cash or securities constituting Indebtedness.

“EBITDA” means, for any Person, for any period, an amount determined in accordance with GAAP equal to:

(a) the sum of, without duplication, (i) Consolidated Net Income for such period, plus (ii) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (i) hereof, plus (iii) to the extent it reduces Consolidated Net Income during such period, Consolidated Interest Expense for such period, plus (iv) depreciation for such period on a consolidated basis, and plus (v) amortization of intangibles for such period on a consolidated basis, and plus (vi) any other non-cash items reducing Consolidated Net Income for such period; minus

(b) all non-cash items increasing Consolidated Net Income for such period.

“Equity Offerings” means an offering by Lamar Advertising or Lamar Media of shares of its Capital Stock (however designated and whether voting or non-voting but excluding Disqualified Capital Stock) and any and all rights, warrants or options to acquire such common stock pursuant to a registration statement registered pursuant to the Securities Act, in the case of such offerings by Lamar Advertising the proceeds of which are contributed to Lamar Media as common equity, other than (i) public offerings with respect to Capital Stock of Lamar Advertising registered on Form S-4 or Form S-8 or (ii) an issuance to any Subsidiary of Lamar Advertising or Lamar Media.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Notes Issue Date” means December 23, 2002.

“Final Maturity Date” means the date fixed in the indenture for the final payment of principal on the notes.

“GAAP” means generally accepted accounting principles consistently applied as in effect in the United States from time to time.

“Guarantee” means each guarantee of the notes by each Guarantor.

“Guaranteed Permitted Unrestricted Subsidiary Obligations” shall have the meaning set forth in the definition of “Investments.”

“Guarantor” means each domestic Subsidiary of Lamar Media in existence on the Issue Date (other than Missouri Logos, a Partnership) and each Subsidiary which thereafter guarantees payment of the notes pursuant to the covenant described under “Limitation on Guarantees of Certain Indebtedness.”

“incur” means, with respect to any Indebtedness or other obligation of any Person, to directly or indirectly create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become directly or indirectly liable with respect to (including as a result of an Asset Acquisition), or otherwise become responsible for, contingently or otherwise, any Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “incurrence,” “incurred,” incurrable,” and “incurring” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.

“Indebtedness” means (without duplication), with respect to any Person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding any balances that constitute accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included:

(i) any Capitalized Lease Obligations of such Person;

(ii) obligations secured by a lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligations so secured);

(iii) guarantees of obligations of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor);

(iv) all obligations for the reimbursement of any obligor on any banker’s acceptance or for reimbursement of any obligor on any letter of credit with respect to drawings made thereunder and not yet reimbursed;

(v) in the case of Lamar Media, Disqualified Capital Stock of Lamar Media or any Restricted Subsidiary;

(vi) obligations of any such Person under any Interest Rate Agreement applicable to any of the foregoing (if and to the extent such Interest Rate Agreement obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP); and

(vii) the outstanding amount of any Guaranteed Permitted Unrestricted Subsidiary Obligations;

provided, however, that obligations in respect of performance and surety bonds and in respect of reimbursement obligations for undrawn letters of credit (whether or not secured by a lien) supporting insurance arrangements and performance and surety bonds, each incurred in the ordinary course of business and not as a part of a financing transaction, for the benefit of Lamar Media or any Restricted Subsidiary, shall not be considered Indebtedness for purposes of the indenture.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, provided, however, (i) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (ii) that Indebtedness shall not include any liability for federal, state, local or other taxes.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates.

“Investments” means:

(i) directly or indirectly, any advance (other than a deposit of funds in connection with an acquisition, provided that either such acquisition is consummated by or through a Restricted Subsidiary or such deposit is returned to the Person that made it), account receivable (other than an account receivable arising in the ordinary course of business), loan or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), the purchase of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities of, or the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person; and

(ii) any Permitted Unrestricted Subsidiary Obligation to the extent it is guaranteed by Lamar Media or a Restricted Subsidiary or otherwise is recourse to or obligates Lamar Media or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof (“Guaranteed Permitted Unrestricted Subsidiary Obligations”).

Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

“Issue Date” means the date the notes are first issued by Lamar Media and authenticated by the trustee under the indenture.

“Junior Security” means any securities of Lamar Media or any other Person that are (i) equity securities without special covenants or (ii) subordinated in right of payment to all Senior Indebtedness of Lamar Media or any Guarantor, as the case may be, to substantially the same extent as, or to a greater extent than, the notes are subordinated as provided in the indenture, in any event issued pursuant to a court order so providing and as to which:

(a) the rate of interest on such securities shall not exceed the effective rate of interest on the notes on the date of the indenture;

(b) such securities shall not be entitled to the benefits of covenants or defaults materially more beneficial to the holders of such securities than those in effect with respect to the notes on the date of the indenture; and

(c) such securities shall not provide for amortization (including sinking fund and mandatory prepayment provisions) commencing prior to the date six months following the final scheduled maturity date of the Senior Indebtedness of Lamar Media or such Guarantor, as the case may be (as modified by the plan of reorganization or readjustment pursuant to which such securities are issued).

“Leverage Ratio” means the ratio of (i) the sum of the aggregate outstanding amount of (x) Indebtedness of Lamar Media and the Restricted Subsidiaries (other than Mirror Loan Indebtedness) and (y) except to the extent included in the previous clause (x), the aggregate liquidation preference of any Preferred Stock of Lamar Media’s Restricted Subsidiaries as of the date of determination on a consolidated basis in accordance with GAAP to (ii) Lamar Media’s EBITDA for the four full fiscal quarters (the “Four Quarter Period”) ending on or prior to the date of determination for which financial statements are available. For purposes of this definition, Lamar Media’s “EBITDA” shall be calculated on a pro forma basis after giving effect to any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of Lamar Media or one of the Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for Indebtedness and the application of Asset Sale Proceeds) at any time on or subsequent to the first day of the Four Quarter Period and on or prior to the date of determination, as if such Asset Sale or Asset Acquisition (including any EBITDA associated with such Asset Acquisition and including any pro forma expense and cost reductions determined in accordance with Article 11 of Regulation S-X relating to such Asset Acquisition) occurred on the first day of the Four Quarter Period.

“Lien” means, with respect to any property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any Capitalized Lease Obligation, conditional sales, or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Mirror Loan Indebtedness” means unsecured Indebtedness of Lamar Media to Lamar Advertising in respect of the Subordinated Note dated September 30, 2005 as such Subordinated Note may be refinanced, replaced or amended and restated, including any such refinancing, replacement or amendment and restatement which increases the principal amount thereof.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Income” means, with respect to any Person for any period, the net income (loss) of such Person determined in accordance with GAAP.

“Net Proceeds” means:

(a) in the case of any sale of Capital Stock of or Indebtedness by Lamar Advertising or Lamar Media, the aggregate net cash proceeds received by Lamar Media, after payment of expenses, commissions and the like incurred in connection therewith; and

(b) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind for or into shares of Capital Stock of Lamar Media which is not Disqualified Capital Stock, the net book value of such outstanding securities on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder to Lamar Media upon such exchange, exercise, conversion or surrender, less any and all payments made to the holders, e.g., on account of fractional shares and less all expenses incurred by Lamar Media in connection therewith).

“Officers’ Certificate” means, with respect to any Person, a certificate signed by the Chief Executive Officer, the President or any Vice President and the Chief Financial Officer or any Treasurer of such Person that shall comply with applicable provisions of the indenture.

“Permitted Business” means any business in which Lamar Media or its Restricted Subsidiaries are engaged on the date of the indenture and any other business related, incidental, complementary or ancillary thereto, and any unrelated business to the extent that it is not material in size as compared with Lamar Media and its Restricted Subsidiaries’ business as a whole.

“Permitted Dividend Encumbrances” means encumbrances or restrictions:

(a) existing on the Issue Date;

(b) arising by reason of Acquired Indebtedness of any Restricted Subsidiary existing at the time such Person became a Restricted Subsidiary; provided, however, that such encumbrances or restrictions were not created in anticipation of such Person becoming a Restricted Subsidiary and are not applicable to Lamar Media or any of the other Restricted Subsidiaries;

(c) arising under Indebtedness incurred under the Senior Credit Facility;

(d) arising under Refinancing Indebtedness; provided, however, that the terms and conditions of any such restrictions are no less favorable to the holders of notes than those under the Indebtedness being refinanced;

(e) customary provisions restricting the assignment of any contract or interest of Lamar Media or any Restricted Subsidiary;

(f) existing under an agreement relating to SBA Indebtedness;

(g) existing under an agreement relating to any Permitted Lien referred to in clause (iv) of the definition of Permitted Liens; provided, however, that such encumbrance or restriction only relates to the assets or property subject to such Permitted Lien;

(h) imposed by applicable law;

(i) imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or of any assets of a Restricted Subsidiary; provided, however, such encumbrances and restrictions apply solely to such Capital Stock or assets of such Restricted Subsidiary which are the subject of such binding agreement;

(j) on cash or other deposits or net worth imposed pursuant to customer contracts entered into in the ordinary course of business;

(k) arising under Indebtedness (other than Indebtedness described in clause (b), (c), (d) or (f) above) permitted to be incurred pursuant to the indenture; provided, however, that the terms and conditions of any such encumbrances or restrictions are no more restrictive than the terms and conditions of any encumbrances or restrictions arising under the notes; and

(l) imposed with respect to the distribution or disposition of assets or property in joint venture agreements or other similar agreements entered into in the ordinary course of business.

“Permitted Holders” means (x) any of Charles Switzer, Charles W. Lamar, III, Kevin P. Reilly, Sr., members of their immediate families or any lineal descendant of any of the foregoing and the immediate families of any such lineal descendant, (y) any trust or partnership, to the extent it is for the benefit of any of the foregoing or (z) any Person or group of Persons controlled by any of the foregoing.

“Permitted Indebtedness” means:

(i) Indebtedness of Lamar Media and Restricted Subsidiaries which are Guarantors pursuant to the Senior Credit Facility in an aggregate principal amount not to exceed $1.3 billion, less the aggregate amount of all permanent repayments thereunder made in accordance with “Limitation on Certain Asset Sales,” and guarantees of such Indebtedness by Restricted Subsidiaries that are Guarantors;

(ii) Indebtedness under the notes, the Guarantees and the Exchange Notes;

(iii) Indebtedness not covered by any other clause of this definition which is outstanding on the date of the indenture;

(iv) Indebtedness of Lamar Media to any Wholly-Owned Restricted Subsidiary and Indebtedness of any Restricted Subsidiary to Lamar Media or another Restricted Subsidiary;

(v) Purchase Money Indebtedness and Capitalized Lease Obligations incurred by Lamar Media or any Restricted Subsidiary to acquire or lease property in the ordinary course of business; provided, however, that (a) the aggregate amount of such Purchase Money Indebtedness and Capital Lease Obligations outstanding at any time shall not exceed the greater of (x) 5% of Lamar Media’s Consolidated Net Tangible Assets at the time of the incurrence of any such Purchase Money Indebtedness or Capitalized Lease Obligations or (y) $50 million, and (b) in each case, such Purchase Money Indebtedness or Capitalized Lease Obligation, as the case may be, would not constitute more than 100% of the cost (determined in accordance with GAAP) of the property so purchased or leased plus reasonable fees and expenses incurred in connection therewith;

(vi) Interest Rate Agreements and any guarantees thereof;

(vii) Refinancing Indebtedness; and

(vii) additional Indebtedness of Lamar Media or any Restricted Subsidiary that is a Guarantor not to exceed $50 million in principal amount outstanding at any time.

“Permitted Investments” means, for any Person, Investments made on or after the date of the indenture consisting of:

(a) Investments by Lamar Media or by a Restricted Subsidiary in Lamar Media or a Restricted Subsidiary which is a Guarantor;

(b) Temporary Cash Investments;

(c) Investments by Lamar Media or by a Restricted Subsidiary in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary which is a Guarantor or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Lamar Media or a Restricted Subsidiary which is a Guarantor;

(d) an Investment that is made by Lamar Media or a Restricted Subsidiary in the form of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities that are issued by a third party to Lamar Media or such Restricted Subsidiary solely as partial consideration for the consummation of an Asset Sale that is otherwise permitted under the covenant described under “Limitation on Certain Asset Sales”; and

(e) Investments in Permitted Joint Ventures in an amount not to exceed $10 million.

“Permitted Joint Ventures” means a corporation, partnership or other entity (other than a Subsidiary) engaged in one or more Permitted Businesses in respect of which Lamar Media or a Restricted Subsidiary (a) beneficially owns at least 5% of the shares of Capital Stock of such entity and (b) either is a party to an agreement empowering one or more parties to such agreement (which may or may not be Lamar Media or a Subsidiary), or is a member of a group that, pursuant to the constituent documents of the applicable corporation, partnership or other entity, has the power, to direct the policies, management and affairs of such entity.

“Permitted Liens” means:

(i) Liens existing on the Issue Date;

(ii) Liens on property or assets of, or any shares of stock of, or interests in, or secured debt of, any Person existing at the time such Person becomes a Restricted Subsidiary or at the time such Person is merged into Lamar Media or any of the Restricted Subsidiaries; provided, however, that such Liens are not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or merging into Lamar Media or any of the Restricted Subsidiaries;

(iii) Liens in favor of Lamar Media or any of the Restricted Subsidiaries;

(iv) Liens to secure Purchase Money Indebtedness that is otherwise permitted under the indenture; provided, however, that any such Lien is created solely for the purpose of securing such Purchase Money Indebtedness and does not extend to or cover any property other than such item of property and any improvements on such item;

(v) Liens for taxes, assessments or governmental charges that are being contested in good faith by appropriate proceedings;

(vi) Liens securing Senior Indebtedness of Lamar Media and the Guarantors;

(vii) Permitted Dividend Encumbrances; and

(viii) Liens securing Indebtedness in an aggregate principal amount not to exceed $1 million outstanding at any time.

“Permitted Unrestricted Subsidiary Obligations” shall have the meaning specified in the definition of “Unrestricted Subsidiary.”

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

“Property” of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries (Restricted Subsidiaries in the case of Lamar Media) under GAAP.

“Purchase Money Indebtedness” means any Indebtedness incurred by a Person to finance the cost (including the cost of construction or improvement and in the case of any Capitalized Lease Obligation, the lease) of any real or personal property, the principal amount of which Indebtedness does not exceed the sum of (i) 100% of such cost and (ii) reasonable fees and expenses of such Person incurred in connection therewith.

“Refinancing Indebtedness” means Indebtedness that refunds, refinances or extends any Indebtedness of Lamar Media or the Restricted Subsidiaries outstanding on the Issue Date or other Indebtedness permitted to be incurred by Lamar Media or the Restricted Subsidiaries pursuant to the terms of the indenture (other than pursuant to clauses (i), (iv), (v), (vi) and (vii) of the definition of Permitted Indebtedness), but only to the extent that:

(i) the Refinancing Indebtedness is subordinated to the notes to at least the same extent as the Indebtedness being refunded, refinanced or extended;

(ii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced or extended, or (b) after the maturity date of the notes;

(iii) the portion of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the notes has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the weighted average life to maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the notes;

(iv) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the sum of (a) the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended, (b) the amount of any premium required to be paid in connection with such refunding, refinancing or extension pursuant to the terms of such Indebtedness or the amount of any premium reasonably determined by the Board of Directors of Lamar Media as necessary to accomplish such refunding, refinancing or extension by means of a tender offer or privately negotiated purchase and (c) the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness; and

(v) such Refinancing Indebtedness is incurred by the same Person that initially incurred the Indebtedness being refunded, refinanced or extended, except that Lamar Media may incur Refinancing Indebtedness to refund, refinance or extend Indebtedness of any Wholly-Owned Restricted Subsidiary.

“Registration Rights Agreement” means the registration rights agreement among Lamar Media, the Guarantors and the initial purchasers relating to the notes.

“Restricted Payment” means any of the following:

(i) the declaration or payment of any dividend or any other distribution or payment on Capital Stock of Lamar Media or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of Lamar Media or any Restricted Subsidiary (other than (x) dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Stock), and (y) in the case of Restricted Subsidiaries of Lamar Media, dividends or distributions payable to Lamar Media or to a Wholly-Owned Restricted Subsidiary);

(ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of Lamar Media or any of the Restricted Subsidiaries (other than Capital Stock owned by Lamar Media or a Wholly-Owned Restricted Subsidiary);

(iii) the making of (a) any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness (other than Mirror Loan Indebtedness) which is subordinated or pari passu in right of payment to the notes that is outstanding on the Issue Date or any Refinancing Indebtedness that refinances such Indebtedness and (b) any interest payment on the Mirror Loan Indebtedness;

(iv) the making of any Investment or guarantee of any Investment in any Person other than a Permitted Investment;

(v) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary to the extent set forth in the definition of Unrestricted Subsidiary; and

(vi) forgiveness of any Indebtedness of an Affiliate of Lamar Media (other than a Wholly-Owned Restricted Subsidiary) to Lamar Media or a Restricted Subsidiary.

For purposes of determining the amount expended for Restricted Payments, cash distributed or invested shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value.

“Restricted Subsidiary” means a Subsidiary of Lamar Media other than an Unrestricted Subsidiary and includes all of the Subsidiaries of Lamar Media existing as of the Issue Date (other than Missouri Logos, a Partnership). The board of directors of Lamar Media may designate any Unrestricted Subsidiary or any Person that is to become a Subsidiary of Lamar Media as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Acquired Indebtedness as having been incurred at the time of such action), Lamar Media could have incurred at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the “Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries” covenant and no Default or Event of Default shall have occurred and be continuing.

“S&P” means Standard & Poor’s Rating Service, a division of The McGraw-Hill Companies, Inc., and its successors.

“SBA Indebtedness” means Indebtedness incurred pursuant to the United States Small Business Administration Disaster Relief Loan program or any similar loan program; provided, however, that such Indebtedness shall at all times be prepayable without penalty at the option of the obligor.

“Senior Credit Facility” means the Credit Agreement dated as of September 30, 2005, as amended to date, among Lamar Media, the guarantor parties thereto, the several lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent and the other agents party thereto, together with the documents related thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing, consolidating or otherwise restructuring (including increasing the amount of available borrowings thereunder pursuant to incremental facilities or otherwise or adding Subsidiaries of Lamar Media as additional guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of Indebtedness that may be incurred thereunder.

“Senior Indebtedness” means the principal of and premium, if any, and interest (including, without limitation, interest accruing or that would have accrued but for the filing of a bankruptcy, reorganization or other insolvency proceeding whether or not such interest constitutes an allowable claim in such proceeding) on, and any and all other fees, charges, expense reimbursement obligations and other amounts due pursuant to the terms of all agreements, documents and instruments providing for, creating, securing or evidencing or otherwise entered into in connection with:

(a) all obligations owed to lenders under the Senior Credit Facility;

(b) all obligations with respect to any Interest Rate Agreement;

(c) all obligations to reimburse any bank or other person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(d) all other current or future Indebtedness which does not provide that it is to rank pari passu with or subordinate to the notes and the Guarantees; and

(e) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the Senior Indebtedness described above.

Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include:

(i) Indebtedness of Lamar Media to any of its Subsidiaries or Indebtedness of any Subsidiary of Lamar Media to Lamar Media or any other Subsidiary of Lamar Media;

(ii) Indebtedness represented by the notes and the Guarantees;

(iii) any Indebtedness which by the express terms of the agreement or instrument creating, evidencing or governing the same is junior or subordinate in right of payment to any item of Senior Indebtedness;

(iv) to the extent it constitutes Indebtedness, any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business;

(v) Indebtedness represented by Disqualified Capital Stock; or

(vi) that portion of any Indebtedness which is incurred in violation of the indenture; provided, however, that in the case of any Indebtedness (regardless of whether or not such Indebtedness is incurred pursuant to the first or second paragraph of “Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries”), such Indebtedness shall not be deemed to have been incurred in violation of the indenture if the holder(s) of such Indebtedness or their agent or representative shall have received a representation from Lamar Media to the effect that the incurrence of such Indebtedness does not violate the provisions of the indenture (but nothing in this clause (vi) shall preclude the existence of any Default or Events of Default in the event that such Indebtedness is in fact incurred in violation of the indenture).

“Stated Maturity” means, when used with respect to any note or any installment of interest thereon, the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable, and when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

“Subsidiary” means, with respect to any Person:

(i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Temporary Cash Investments” or “cash equivalents” means:

(i) United States dollars;

(ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $250.0 million and a Thompson Bank Watch Rating of “B” or better;

(iv) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above;

(v) commercial paper or marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case, having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within one year after the date of acquisition; and

(vi) money market funds at least 95% of the assets of which constitute cash equivalents of the kinds described in clauses (i) through (v) of this definition.

“Unrestricted Subsidiary” means (a) any Subsidiary of an Unrestricted Subsidiary and (b) any Subsidiary of Lamar Media which is classified after the Issue Date as an Unrestricted Subsidiary by a resolution adopted by the board of directors of Lamar Media, but only so long as:

(i) no portion of the Indebtedness or any other obligation (contingent or otherwise) of such Unrestricted Subsidiary (other than obligations in respect of performance and surety bonds and in respect of reimbursement obligations for undrawn letters of credit supporting insurance arrangements and performance and surety bonds, each incurred in the ordinary course of business and not as part of a financing transaction (collectively, “Permitted Unrestricted Subsidiary Obligations”)) (A) is guaranteed by Lamar Media or any Restricted Subsidiary, or (B) is recourse to or obligates Lamar Media or any Restricted Subsidiary of Lamar Media, directly or indirectly, contingently or otherwise, to satisfaction thereof;

(ii) such Unrestricted Subsidiary has no Indebtedness or any other obligation (other than Permitted Unrestricted Subsidiary Obligations) that, if in default in any respect (including a payment default), would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Lamar Media or its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(iii) no Default or Event of Default shall have occurred and be continuing.

Any designation of a Subsidiary as an Unrestricted Subsidiary shall be deemed a Restricted Payment in an amount equal to the fair market value of such Subsidiary (as determined in good faith by the board of directors of Lamar Media) and any such designation shall be permitted only if it complies with the provisions of “Limitation on Restricted Payments.” The trustee shall be given prompt notice by Lamar Media of each resolution adopted by the board of directors of Lamar Media under this provision, together with a copy of each such resolution adopted.

“U.S. Government Obligations” means direct non-callable obligations of, or non-callable obligations guaranteed by, the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

“Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof to vote under ordinary circumstances in the election of members of the board of directors or other similar governing body of such Person.

“Wholly-Owned Restricted Subsidiary” means any Restricted Subsidiary, all of the outstanding Voting Stock (other than directors’ qualifying shares) of which are owned, directly or indirectly, by Lamar Media.

REGISTRATION RIGHTS AGREEMENT

We and our subsidiary guarantors entered into a registration rights agreement with the initial purchasers on October 11, 2007 in connection with the closing of the private offering of the outstanding notes. In that agreement, we agreed for the benefit of the holders of the outstanding notes that we will use our reasonable best efforts to file with the Commission and cause to become effective a registration statement relating to an offer to exchange the notes for an issue of Commission-registered notes with terms identical to the notes (except that the exchange notes are not subject to restrictions on transfer or to any increase in annual interest rate as described below).

If applicable interpretations of the staff of the Commission do not permit us to effect the exchange offer, we are required to use our reasonable best efforts to cause to become effective a shelf registration statement relating to resales of the notes and to keep that shelf registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act, or such shorter period that will terminate when all notes covered by the shelf registration statement have been sold. We will, in the event of such a shelf registration, provide to each outstanding noteholder copies of the prospectus that is a part of the shelf registration statement, notify each noteholder when the shelf registration statement has become effective and take certain other actions to permit resales of the notes. A noteholder that sells notes under the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a noteholder (including certain indemnification obligations).

If this exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before April 18, 2008 (the “Target Registration Date”), the annual interest rate borne by the notes will be increased (i) 0.25% per annum for the first 90-day period immediately following the Target Registration Date and (ii) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case until the exchange offer is completed or, if required, the shelf registration statement is declared effective up to a maximum of 1.00% per annum of additional interest.

If we effect the exchange offer, we will be entitled to close the exchange offer 20 business days after its commencement, provided that we have accepted all notes validly surrendered in accordance with the terms of the exchange offer. Notes not tendered in the exchange offer shall bear interest at the rate set forth on the cover page of this prospectus and be subject to all the terms and conditions specified in the indenture, including transfer restrictions.

The preceding is a summary of the material terms and provisions of the registration rights agreement, a copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The Global Notes

The exchange notes will be issued in the form of one or more registered notes in global form, without interest coupons, which are called the global notes.

Upon issuance, each of the global notes will be deposited with the Trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, which are called DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest). Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

DTC has agreed to the above procedures to facilitate transfers of interests in the global notes among participants in its settlement systems. However, DTC is not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, or its participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC is at any time unwilling, unable or ineligible to continue as depositary for the global notes or ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days of the date we are so informed in writing or become aware of same; or

•	an Event of Default has occurred and is continuing.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax consequences of the exchange of outstanding notes for exchange notes and of the ownership and disposition of the exchange notes. This summary is based on the Internal Revenue of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed regulations, all of which are subject to change. Any such change could be applied retroactively in a way that could cause the tax consequences to differ from the consequences described below, possibly with adverse effect. This summary applies only to persons who hold the outstanding notes and the exchange notes as capital assets within the meaning of Section 1221 of the Code (that is, for investment purposes) and does not address the tax consequences to subsequent purchasers of the notes. This summary does not discuss all aspects of United States federal income taxation that may be relevant to holders in light of their special circumstances or to holders subject to special tax rules (such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities or currencies, persons who hold the notes through a partnership or other passthrough entity, persons subject to alternative minimum tax, persons holding the notes as a part of a hedge, straddle, conversion, constructive sale or other integrated transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar or persons who have ceased to be U.S. citizens or to be taxed as resident aliens). This summary also does not discuss any tax consequences arising under the United States federal estate and gift tax laws or the law of any state, local, foreign or other taxing jurisdiction.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AND THE CONSEQUENCES OF FEDERAL ESTATE AND GIFT TAX LAWS AND THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION.

As used this summary, the term “U.S. holder” means a beneficial owner of a note that is for United States federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or if a valid election is in place to treat the trust as a United States person.

As used in this summary, the term “non-U.S. holder” means a beneficial owner of a note (other than a partnership) that is not a U.S. holder.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of a note, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Holders of notes that are partnerships and partners in those partnerships are urged to consult their tax advisors regarding the United States federal income tax consequences of the exchange of outstanding notes for exchange notes and of the ownership and disposition of the exchange notes.

Tax Consequences to U.S. Holders

Exchange Offer

The exchange of the outstanding notes for the exchange notes in connection with the exchange offer will not be a taxable sale or exchange for United States federal income tax purposes. Accordingly,

•	holders will not recognize taxable gain or loss as a result of the exchange;

•	the adjusted tax basis of an exchange note immediately after the exchange will be the same as the adjusted tax basis of the outstanding note exchanged therefor immediately before the exchange;

•	the holding period of the exchange note will include the holding period of the outstanding note; and

•	any original issue discount, acquisition premium, market discount or bond premium applicable to the outstanding notes will carry over to the exchange notes.

Interest on the Notes

Stated interest on the notes will generally be taxable as ordinary interest income at the time the interest accrues or is received in accordance with a holder’s regular method of accounting for United States federal income tax purposes.

Original Issue Discount

The outstanding notes were issued with original issue discount in an amount equal to the excess of the par value of the outstanding notes over their issue price. The issue price of the outstanding notes was the first offering price to the public at which a substantial amount of the outstanding notes were sold. Because the exchange notes will be treated as a continuation of a U.S. holder’s investment in the outstanding notes, the exchange notes also will be treated as having been issued with original issue discount in an amount equal to the excess of the par value of the outstanding notes over their issue price. This original issue discount has accrued from the issue date of the outstanding notes and will continue to accrue on the notes under a constant yield method. A U.S. holder of the notes will be required to include this original issue discount in gross income as ordinary interest as it accrues in advance of receipt of the cash payments attributable to such income, regardless of the holder’s regular method of accounting.

In general, the amount of original issue discount included in income by a holder of the notes will be the sum of the daily portions of original issue discount with respect to the notes for each day during the taxable year (or portion of the taxable year) on which the holder held the notes. The daily portion of original issue discount on any notes is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period.

An accrual period may be of any length and the accrual periods may vary in length over the term of the notes, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of (x) the notes’ adjusted issue price at the beginning of such accrual period and (y) the yield to maturity of the notes (appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The adjusted issue price of the notes at the beginning of any accrual period is the sum of the issue price of the notes plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the notes that were not qualified stated interest payments.

Under these rules, holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

If a holder acquires an exchange note (or purchased an outstanding note which such holder exchanges for an exchange note) after original issuance for an amount that is less than or equal to the note’s par value but greater than its adjusted issue price, the holder will be considered to have acquired such note at an “acquisition premium” equal in amount to the excess of the note’s cost over its adjusted issue price. Under the acquisition premium rules, the amount of original issue discount which such holder must include in income in each period with respect to the note will be reduced (but not below zero) by the portion of the acquisition premium allocated to the period.

Market Discount

If a holder acquires an exchange note (or purchased an outstanding note which such holder exchanges for an exchange note) for an amount that is less than its adjusted issue price, the difference will be treated as “market discount” (unless such difference is less than a statutorily defined de minimis amount), and the exchange note will be subject to the market discount rules. The holder of an exchange note that is subject to the market discount rules will be required to treat any full or partial principal payment or any gain recognized on the maturity, sale or other disposition of the note as ordinary income, to the extent that such gain does not exceed the accrued market discount on the note. The amount of market discount treated as having accrued will be determined either:

•	on a straight-line basis by multiplying the market discount times a fraction, the numerator of which is the number of days the note was held by the holder and the denominator of which is the total number of days after the date such holder acquired the note up to, and including, the note’s maturity date; or

•	if the holder so elects, on the basis of a constant rate of compound interest.

The holder of an exchange note subject to the market discount rules may elect to include market discount in income currently, through the use of either the straight-line inclusion method or the elective constant interest rate method, in lieu of recharacterizing gain upon disposition as ordinary income to the extent of accrued market discount at the time of disposition. Once made, this election will apply to all debt instruments with market discount acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If an election is made to include market discount on a debt instrument in income currently, the basis of the debt instrument in the hands of the holder will be increased by the market discount thereon as it is included in income.

A holder who does not elect to include the market discount on an exchange note in income currently may be required to defer interest expense deductions for a portion of the interest paid on indebtedness incurred or continued to purchase or carry such note, until the maturity of the note, its earlier disposition in a taxable transaction or, if the holder so elects, a subsequent taxable year in which sufficient income exists with respect to the exchange note.

Amortizable Bond Premium

If a holder purchases an exchange note (or purchased an outstanding note which such holder exchanges for an exchange note) for an amount in excess of all amounts payable on the note after the purchase date, other than payments of stated interest, such holder will not be required to include in income any original issue discount with respect to the note. In addition, such holder may elect to treat the excess as amortizable bond premium. In general, a holder may elect to amortize bond premium by offsetting stated interest allocable to an accrual period with the premium allocable to that period at the time that the holder takes the interest into account under the holder’s regular method of accounting for United States federal income tax purposes. Bond premium is allocable to an accrual period on a constant yield basis. Because the exchange notes are redeemable at our option (see “Description of Exchange Notes — Optional Redemption”), special rules will apply which require a holder to determine the yield and maturity of the exchange notes for purposes of calculating and amortizing bond premium by assuming that we will exercise our option to redeem the holder’s notes in a manner that maximizes the holder’s yield. If we do not exercise our option to redeem the exchange note in the manner assumed, then solely for purposes of calculating and amortizing any remaining bond premium, the holder must treat the exchange note as retired and reissued on the deemed redemption date for its adjusted acquisition price as of that date. The adjusted acquisition price of the exchange note is the holder’s initial investment in the exchange note or the outstanding note, decreased by the amount of any payments, other than qualified stated interest payments, received with respect to such note and any bond premium previously amortized by the holder.

Once made, the election to amortize bond premium on a constant yield method applies to all debt instruments (other than debt instruments the interest on which is excludable from gross income) held or subsequently acquired by the holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Sale, Redemption, Retirement or Other Taxable Disposition of the Notes

A holder of an exchange note will recognize gain or loss upon the sale, redemption, retirement or other taxable disposition of the note equal to the difference between (i) the amount of cash and the fair market value of any property received (except to the extent attributable to accrued interest) and (ii) the holder’s adjusted tax basis in the note. A holder’s adjusted tax basis in a note generally will equal such holder’s initial investment in the note increased by the amount of original issue discount and any accrued market discount previously included in income and decreased by the amount of any payments, other than qualified stated interest payments, received with respect to such note and any amortized bond premium. If a holder disposes of a note between interest payment dates, a portion of the amount received represents stated interest accrued to the date of disposition and must be reported as ordinary interest income, and not as proceeds from the disposition, in accordance with the holder’s regular method of accounting for federal income tax purposes as described above under “— Interest on the Notes.” Subject to the market discount rules discussed above, any gain or loss recognized by a holder on the disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period is more than one year. The exchange of the notes for the exchange notes in connection with the exchange offer will not be a taxable sale or exchange for United States federal income tax purposes.

United States Federal Income Tax Consequences to Non-U.S. Holders

The following discussion applies only to non-U.S. holders. This discussion does not address all aspects of United States federal income taxation that may be relevant to such non-U.S. holders in light of their special circumstances. For example, special rules may apply to a non-U.S. holder that is a “controlled foreign corporation,” “passive foreign investment company” or “foreign personal holding company,” and such holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Exchange Offer

The exchange of the outstanding notes for the exchange notes in connection with the exchange offer will not be a taxable sale or exchange for United States federal income tax purposes.

Interest Payments on the Notes

Subject to the discussion below concerning effectively connected income and backup withholding, the 30% United States federal withholding tax should not apply to any payment of interest (including original issue discount) on the notes provided that: (i) the holder does not own actually or constructively 10% or more of the total combined voting power of Lamar Media Corp.; (ii) the holder is not a controlled foreign corporation related to Lamar Media Corp. through actual or constructive stock ownership; (iii) the holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and (iv) either (a) the holder provides the holder’s name and address on an IRS Form W-8BEN (or other applicable form) and certifies, under penalty of perjury that the holder is not a United States person, or (b) a financial institution holding the notes on the holder’s behalf certifies, under penalty of perjury, that it has received an IRS Form W-8BEN (or other applicable form) from the beneficial owner and provides a copy or, in the case of certain foreign intermediaries, satisfies other certification requirements under the applicable United States Treasury regulations. Special certification requirements apply to certain non-U.S. holders that are entities.

If a holder cannot satisfy the requirements described above, payments of interest made to the holder will be subject to the 30% United States federal withholding tax, unless the holder qualifies for a reduced rate of withholding under a tax treaty or the payments are exempt from withholding because they are effectively connected with the holder’s conduct of a trade or business in the United States and the holder satisfies the applicable certification and disclosure requirements. In order to claim a reduction in or exemption from the 30% withholding tax under an applicable tax treaty, a holder must provide a properly executed IRS Form W-8BEN (or a suitable substitute form). In order to claim that the interest payments are exempt from the withholding tax because they are effectively connected with the holder’s conduct of a trade or business in the United States, the holder must provide an IRS Form W-8ECI (or a suitable substitute form).

A non-U.S. holder eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, Redemption, Retirement or Other Taxable Disposition of the Notes

Subject to the discussion below concerning effectively connected income and backup withholding, a holder will not be subject to United States federal income tax on any gain realized on the sale, redemption, retirement or other taxable disposition of a note unless the holder is an individual who is present in the U.S. for at least 183 days during the year of disposition of the note and other conditions are satisfied. The exchange of the notes for exchange notes in connection with the exchange offer will not be a taxable sale or exchange for United States federal income tax purposes.

Effectively Connected Income

If a holder is engaged in a trade or business in the United States and the holder’s investment in a note is effectively connected with such trade or business, the holder will be exempt from the 30% withholding tax on interest (provided a certification requirement, generally on IRS Form W-8ECI, is met), but will instead generally be subject to regular United States federal income tax on a net income basis on any interest and gain with respect to the notes in the same manner as if the holder were a U.S. holder unless an applicable income tax treaty provides otherwise. In addition, if the holder is a foreign corporation, the holder may be subject to a branch profits tax of 30% (or the lower rate provided by an applicable income tax treaty) of the holder’s earnings and profits for the taxable year that are effectively connected with the holder’s conduct of a trade or business in the United States. If a holder is eligible for the benefits of a tax treaty, any effectively connected income or gain will generally be subject to United States federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States.

Information Reporting and Backup Withholding

Interest (including original issue discount) and principal on, and proceeds received from the sale of, a note generally will be reported to U.S. holders, other than certain exempt recipients, such as corporations, on Internal Revenue Service Form 1099. In addition, a backup withholding tax may apply to such payments or proceeds if the U.S. holder fails to furnish the payor with a correct taxpayer identification number or other required certification or if it has been notified by the IRS that it is subject to backup withholding for failing to report interest or dividends required to be shown on the holder’s federal income tax returns.

Interest (including original issue discount) paid to a non-U.S. holder generally must be reported annually to the holder and the IRS. Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the non-U.S. holder resides. In general, a non-U.S. holder will not be subject to backup withholding with respect to interest or principal payments on the notes if such holder has provided the statement described above under “— United States Federal Income Tax Consequences to Non-U.S. Holders — Interest on the Notes” and the payor does not have actual knowledge or reason to know that such holder is a U.S. person. In addition, a non-U.S. holder will not be subject to backup withholding with respect to the proceeds of the sale of a note (including on redemption or retirement) made within the United States or conducted through certain United States financial intermediaries if the payor receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States person or such holder otherwise establishes an exemption. Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions and the procedure for obtaining such exemptions, if available.

Backup withholding is not an additional tax, and amounts withheld as backup withholding will be allowed as a refund or credit against a holder’s federal income tax liability, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for outstanding notes where the broker-dealer acquired those outstanding notes as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with those resales.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Broker-dealers may sell exchange notes received by them for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes.

Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of those exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act. A profit on any resale of those exchange notes and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the outstanding notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes, including any broker-dealers, against specified liabilities, including liabilities under the Securities Act.

You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.

The trustee and its affiliates perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates, for which they receive customary fees. BNY Capital Markets, Inc., one of the initial purchasers of the outstanding notes and a lender under our bank credit facility is an affiliate of The Bank of New York Trust Company, N.A., the Trustee and exchange agent in connection with the exchange offer.

LEGAL MATTERS

The validity of the exchange notes offered hereby will be passed upon for us by Edwards Angell Palmer & Dodge LLP, Boston, Massachusetts. Edwards Angell Palmer & Dodge LLP will deliver an opinion stating that the notes and the guarantees will be binding obligations of Lamar Media and the guarantors, respectively. In rendering its opinion, Edwards Angell Palmer & Dodge LLP will rely on the opinion of Kean, Miller, Hawthorne, D’Armond, McCowan & Jarman L.L.P. with respect to certain matters pertaining to the subsidiaries guarantees.

EXPERTS

The consolidated financial statements and schedules of Lamar Advertising Company and subsidiaries and Lamar Media Corp. and subsidiaries as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessments of the effectiveness of internal control over financial reporting as of December 31, 2006, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

EXCHANGE AGENT

We have appointed The Bank of New York Trust Company, N.A. as exchange agent in connection with the exchange offer. Holders should direct letters of transmittal or notices of guaranteed delivery to the exchange agent as follows:

By Mail, Hand Delivery or Overnight Courier:
The Bank of New York
Trust Company, N.A.
c/o The Bank of New York
Corporate Trust Operators
Reorganization Unit
101 Barclay Street - 7 East
New York, NY 10286
Attn: Mrs. Evangeline Gonzales	By Facsimile Transmission:
The Bank of New York
Trust Company, N.A.
c/o The Bank of New York
Corporate Trust Operators
Reorganization Unit
101 Barclay Street - 7 East
New York, NY 10286
Attn: Mrs. Evangeline Gonzales
(212) 298-1915

For Information or Confirmation by Telephone:
The Bank of New York
Trust Company, N.A.
c/o The Bank of New York
Corporate Trust Operators
Reorganization Unit
101 Barclay Street - 7 East
New York, NY 10286
Attn: Mrs. Evangeline Gonzales
(212) 815-3738

Delivery of a letter of transmittal to any address or facsimile number other than the one set forth above will not constitute a valid delivery.

INFORMATION AGENT

We have appointed The Altman Group, Inc. as information agent in connection with the exchange offer. Holders should direct questions and requests for assistance and additional copies of this prospectus to the information agent as follows:

The Altman Group, Inc.
1200 Wall Street West, 3rd Floor
Lyndhurst, NJ 07071
Holders call toll-free: 866-416-0551
Banks and Brokers call: 201-806-7300
Fax: 201-460-0050

Management’s Report on Internal Control Over Financial Reporting

The management of Lamar Advertising Company is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act.

Lamar Advertising’s management assessed the effectiveness of Lamar Advertising’s internal control over financial reporting as of December 31, 2006. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on this assessment, Lamar Advertising’s management has concluded that, as of December 31, 2006, Lamar Advertising’s internal control over financial reporting is effective based on those criteria.

KPMG LLP, the independent registered public accounting firm that audited Lamar Advertising’s financial statements included in this annual report, has issued an attestation report on management’s assessment of Lamar Advertising’s internal control over financial reporting. This report appears on page 36 of this combined Annual Report.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Lamar Advertising Company:

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that Lamar Advertising Company (the Company) maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Lamar Advertising Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Lamar Advertising Company maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, Lamar Advertising Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Lamar Advertising Company and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006 and the financial statement schedule as listed in the accompanying index, and our report dated February 28, 2007 expressed an unqualified opinion on those consolidated financial statements and schedule.

/s/  KPMG LLP
KPMG LLP

New Orleans, Louisiana
February 28, 2007

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Lamar Advertising Company:

We have audited the consolidated financial statements of Lamar Advertising Company and subsidiaries as listed in the accompanying index (the Company). In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lamar Advertising Company and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as whole, presents fairly, in all material respects, the information set forth therein.

As discussed in notes 1(j) and 14 to the consolidated financial statements, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised), Share-Based Payment. As discussed in note 15 to the consolidated financial statements, the Company changed its method of quantifying errors in 2006.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Lamar Advertising Company’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 28, 2007 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/  KPMG LLP
KPMG LLP

New Orleans, Louisiana
February 28, 2007

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Consolidated Balance Sheets
December 31, 2006 and 2005
(In thousands, except share and per share data)

	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$11,796	$19,419
Receivables, net of allowance for doubtful accounts of $6,400 and $6,000 in 2006 and 2005	127,552	114,733
Prepaid expenses	38,215	35,763
Deferred income tax assets (note 11)	34,224	7,128
Other current assets	18,983	14,387

Total current assets	230,770	191,430

Property, plant and equipment (note 4)	2,432,977	2,191,443
Less accumulated depreciation and amortization	(1,027,029)	(902,138)

Net property, plant and equipment	1,405,948	1,289,305

Goodwill (note 5)	1,357,706	1,295,050
Intangible assets (note 5)	860,850	896,943
Deferred financing costs net of accumulated amortization of $27,143 and $22,350 at 2006 and 2005, respectively	25,990	26,549
Other assets	42,964	41,957

Total assets	$3,924,228	$3,741,234

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$14,567	$13,730
Current maturities of long-term debt (note 8)	8,648	2,788
Accrued expenses (note 7)	69,940	66,151
Deferred income	17,824	14,945

Total current liabilities	110,979	97,614
Long-term debt (note 8)	1,981,820	1,573,538
Deferred income tax liabilities (note 11)	140,019	107,696
Asset retirement obligation (note 9)	141,503	135,538
Other liabilities	11,374	9,366

Total liabilities	2,385,695	1,923,752

Stockholders’ equity (note 13):
Series AA preferred stock, par value $.001, $63.80 cumulative dividends, authorized 5,720 shares; 5,720 shares issued and outstanding at 2006 and 2005	—	—
Class A preferred stock, par value $638, $63.80 cumulative dividends, 10,000 shares authorized, 0 shares issued and outstanding at 2006 and 2005	—	—
Class A common stock, par value $.001, 175,000,000 shares authorized, 91,796,429 and 90,409,282 shares issued and outstanding at 2006 and 2005, respectively	92	90
Class B common stock, par value $.001, 37,500,000 shares authorized, 15,397,865 and 15,672,527 are issued and outstanding at 2006 and 2005, respectively	15	16
Additional paid-in-capital	2,250,716	2,196,691
Accumulated comprehensive income	2,253	—
Accumulated deficit	(315,072)	(353,793)
Cost of shares held in treasury, 7,460,750 shares and 544,770 shares in 2006 and 2005, respectively	(399,471)	(25,522)

Stockholders’ equity	1,538,533	1,817,482

Total liabilities and stockholders’ equity	$3,924,228	$3,741,234

See accompanying notes to consolidated financial statements.

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Consolidated Statements of Operations
Years Ended December 31, 2006, 2005 and 2004
(In thousands, except share and per share data)

	2006	2005	2004

Net revenues	$1,120,091	$1,021,656	$883,510

Operating expenses (income):
Direct advertising expenses (exclusive of depreciation and amortization)	390,561	353,139	302,157
General and administrative expenses (exclusive of depreciation and amortization)	198,187	176,099	158,161
Corporate expenses (exclusive of depreciation and amortization)	50,750	36,628	30,159
Depreciation and amortization (Note 10)	301,685	290,089	294,056
Gain on disposition of assets	(10,862)	(1,119)	(1,067)

	930,321	854,836	783,466

Operating income	189,770	166,820	100,044
Other expense (income):
Loss on extinguishment of debt	—	3,982	—
Interest income	(1,311)	(1,511)	(495)
Interest expense	112,955	90,671	76,079

	111,644	93,142	75,584

Income before income tax expense	78,126	73,678	24,460
Income tax expense (note 11)	34,227	31,899	11,305

Net income	43,899	41,779	13,155
Preferred stock dividends	365	365	365

Net income applicable to common stock	$43,534	$41,414	$12,790

Earnings per share:
Basic earnings per share	$0.42	$0.39	$0.12

Diluted earnings per share	$0.42	$0.39	$0.12

Weighted average common shares outstanding	102,720,744	105,605,873	104,041,030
Incremental common shares from dilutive stock options	774,778	483,884	530,453
Incremental common shares from convertible debt	—	—	—

Weighted average common shares assuming dilution	103,495,522	106,089,757	104,571,483

See accompanying notes to consolidated financial statements.

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity and Comprehensive Income
Years Ended December 31, 2006, 2005 and 2004
(In thousands, except per share data)

	Series AA	Class A	Class A	Class B		Add’l	Accumulated
	PREF	PREF	CMN	CMN	Treasury	Paid in	Comprehensive	Accumulated
	Stock	Stock	Stock	Stock	Stock	Capital	Income	Deficit	Total

Balance, December 31, 2003	$—	—	87	16	—	2,097,555	—	(407,997)	1,689,661
Issuance of 68,986 shares of common stock in acquisitions	—	—	1	—	—	4,271	—	—	4,272
Exercise of 865,443 shares of stock options	—	—	1	—	—	27,369	—	—	27,370
Conversion of 474,546 shares of Class B common stock to Class A stock	—	—	—	—	—	—	—	—	—
Issuance of 66,692 shares of common stock through employee purchase plan	—	—	—	—	—	2,254	—	—	2,254
Net income	—	—	—	—	—	—	—	13,155	13,155
Dividends ($63.80 per preferred share)	—	—	—	—	—	—	—	(365)	(365)

Balance, December 31, 2004	$—	—	89	16	—	2,131,449	—	(395,207)	1,736,347
Issuance of 1,026,413 shares of common stock in acquisitions	—	—	1	—	—	43,313	—	—	43,314
Exercise of 552,781 shares of stock options	—	—	—	—	—	19,151	—	—	19,151
Issuance of 78,194 shares of common stock through employee purchase plan	—	—	—	—	—	2,778	—	—	2,778
Purchase of 544,770 shares of treasury stock	—	—	—	—	(25,522)	—	—	—	(25,522)
Net income	—	—	—	—	—	—	—	41,779	41,779
Dividends ($63.80 per preferred share)	—	—	—	—	—	—	—	(365)	(365)

Balance, December 31, 2005	$—	—	90	16	(25,522)	2,196,691	—	(353,793)	1,817,482
Cumulative effect due to adoption of SAB 108	—	—	—	—	—	—	—	(4,813)	(4,813)
Non-cash compensation	—	—		—	—	17,906	—	—	17,906
Exercise of 1,033,596 shares of stock options	—	—	1	—	—	32,806	—	—	32,807
Issuance of 78,889 shares of common stock through employee purchase plan	—	—	—	—	—	3,313	—	—	3,313
Conversion of 274,662 shares of Class B common stock to Class A common stock	—	—	1	(1)	—	—	—	—	—
Purchase of 6,915,980 shares of treasury stock	—	—	—	—	(373,949)	—	—	—	(373,949)
Comprehensive income:
Foreign currency translation	—	—	—	—	—	—	2,253	—	2,253
Net income	—	—	—	—	—	—		43,899	43,899

Comprehensive income	—	—	—	—	—	—	—	—	46,152

Dividends ($63.80 per preferred share)	—	—	—	—	—	—	—	(365)	(365)

Balance, December 31, 2006	$—	—	92	15	(399,471)	2,250,716	2,253	(315,072)	1,538,533

See accompanying notes to consolidated financial statements.

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Consolidated Statements of Cash Flows
Years Ended December 31, 2006, 2005 and 2004
(In thousands)

	2006	2005	2004

Cash flows from operating activities:
Net income	$43,899	$41,779	$13,155
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	301,685	287,212	294,056
Non-cash compensation	17,906	—	—
Amortization included in interest expense	4,793	5,335	5,330
Gain on disposition of assets	(10,862)	(1,119)	(1,067)
Loss on extinguishment of debt	—	3,982	—
Deferred income tax expenses	6,364	23,852	7,748
Provision for doubtful accounts	6,287	6,674	7,772
Changes in operating assets and liabilities:
(Increase) decrease in:
Receivables	(17,583)	(24,915)	(4,824)
Prepaid expenses	(4,780)	(448)	(2,509)
Other assets	2,145	(7,408)	(3,556)
Increase (decrease) in:
Trade accounts payable	837	3,318	1,600
Accrued expenses	11,004	10,155	5,693
Other liabilities	2,822	(1,160)	(234)

Cash flows provided by operating activities	364,517	347,257	323,164

Cash flows from investing activities:
Capital expenditures	(223,350)	(121,117)	(82,031)
Acquisitions	(227,649)	(145,228)	(189,540)
Increase in notes receivable	(1,331)	(7,175)	—
Proceeds from sale of property and equipment	13,434	5,550	7,824

Cash flows used in investing activities	(438,896)	(267,970)	(263,747)

Cash flows from financing activities:
Net proceeds from issuance of common stock	35,236	18,672	23,806
Cash used for purchase of treasury shares	(373,949)	(25,522)	—
Principle payments on long-term debt	(2,303)	(485,539)	(44,928)
Debt issuance costs	(4,328)	(5,315)	(1,526)
Net proceeds from note offerings and new notes payable	412,682	394,000	—
Dividends	(365)	(365)	(365)

Cash flows provided by (used in) financing activities	66,973	(104,069)	(23,013)

Effect of exchange rate changes in cash and cash equivalents	(217)	—	—

Net (decrease) increase in cash and cash equivalents	(7,623)	(24,782)	36,404
Cash and cash equivalents at beginning of period	19,419	44,201	7,797

Cash and cash equivalents at end of period	$11,796	$19,419	$44,201

Supplemental disclosures of cash flow information:
Cash paid for interest	$97,711	$78,097	$69,922

Cash paid for state and federal income taxes	$28,471	$3,365	$1,946

Common stock issuance related to acquisitions	$—	$43,314	$4,270

See accompanying notes to consolidated financial statements.

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)

(1)  Significant Accounting Policies

(a)	Nature of Business

Lamar Advertising Company (the Company) is engaged in the outdoor advertising business operating approximately 151,000 billboard advertising displays in 44 states, Canada and Puerto Rico. The Company’s operating strategy is to be the leading provider of outdoor advertising services in the markets it serves.

In addition, the Company operates a logo sign business in 19 states throughout the United States and Canada and a transit advertising business in 73 markets. Logo signs are erected pursuant to state-awarded service contracts on public rights-of-way near highway exits and deliver brand name information on available gas, food, lodging and camping services. Included in the Company’s logo sign business are tourism signing contracts. The Company provides transit advertising on bus shelters, benches and buses in the markets it serves.

(b)	Principles of Consolidation

The accompanying consolidated financial statements include Lamar Advertising Company, its wholly owned subsidiary, Lamar Media Corp. (Lamar Media), and its majority-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

(c)	Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is calculated using accelerated and straight-line methods over the estimated useful lives of the assets.

(d)	Goodwill and Intangible Assets

Under Statement of Financial Accounting Standards (SFAS) No. 142, (SFAS No. 142) Goodwill and Other Intangibles Goodwill is subject to an annual impairment test. The Company designated December 31 as the date of its annual goodwill impairment test. If an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value, an interim impairment test would be performed between annual tests. In accordance with the standard, the Company is required to identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units. The Company is required to determine the fair value of each reporting unit and compare it to the carrying amount of the reporting unit. To the extent the carrying amount of a reporting unit exceeds the fair value of the reporting unit, the Company would be required to perform the second step of the impairment test, as this is an indication that the reporting unit goodwill may be impaired. The fair value of each reporting unit exceeded its carrying amount at its annual impairment test dates on December 31, 2006 and December 31, 2005 therefore the Company was not required to recognize an impairment loss.

Intangible assets, consisting primarily of site locations, customer lists and contracts, and non-competition agreements are amortized using the straight-line method over the assets estimated useful lives, generally from 5 to 15 years.

(e)	Impairment of Long-Lived Assets

Long-lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
(Dollars in thousands, except share and per share data)

comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset before interest expense. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

(f)	Deferred Income

Deferred income consists principally of advertising revenue received in advance and gains resulting from the sale of certain assets to related parties. Deferred advertising revenue is recognized in income as services are provided over the term of the contract. Deferred gains are recognized in income in the consolidated financial statements at the time the assets are sold to an unrelated party or otherwise disposed of.

(g)	Revenue Recognition

The Company recognizes outdoor advertising revenue, net of agency commissions, if any, on an accrual basis ratably over the term of the contracts, as services are provided. Production revenue and the related expense for the advertising copy are recognized upon completion of the sale.

The Company engages in barter transactions where the Company trades advertising space for goods and services. The Company recognizes revenues and expenses from barter transactions at fair value which is determined based on the Company’s own historical practice of receiving cash for similar advertising space from buyers unrelated to the party in the barter transaction. The amount of revenue and expense recognized for advertising barter transactions is as follows:

	2006	2005	2004

Net revenues	$5,461	$5,766	$5,490
Direct advertising expenses	$2,802	$2,972	$3,124
General and administrative expenses	$2,645	$2,521	$2,002

(h)	Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(i)	Earnings Per Share

Earnings per share are computed in accordance with SFAS No. 128, “Earnings Per Share.” The calculation of basic earnings per share excludes any dilutive effect of stock options and convertible debt, while diluted earnings per share includes the dilutive effect of stock options and convertible debt. The number of potentially dilutive shares excluded from the calculation because of their anti-dilutive effect are 5,581,755 for the years ended December 31, 2006 and 2005 and 2004.

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
(Dollars in thousands, except share and per share data)

(j)	Stock Option Plan

Effective January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and related interpretations, or SFAS 123(R), to account for stock-based compensation using the modified prospective transition method and therefore will not restate our prior period results. SFAS 123(R)supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, or APB No. 25, and revises guidance in SFAS 123, Accounting for Stock-Based Compensation.  Among other things, SFAS 123(R) requires that compensation expense be recognized in the financial statements for share-based awards based on the grant date fair value of those awards. The modified prospective transition method applies to (a) unvested stock options under our 1996 Equity Incentive Plan (1996 Plan) at December 31, 2005 and issuances under our Employee Stock Purchase Plan (ESPP) outstanding based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123, and (b) any new share-based awards granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). Additionally, stock-based compensation expense includes an estimate for pre-vesting forfeitures and is recognized over the requisite service periods of the awards on a straight-line basis, which is generally commensurate with the vesting term. Non-cash compensation expense recognized during the year ended December 31, 2006 is $17,906 which consists of $7,561 resulting from the Company’s adoption of SFAS 123(R) and $10,345 related to stock grants, which were made under the Company’s performance-based stock incentive program in 2006. See Note 14 for information on the assumptions we used to calculate the fair value of stock-based compensation.

Prior to January 1, 2006, we accounted for these stock-based compensation plans in accordance with APB No. 25 and related interpretations. Accordingly, compensation expense for a stock option grant was recognized only if the exercise price was less than the market value of our Class A common stock on the grant date. Compensation expense was not recognized under our ESPP as the purchase price of the stock issued thereunder was not less than 85% of the lower of the fair market value of our common stock at the beginning of each offering period or at the end of each purchase period under the plan. Prior to our adoption of SFAS 123(R), as required under the disclosure provisions of SFAS 123, as amended, we provided pro forma net income (loss) and earnings (loss) per common share for each period as if we had applied the fair value method to measure stock-based compensation expense.

The table below summarizes the impact on our results of operations for the year ended December 31, 2006 of outstanding stock options and stock grants under our 1996 Plan and issuances under our ESPP recognized under the provisions of SFAS 123(R):

Year Ended
December 31, 2006

Stock-based compensation expense:
Issuances under employee stock purchase plan	$728
Employee stock options	6,833
Performance-based stock awards	10,345
Income tax benefit	(4,531)

Net decrease in net income	$13,375

Decrease in earnings per common share:
Basic	$0.13
Diluted	$0.13

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
(Dollars in thousands, except share and per share data)

The following table illustrates the effect on net income and earnings per common share for the year ended December 31, 2005 and 2004 as if we had applied the fair value method to measure stock-based compensation, as required under the disclosure provisions of SFAS No. 123:

	Year Ended	Year Ended
	December 31,	December 31,
	2005	2004

Net income applicable to common stock, as reported	$41,414	$12,790
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(5,013)	(8,834)

Pro forma net income applicable to common stock	$36,401	$3,956

Net income per common share — basic and diluted
Net income per share, as reported	$0.39	$0.12
Net income per share, pro forma	$0.34	$0.04

(k)	Cash and Cash Equivalents

The Company considers all highly-liquid investments with original maturities of three months or less to be cash equivalents.

(l)  Reclassification of Prior Year Amounts

Certain amounts in the prior years’ consolidated financial statements have been reclassified to conform to the current year presentation. These reclassifications had no effect on previously reported net income (loss).

(m)  Asset Retirement Obligations

Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (SFAS 143). SFAS 143 requires companies to record the present value of obligations associated with the retirement of tangible long-lived assets in the period in which it is incurred. The liability is capitalized as part of the related long-lived asset’s carrying amount. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset. The Company’s asset retirement obligations relate primarily to the dismantlement, removal, site reclamation and similar activities of its properties.

(n)  Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2)  Acquisitions

Year Ended December 31, 2006

During the twelve months ended December 31, 2006, the Company completed several acquisitions of outdoor advertising assets for a total purchase price of approximately $227,649 in cash.

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
(Dollars in thousands, except share and per share data)

Each of these acquisitions was accounted for under the purchase method of accounting, and, accordingly, the accompanying consolidated financial statements include the results of operations of each acquired entity from the date of acquisition. The acquisition costs have been allocated to assets acquired and liabilities assumed based on fair market value at the dates of acquisition. The following is a summary of the preliminary allocation of the acquisition costs in the above transactions.

Total

Current assets	$6,141
Property, plant and equipment	77,433
Goodwill	62,656
Site locations	66,944
Non-competition agreements	661
Customer lists and contracts	18,428
Other assets	2,200
Current liabilities	(1,479)
Long term liabilities	(5,335)

$227,649

Total acquired intangible assets for the year ended December 31, 2006 was $148,689, of which $62,656 was assigned to goodwill which is not subject to amortization. The remaining $86,033 of acquired intangible assets have a weighted average useful life of approximately 14 years. The intangible assets include customer lists and contracts of $18,428 (7 year weighted average useful life), site locations of $66,944 (15 year weighted average useful life), and non-competition agreements of $661 (9.6 year weighted average useful life). Of the $62,656 of goodwill, approximately $50,886 is expected to be fully deductible for tax purposes. The aggregate amortization expense related to the 2006 acquisitions for the year ended December 31, 2006 was approximately $4,078.

The following unaudited pro forma financial information for the Company gives effect to the 2006 and 2005 acquisitions as if they had occurred on January 1, 2005. These pro forma results do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred on such date or to project the Company’s results of operations for any future period.

	2006	2005

Net revenues	$1,128,697	$1,048,689
Net income applicable to common stock	$41,649	$37,630
Net income per common share — basic	$0.41	$0.36
Net income per common share — diluted	$0.40	$0.35

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
(Dollars in thousands, except share and per share data)

Year Ended December 31, 2005

During the twelve months ended December 31, 2005, the Company completed over 65 acquisitions of outdoor advertising assets for a total purchase price of approximately $188,542, which consisted of the issuance of 1,026,413 shares of Lamar Advertising Class A common stock valued at the time of issuance at $43,314 and $145,228 in cash.

Each of these acquisitions was accounted for under the purchase method of accounting, and, accordingly, the accompanying consolidated financial statements include the results of operations of each acquired entity from the date of acquisition. The acquisition costs have been allocated to assets acquired and liabilities assumed based on fair market value at the dates of acquisition. The following is a summary of the preliminary allocation of the acquisition costs in the above transactions.

Total

Current assets	$10,374
Property, plant and equipment	59,846
Goodwill	29,944
Site locations	87,263
Non-competition agreements	1,439
Customer lists and contracts	15,372
Other assets	548
Current liabilities	(3,852)
Long term liabilities	(12,392)

$188,542

Year Ended December 31, 2004

During the year ended December 31, 2004, the Company completed over 80 acquisitions of outdoor advertising assets for a total purchase price of approximately $200,490, which consisted of the issuance of 68,986 shares of Lamar Advertising Class A common stock valued at the time of issuance at $2,476, warrants valued at $1,794 and $196,220 cash.

Each of these acquisitions was accounted for under the purchase method of accounting, and, accordingly, the accompanying consolidated financial statements include the results of operations of each acquired entity from the date of acquisition. The acquisition costs have been allocated to assets acquired and liabilities assumed based on fair market value at the dates of acquisition. The following is a summary of the preliminary allocation of the acquisition costs in the above transactions.

Total

Current assets	$2,846
Property, plant and equipment	64,917
Goodwill	24,831
Site locations	87,281
Non-competition agreements	515
Customer lists and contracts	21,577
Current liabilities	(1,477)

$200,490

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
(Dollars in thousands, except share and per share data)

(3)  Noncash Financing Activities

A summary of significant noncash financing activities for the years ended December 31, 2006, 2005 and 2004 follows:

	2006	2005	2004

Issuance of Class A common stock in acquisitions	$—	$43,314	$4,270

(4)  Property, Plant and Equipment

Major categories of property, plant and equipment at December 31, 2006 and 2005 are as follows:

	Estimated Life
	(Years)	2006	2005

Land	—	$178,942	$115,449
Building and improvements	10 - 39	90,627	72,718
Advertising structures	5 - 15	2,055,236	1,911,429
Automotive and other equipment	3 - 7	108,172	91,847

		$2,432,977	$2,191,443

(5) Goodwill and Other Intangible Assets

The following is a summary of intangible assets at December 31, 2006 and December 31, 2005.

	Estimated	2006		2005
	Life	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	(Years)	Amount	Amortization	Amount	Amortization

Amortizable Intangible Assets:
Customer lists and contracts	7 - 10	$444,167	$380,374	$425,739	$344,125
Non-competition agreements	3 - 15	60,279	55,466	59,618	53,437
Site locations	15	1,262,525	474,151	1,195,581	391,926
Other	5 - 15	13,537	9,667	13,600	8,107

		$1,780,508	$919,658	$1,694,538	$797,595
Unamortizable Intangible Assets:
Goodwill		$1,611,341	$253,635	$1,548,685	$253,635

The changes in the gross carrying amount of goodwill for the year ended December 31, 2006 are as follows:

Balance as of December 31, 2005	$1,548,685
Goodwill acquired during the year	62,656
Impairment losses	—

Balance as of December 31, 2006	$1,611,341

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
(Dollars in thousands, except share and per share data)

The following is a summary of the estimated amortization expense for future years (Revised, as reported in the Form 8-K filed by the Company on March 19, 2007):

Year ended December 31, 2007	$106,332
Year ended December 31, 2008	99,575
Year ended December 31, 2009	96,672
Year ended December 31, 2010	93,591
Year ended December 31, 2011	91,111
Thereafter	373,569

Total	$860,850

(6)  Leases

The Company is party to various operating leases for production facilities, vehicles and sites upon which advertising structures are built. The leases expire at various dates, and have varying options to renew and to cancel. The following is a summary of minimum annual rental payments required under those operating leases that have original or remaining lease terms in excess of one year as of December 31, 2006:

2007	$146,766
2008	$123,905
2009	$110,232
2010	$95,494
2011	$81,931
Thereafter	$584,744

Rental expense related to the Company’s operating leases was $192,542, $178,387 and $160,808 for the years ended December 31, 2006, 2005 and 2004, respectively.

(7)  Accrued Expenses

The following is a summary of accrued expenses at December 31, 2006 and 2005:

	2006	2005

Payroll	$12,692	$11,888
Interest	35,845	25,840
Insurance benefits	9,169	9,337
Other	12,234	19,086

	$69,940	$66,151

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
(Dollars in thousands, except share and per share data)

(8)  Long-term Debt

Long-term debt consists of the following at December 31, 2006 and 2005:

	2006	2005

Bank Credit Agreement	$707,000	$495,000
2 7/8% Convertible notes	287,500	287,500
8% Unsecured subordinated notes	—	1,333
7 1/4% Senior subordinated notes	388,208	388,628
6 5/8% Senior Subordinated notes	400,000	400,000
6 5/8% Senior Subordinated Notes — Series B	200,922	—
Other notes with various rates and terms	6,838	3,865

	1,990,468	1,576,326
Less current maturities	(8,648)	(2,788)

Long-term debt, excluding current maturities	$1,981,820	$1,573,538

Long-term debt matures as follows:

2007	$8,648
2008	$31,359
2009	$46,370
2010	$379,246
2011	$159,996
Later years	$1,364,849

On December 23, 2002, Lamar Media Corp. completed an offering of $260,000 7 1/4% Senior Subordinated Notes due 2013. These notes are unsecured senior subordinated obligations and will be subordinated to all of Lamar Media’s existing and future senior debt, rank equally with all of Lamar Media’s existing and future senior subordinated debt and rank senior to any future subordinated debt of Lamar Media.

On June 12, 2003, Lamar Media Corp. issued $125,000 7 1/4% Senior Subordinated Notes due 2013 as an add on to the $260,000 issued in December 2002. The issue price of the $125,000 7 1/4% Notes was 103.661% of the principal amount of the notes, which yields an effective rate of 6 5/8%.

On June 16, 2003, the Company issued $287,500 2 7/8% Convertible Notes due 2010. The notes are convertible at the option of the holder into shares of Lamar Advertising Company Class A common stock at any time before the close of business on the maturity date, unless previously repurchased, at a conversion rate of 19.4148 shares per $1,000 principal amount of notes, subject to adjustments in some circumstances.

On August 16, 2005, Lamar Media Corp., issued $400,000 6 5/8% Senior Subordinated Notes due 2015. These notes are unsecured senior subordinated obligations and will be subordinated to all of Lamar Media’s existing and future senior debt, rank equally with all of Lamar Media’s existing and future senior subordinated debt and rank senior to all of our existing and any future subordinated debt of Lamar Media. These notes are redeemable at the Company’s option anytime on or after August 15, 2010. The Company may also redeem up to 35% of the aggregate principle amount of the notes using the proceeds from certain public equity offerings completed before August 15, 2008. The net proceeds from this issuance were used to reduce borrowings under Lamar Media’s bank credit facility.

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
(Dollars in thousands, except share and per share data)

On August 17, 2006, Lamar Media Corp. issued $216,000 6 5/8% Senior Subordinated Notes due 2015-Series B. These notes are unsecured senior subordinated obligations and will be subordinated to all of Lamar Media’s existing and future senior debt, rank equally with all of Lamar Media’s existing and future senior subordinated debt and rank senior to all of our existing and any future subordinated debt of Lamar Media. These notes are redeemable at the Company’s option anytime on or after August 15, 2010. The Company may also redeem up to 35% of the aggregate principle amount of the notes using the proceeds from certain public equity offerings completed before August 15, 2008. The net proceeds from this issuance were used to reduce borrowings under Lamar Media’s bank credit facility and repurchase the Company’s Class A common stock pursuant to its repurchase plan.

The Company’s obligations with respect to its publicly issued notes are not guaranteed by the Company’s direct or indirect wholly owned subsidiaries. Certain obligations of the Company’s wholly-owned subsidiary, Lamar Media Corp. are guaranteed by its subsidiaries.

On September 30, 2005, Lamar Media Corp., replaced its bank credit facility. The new bank facility is comprised of a $400,000 revolving bank credit facility and a $400,000 term facility. The bank credit facility also includes a $500,000 incremental facility, which permits Lamar Media to request that its lenders enter into a commitment to make additional term loans to it, up to a maximum aggregate amount of $500,000. As a result of this refinancing, the Company recorded a loss on extinguishment of debt of $3,982.

On February 8, 2006, Lamar Media entered into a Series A Incremental Term Loan Agreement and obtained commitments from its lenders for a term loan of $37,000, which was funded on February 27, 2006. The available uncommitted incremental loan facility was thereby reduced to $463,000.

On October 5, 2006, we entered into a Series B Incremental Term Loan Agreement (the “Series B Incremental Loan Agreement”) and borrowed an additional $150,000 under the incremental portion of our bank credit facility. In conjunction with the Series B Incremental Loan Agreement, we also entered into an amendment to our bank credit facility to restore the amount of the incremental loan facility to $500,000 (which under its old terms would have been reduced by the Series B Incremental Loan and had been reduced by the earlier Series A Incremental Loan described above). The lenders have no obligation to make additional term loans to Lamar Media under the incremental facility, but may enter into such commitments in their sole discretion.

On December 21, 2006, Lamar Transit Advertising Canada Ltd. entered into a Series C Incremental Term Loan Agreement and obtained commitments from its lenders for a term loan of $20,000. The available uncommitted incremental loan facility was thereby reduced to $480,000.

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
(Dollars in thousands, except share and per share data)

The quarterly amortization of the Term facility is as follows:

Term

December 31, 2007 — September 30, 2009	$7,587.5
December 31, 2009 — September 30, 2011	22,762.5
December 31, 2011 — September 30, 2012	91,050.0

As of December 31, 2006, there was $100,000 outstanding under the revolving facility. The revolving facility terminates September 30, 2012 Revolving credit loans may be requested under the revolving credit facility at any time prior to maturity. The loans bear interest, at the Company’s option, at the LIBOR Rate or JPMorgan Chase Prime Rate plus applicable margins, such margins being set from time to time based on the Company’s ratio of debt to trailing twelve month EBITDA, as defined in the agreement. The terms of the indenture relating to Lamar Advertising’s outstanding notes, Lamar Media’s bank credit facility and the indenture relating to Lamar Media’s outstanding notes restrict, among other things, the ability of Lamar Advertising and Lamar Media to:

•	dispose of assets;

•	incur or repay debt;

•	create liens;

•	make investments; and

•	pay dividends.

Lamar Media’s ability to make distributions to Lamar Advertising is also restricted under the terms of these agreements. Under Lamar Media’s credit facility the Company must maintain specified financial ratios and levels including:

•	interest coverage;

•	fixed charges ratios;

•	senior debt ratios; and

•	total debt ratios.

Lamar Advertising and Lamar Media were in compliance with all of the terms of all of the indentures and the applicable bank credit agreement during the periods presented.

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
(Dollars in thousands, except share and per share data)

(9)  Asset Retirement Obligation

The Company’s asset retirement obligation includes the costs associated with the removal of its structures, resurfacing of the land and retirement cost, if applicable, related to the Company’s outdoor advertising portfolio. The following table reflects information related to our asset retirement obligations:

Balance at December 31, 2003	$123,217
Additions to asset retirement obligations	3,687
Accretion expense	10,204
Liabilities settled	(4,408)

Balance at December 31, 2004	$132,700
Additions to asset retirement obligations	1,612
Accretion expense	7,039
Liabilities settled	(5,813)

Balance at December 31, 2005	$135,538
Additions to asset retirement obligations	1,332
Accretion expense	8,561
Liabilities settled	(3,928)

Balance at December 31, 2006	$141,503

(10)  Depreciation and Amortization

The Company includes all categories of depreciation and amortization on a separate line in its Statement of Operations. The amount of depreciation and amortization expense excluded from the following operating expenses in its Statement of Operations are:

	Year Ended December 31,
	2006	2005	2004

Direct expenses	$286,041	$276,977	$279,735
General and administrative expenses	6,902	6,870	8,403
Corporate expenses	8,742	6,242	5,918

	$301,685	$290,089	$294,056

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
(Dollars in thousands, except share and per share data)

(11)  Income Taxes

Income tax expense (benefit) for the years ended December 31, 2006, 2005 and 2004, consists of:

	Current	Deferred	Total

Year ended December 31, 2006:
U.S. federal	$22,492	$6,973	$29,465
State and local	4,637	(664)	3,973
Foreign	734	55	789

	$27,863	$6,364	$34,227

Year ended December 31, 2005:
U.S. federal	$2,500	$22,504	$25,004
State and local	2,530	1,221	3,751
Foreign	3,017	127	3,144

	$8,047	$23,852	$31,899

Year ended December 31, 2004:
U.S. federal	$—	$5,621	$5,621
State and local	3,557	1,339	4,896
Foreign	—	788	788

	$3,557	$7,748	$11,305

Income tax expense (benefit) attributable to continuing operations for the years ended December 31, 2006, 2005 and 2004, differs from the amounts computed by applying the U.S. federal income tax rate of 35 percent for 2006 and 2005 and 34 percent for 2004, to income before income taxes as follows:

	2006	2005	2004

Computed expected tax expense	$27,344	$25,787	$8,316
Increase (reduction) in income taxes resulting from:
Book expenses not deductible for tax purposes	4,078	4,012	825
Amortization of non-deductible goodwill	27	26	2
State and local income taxes, net of federal income tax benefit	2,583	2,438	3,231
Other differences, net	195	(364)	(1,069)

	$34,227	$31,899	$11,305

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
(Dollars in thousands, except share and per share data)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2006 and 2005 are presented below:

	2006	2005

Current deferred tax assets:
Receivables, principally due to allowance for doubtful accounts	$4,761	$2,316
Accrued liabilities not deducted for tax purposes	1,508	1,609
Net operating loss carryforward	10,210	—
Tax credits	17,369	—
Other	376	3,203

Net current deferred tax asset	$34,224	$7,128

Non-current deferred tax liabilities:
Plant and equipment, principally due to differences in depreciation	$(6,849)	$(10,893)
Intangibles, due to differences in amortizable lives	(243,145)	(244,712)
Undistributed earnings of foreign subsidiaries	(159)	—
Investments in partnerships	(394)	—

	(250,547)	(255,605)

Non-current deferred tax assets:
Plant and equipment, due to basis differences on acquisitions and costs capitalized for tax purposes	29,812	34,080
Investment in affiliates and plant and equipment, due to gains recognized for tax purposes and deferred for financial reporting purposes	2,302	931
Accrued liabilities not deducted for tax purposes	13,754	3,232
Net operating loss carryforward	15,138	69,955
Asset retirement obligation	40,799	35,289
Tax credits	8,688	3,319
Other, net	35	1,103

Non-current deferred tax assets	110,528	147,909

Net non-current deferred tax liability	$(140,019)	$(107,696)

As of December 31, 2006, the Company had deferred tax assets for U.S. federal net operating losses of $46,295, and state net operating losses of $182,536, which expire through 2024. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
(Dollars in thousands, except share and per share data)

differences. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

(12)  Related Party Transactions

Affiliates, as used within these statements, are persons or entities that are affiliated with Lamar Advertising Company or its subsidiaries through common ownership and directorate control.

In October 1995 and in March 1996, the Company repurchased 3.6% and 12.9%, respectively, of its then outstanding Class A common stock (1,220,500 and 3,617,884 shares, respectively) from certain of its existing stockholders, directors and employees for an aggregate purchase price of approximately $4,000. The term of the March 1996 repurchase entitled the selling stockholders to receive additional consideration from the Company in the event that the Company consummated a public offering of its Class A common stock at a higher price within 24 months of the repurchase. In satisfaction of that obligation, upon completion of the Company’s initial public offering, the Company paid the selling stockholders an aggregate of $5,000 in cash from the proceeds and issued them $20,000 aggregate principal amount of ten year subordinated notes. As of December 31, 2006 and 2005, the outstanding balance of the ten year subordinated notes was $0, and $1,333, respectively. The Company’s current executive officers did not hold any of the ten year subordinated notes described above. Interest expense during the years ended December 31, 2006, 2005 and 2004, related to the ten year subordinated notes was $40, $193 and $354, respectively.

Prior to 1996, the Company entered into various related party transactions for the purchase and sale of advertising structures whereby any resulting gains were deferred at that date. As of December 31, 2006 and 2005, the deferred gains related to these transactions were $1,001 and are included in deferred income on the balance sheets. No gains related to these transactions have been realized in the Statement of Operations for the years ended December 31, 2006, 2005 and 2004.

In addition, the Company had receivables from employees of $240 and $49 at December 31, 2006 and 2005, respectively. These receivables are primarily relocation loans for employees. The Company does not have any receivables from its current executive officers.

Effective July 1, 1996, the Lamar Texas Limited Partnership, one of the Company’s subsidiaries, and Reilly Consulting Company, L.L.C., which Kevin P. Reilly, Sr. controls, entered into a consulting agreement which was amended January 1, 2004. This consulting agreement as amended, has a term through December 31, 2008 with automatic renewals for successive one year periods after that date unless either party provides written termination to the other. The amended agreement provides for an annual consulting fee of $190 for the five year period commencing on January 1, 2004 and an annual consulting fee of $150 for any subsequent one year renewal term. The agreement also contains a non-disclosure provision and a non-competition restriction which extends for two years beyond the termination agreement.

The Company also has a lease arrangement with Deanna Enterprises, LLC (formerly Reilly Enterprises, LLC), which Kevin P. Reilly Sr. controls, for the use of an airplane. The Company paid a monthly fee plus expenses which entitled the Company to 6.67 hours of flight time, with any unused portion carried over into the next month. This agreement was amended in October 2004, whereby the Company would pay $100 per year for 125 guaranteed flight hours. Total fees paid under these arrangements for fiscal 2006, 2005 and 2004 were approximately $106, $104 and $70, respectively.

(13)  Stockholders’ Equity

On July 16, 1999, the Board of Directors designated 5,720 shares of the 1,000,000 shares of previously undesignated preferred stock, par value $.001, as Series AA preferred stock. The Class A preferred stock, par

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
(Dollars in thousands, except share and per share data)

value $638, was exchanged for the new Series AA preferred stock and no shares of Class A preferred stock are currently outstanding. The new Series AA preferred stock and the Class A preferred stock rank senior to the Class A common stock and Class B common stock with respect to dividends and upon liquidation. Holders of Series AA preferred stock and Class A preferred stock are entitled to receive, on a pari passu basis, dividends at the rate of $15.95 per share per quarter when, as and if declared by the Board of Directors. The Series AA preferred stock and the Class A preferred stock are also entitled to receive, on a pari pasu basis, $638 plus a further amount equal to any dividend accrued and unpaid to the date of distribution before any payments are made or assets distributed to the Class A common stock or Class B stock upon voluntary or involuntary liquidation, dissolution or winding up of the Company. The liquidation value of the outstanding Series AA preferred stock at December 31, 2006 was $3,649. The Series AA preferred stock and the Class A preferred stock are identical, except that the Series AA preferred stock is entitled to one vote per share and the Class A preferred stock is not entitled to vote.

All of the outstanding shares of common stock are fully paid and nonassessable. In the event of the liquidation or dissolution of the Company, following any required distribution to the holders of outstanding shares of preferred stock, the holders of common stock are entitled to share pro rata in any balance of the corporate assets available for distribution to them. The Company may pay dividends if, when and as declared by the Board of Directors from funds legally available therefore, subject to the restrictions set forth in the Company’s existing indentures and the bank credit facility. Subject to the preferential rights of the holders of any class of preferred stock, holders of shares of common stock are entitled to receive such dividends as may be declared by the Company’s Board of Directors out of funds legally available for such purpose. No dividend may be declared or paid in cash or property on any share of either class of common stock unless simultaneously the same dividend is declared or paid on each share of the other class of common stock, provided that, in the event of stock dividends, holders of a specific class of common stock shall be entitled to receive only additional shares of such class.

The rights of the Class A and Class B common stock are equal in all respects, except holders of Class B common stock have ten votes per share on all matters in which the holders of common stock are entitled to vote and holders of Class A common stock have one vote per share on such matters. The Class B common stock will convert automatically into Class A common stock upon the sale or transfer to persons other than permitted transferees (as defined in the Company’s certificate of incorporation, as amended).

In November 2005, the Company announced that its Board of Directors authorized the repurchase of up to $250,000 of the Company’s Class A common stock. The Company completed this repurchase plan in July 2006, repurchasing a total of 4,851,947 shares of its Class A Common Stock. In August 2006, Lamar announced a second repurchase plan program of up to $250,000 of the Company’s Class A common stock to be repurchased from time to time over a period not to exceed 18 months. As of December 31, 2006, the Company has purchased approximately 2,608,803 shares for an aggregate purchase price of $149,326.

In addition to the $100,674 of repurchase capacity that currently remains under the 2006 plan, the Company’s board of directors announced on February 22, 2007 approval of a new stock repurchase program of up to $500,000 of the Company’s Class A common stock over a period not to exceed 24 months. The share repurchases may be made on the open market or in privately negotiated transactions. The timing and amount of any shares repurchased will be determined by Lamar’s management based on its evaluation of market conditions and other factors. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be available for future use for general corporate and other purposes.

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
(Dollars in thousands, except share and per share data)

(14)  Stock Compensation Plans

Equity Incentive Plan.  Lamar’s 1996 Equity Incentive Plan has reserved 10 million shares of common stock for issuance to directors and employees, including options granted and common stock reserved for issuance under its performance-based incentive program. Options granted under the plan expire ten years from the grant date with vesting terms ranging from three to five years which primarily includes 1) options that vest in one-fifth increments beginning on the grant date and continuing on each of the first four anniversaries of the grant date and 2) options that cliff-vest on the fifth anniversary of the grant date. All grants are made at fair market value based on the closing price of our Class A common stock as reported on the NASDAQ Global Select Market.

We use a Black-Scholes-Merton option pricing model to estimate the fair value of share-based awards under SFAS 123(R), which is the same valuation technique we previously used for pro forma disclosures under SFAS 123. The Black-Scholes-Merton option pricing model incorporates various highly subjective assumptions, including expected term and expected volatility. We have reviewed our historical pattern of option exercises and have determined that meaningful differences in option exercise activity existed among vesting schedules. Therefore, for all stock options granted after January 1, 2006, we have categorized these awards into two groups of vesting 1) 5-year cliff vest and 2) 4-year graded vest, for valuation purposes. We have determined there were no meaningful differences in employee activity under our ESPP due to the nature of the plan.

We estimate the expected term of options granted using an implied life derived from the results of a hypothetical mid-point settlement scenario, which incorporates our historical exercise, expiration and post-vesting employment termination patterns, while accommodating for partial life cycle effects. We believe these estimates will approximate future behavior.

We estimate the expected volatility of our Class A common stock at the grant date using a blend of 75% historical volatility of our Class A common stock and 25% implied volatility of publicly traded options with maturities greater than six months on our Class A common stock as of the option grant date. Our decision to use a blend of historical and implied volatility was based upon the volume of actively traded options on our common stock and our belief that historical volatility alone may not be completely representative of future stock price trends.

Our risk-free interest rate assumption is determined using the Federal Reserve nominal rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued. As of December 31, 2006, we have never paid any cash dividends on our Class A common stock. Therefore, we assumed an expected dividend yield of zero.

Additionally, SFAS 123(R) requires us to estimate option forfeitures at the time of grant and periodically revise those estimates in subsequent periods if actual forfeitures differ from those estimates. We record stock-based compensation expense only for those awards expected to vest using an estimated forfeiture rate based on our historical forfeiture data. Previously, we accounted for forfeitures as they occurred under the pro forma disclosure provisions of SFAS 123 for periods prior to 2006.

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
(Dollars in thousands, except share and per share data)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used:

	Dividend	Expected	Risk Free	Expected
Grant Year	Yield	Volatility	Interest Rate	Lives

2006	0%	30%	5%	7
2005	0%	43%	4%	7
2004	0%	46%	4%	6

Information regarding the 1996 Plan for the year ended December 31, 2006 is as follows:

		Weighted	Weighted
		Average	Average
		Exercise	Contractual
	Shares	Price	Life

Outstanding, beginning of year	3,937,782	$34.72
Granted	90,500	51.45
Exercised	(1,033,596)	31.71
Canceled	(30,000)	41.58

Outstanding, end of year	2,964,686	$36.21	5.25

Exercisable at end of year	1,995,386	$34.93	4.31

No stock appreciation rights or shares of restricted stock have been granted under the 1996 Plan.

At December 31, 2006 there was $10,127 of unrecognized compensation cost related to stock options granted which is expected to be recognized over a weighted-average period of 1.9 years.

Shares available for future stock option and restricted share grants to employees and directors under existing plans were 2,199,384 at December 31, 2006. The aggregate intrinsic value of options outstanding as of December 31, 2006 was $86,523, and the aggregate intrinsic value of options exercisable was $60,788. Total intrinsic value of options exercised was $23,411 for the year ended December 31, 2006.

The following table summarizes our nonvested stock option activity for year ended December 31, 2006:

		Weighted Average
		Grant Date
	Shares	Fair Value

Nonvested stock options at the beginning of the period	1,289,966	$17.59
Granted	90,500	22.61
Vested	(381,166)	19.84
Canceled	(30,000)	23.71

Nonvested stock options at the end of the period	969,300	$18.48

Stock Purchase Plan.  On May 25, 2000, the stockholders approved the 2000 Employee Stock Purchase Plan whereby 500,000 shares of the Company’s Class A common stock have been reserved for issuance under the Plan. Under this plan, eligible employees may purchase stock at 85% of the fair market value of a share on the offering commencement date or the respective purchase date whichever is lower. Purchases are limited to ten percent of an employee’s total compensation. The initial offering under the Plan commenced on April 1, 2000 with a single purchase date on June 30, 2000. Subsequent offerings shall commence each year on July 1 with a termination date of December 31 and purchase dates on September 30 and December 31; and on

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
(Dollars in thousands, except share and per share data)

January 1 with a termination date on June 30 and purchase dates on March 31 and June 30. In accordance with the Plan, the number of shares available for issuance under the plan is increased at the beginning of each fiscal year by the lesser of $500,000 shares or one tenth of 1% of the total of shares outstanding or a lessor amount determined by the board of directors.

Lamar’s 2000 Employee Stock Purchase Plan has reserved 924,000 shares of common stock for issuance to employees. The following is a summary of ESPP share activity for the twelve months ended December 31, 2006:

Shares

Available for future purchases, January 1, 2006	548,560
Purchases	(78,889)

Available for future purchases, December 31, 2006	469,671

Performance-based compensation.  Unrestricted shares of our Class A common stock may be awarded to key officers and employees under our 1996 plan based on certain Company performance measures for fiscal 2006. The number of shares to be issued; if any, will be dependent on the level of achievement of these performance measures as determined by the Company’s Compensation Committee based on our 2006 results and will be issued in the first quarter of 2007. The shares subject to these awards can range from a minimum of 0% to a maximum of 100% of the target number of shares depending on the level at which the goals are attained. The Company has not awarded any performance shares in the twelve months ended December 31, 2006. Based on the Company’s performance measures achieved through December 31, 2006, the Company has accrued $10,345 as compensation expense related to these agreements.

(15)  Adoption of Staff Accounting Bulletin No. 108

As discussed under New Accounting Pronouncements in Note 22, in September 2006, the SEC released SAB 108. The transition provisions of SAB 108 permit the Company to adjust for the cumulative effect on retained earnings of immaterial errors relating to prior years. SAB 108 also requires the adjustment of any prior quarterly financial statements within the fiscal year of adoption for the effects of such errors on the quarters when the information is next presented. Such adjustments do not require previously filed reports with the SEC to be amended. In accordance with SAB 108, the Company has adjusted beginning accumulated deficit for 2006 in the accompanying consolidated financial statements for the items described below. The Company considers these adjustments to be immaterial to prior periods.

Review of Logo Sign Depreciation Policies

The Company adjusted its beginning accumulated deficit for fiscal 2006 related to a correction in the historical depreciation of logo signs related to its state contracts. The Company had historically depreciated its logo signs over a 15 year life. In a majority of cases the 15 year life was consistent with the contract term, including renewals, if applicable. As a result of a Company review, it was determined that some of the state sign contracts had contractual life of less than 15 years, including renewals, if any. The Company recorded an adjustment to beginning accumulated deficit of $4,813, net of tax for this matter. The adjustment to depreciation should have been recorded over the period from 1996 through 2005.

Management does not believe that the net effects of this adjustment were material, either quantitatively or qualitatively, in any of the years covered by the review.

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
(Dollars in thousands, except share and per share data)

The impact of the item noted above, net of tax, on 2006 beginning balances are presented below:

	Logos
	Depreciation
	Practices	Total

Accumulated depreciation and amortization	$7,839	$7,839
Deferred income tax liabilities	(3,026)	(3,026)
Accumulated deficit	(4,813)	(4,813)

	$—	$—

(16)  Benefit Plans

The Company sponsors a partially self-insured group health insurance program. The Company is obligated to pay all claims under the program, which are in excess of premiums, up to program limits. The Company is also self-insured with respect to its income disability benefits and against casualty losses on advertising structures. Amounts for expected losses, including a provision for losses incurred but not reported, is included in accrued expenses in the accompanying consolidated financial statements. As of December 31, 2006, the Company maintained $8,823 in letters of credit with a bank to meet requirements of the Company’s worker’s compensation and general liability insurance carrier.

Savings and Profit Sharing Plan

The Company sponsors The Lamar Corporation Savings and Profit Sharing Plan covering eligible employees who have completed one year of service and are at least 21 years of age. The Company matches 50% of employees’ contributions up to 5% of eligible compensation. Employees can contribute up to 100% of compensation. Full vesting on the Company’s matched contributions occurs after three years for contributions made after January 1, 2002. Annually, at the Company’s discretion, an additional profit sharing contribution may be made on behalf of each eligible employee. The Company’s matched contributions for the years ended December 31, 2006, 2005 and 2004 were $2,752, $2,537 and $2,254 respectively.

Deferred Compensation Plan

The Company sponsors a Deferred Compensation Plan for the benefit of certain of its board-elected officers who meet specific age and years of service and other criteria. Officers have attained the age of 30 and have a minimum of 10 years of Lamar service and satisfying additional eligibility guidelines are eligible for annual contributions to the Plan generally ranging from $3 to $8, depending on the employee’s length of service. The Company’s contributions to the Plan are maintained in a rabbi trust and, accordingly, the assets and liabilities of the Plan are reflected in the balance sheet of the Company in other assets and other liabilities. Upon termination, death or disability, participating employees are eligible to receive an amount equal to the fair market value of the assets in the employee’s deferred compensation account. The Company has contributed $802, $754 and $727 to the Plan during the years ended December 31, 2006, 2005 and 2004, respectively.

On December 8, 2005, the Company’s Board of Directors approved an amendment to the Lamar Deferred Compensation Plan in order to (1) to comply with the requirements of Section 409A of the Internal Revenue Code applicable to deferred compensation (“Section 409A”) and (2) to reflect changes in the administration of the Plan. The Company’s Board of Directors also approved the adoption of a grantor trust (the “Trust”) pursuant to which amounts may be set aside, but remain subject to claims of the Company’s creditors, for payments of liabilities under the New Plan, including amounts contributed under the Old Plan.

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
(Dollars in thousands, except share and per share data)

(17)  Commitment and Contingencies

In August 2002, a jury verdict was rendered in a lawsuit filed against the Company in the amount of $32 in compensatory damages and $2,245 in punitive damages. As a result of the verdict, the Company recorded a $2,277 charge in its operating expenses during the quarter ended September 30, 2002. In May 2003, the Court ordered a reduction to the punitive damage award, which was subject to the plaintiff’s consent. The plaintiff rejected the reduced award and the Court ordered a new trial. Based on legal analysis, management believes the best estimate of the Company’s potential liability related to this claim is currently $376. It is anticipated that a new trial with respect to punitive damages will take place in December 2007.

The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management , the ultimate disposition of the these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity.

(18)  Summarized Financial Information of Subsidiaries

Separate financial statements of each of the Company’s direct or indirect wholly owned subsidiaries that have guaranteed Lamar Media’s obligations with respect to its publicly issued notes (collectively, the Guarantors) are not included herein because neither the Company nor Lamar Media has any independent assets or operations, the guarantees are full and unconditional and joint and several and the only subsidiaries that are not guarantors are considered to be minor. Lamar Media’s ability to make distributions to Lamar Advertising is restricted under the terms of its bank credit facility and the indenture relating to Lamar Media’s outstanding notes. As of December 31, 2006 and 2005, the net assets restricted as to transfers from Lamar Media Corp. to Lamar Advertising Company in the form of cash dividends, loans or advances were $407,894 and $675,264, respectively.

(19)  Disclosures About Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2006 and 2005. The fair value of the financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties.

	2006		2005
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

Long-term debt	$1,981,820	$2,079,602	$1,573,538	$1,606,726

The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies as follows:

•	The carrying amounts of cash and cash equivalents, prepaids, receivables, trade accounts payable, accrued expenses and deferred income approximate fair value because of the short term nature of these items.

•	The fair value of long-term debt is based upon market quotes obtained from dealers where available and by discounting future cash flows at rates currently available to the Company for similar instruments when quoted market rates are not available.

Fair value estimates are subject to inherent limitations. Estimates of fair values are made at a specific point in time, based on relevant market information and information about the financial instrument. The estimated fair values of financial instruments presented above are not necessarily indicative of amounts the Company might realize in actual market transactions. Estimates of fair value are subjective in nature and

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
(Dollars in thousands, except share and per share data)

involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(20)  Subsequent Event

The Company’s board of directors declared a special dividend of $3.25 per share of Common Stock. The dividend will be paid on March 30, 2007 to stockholders of record on March 22, 2007. As of February 20, 2007, Lamar had approximately 84 million shares of Class A Common Stock and 16 million shares of Class B Common Stock outstanding. The Class B Common Stock is convertible into Class A Common Stock on a one-for-one-basis at the option of its holder.

Pursuant to the terms of the Company’s 2 7/8% Convertible Notes due 2010 (the “notes”), the conversion rate of the notes currently in effect will be increased effective immediately prior to the opening of business on March 23, 2007 based on the full amount of the special dividend as specified under the indenture governing the notes.

(21)  Quarterly Financial Data (Unaudited)

	Year 2006 Quarters
	March 31	June 30	September 30	December 31

Net revenues	$253,333	$287,577	$292,038	$287,143
Net revenues less direct advertising expenses	$158,124	$191,162	$193,488	$186,756
Net income applicable to common stock	$1,449	$18,281	$16,748	$7,056
Net income per common share basic	$0.01	$0.18	$0.16	$0.07
Net income per common share — diluted	$0.01	$0.18	$0.16	$0.07

	Year 2005 Quarters
	March 31	June 30	September 30	December 31

Net revenues	$232,829	$264,743	$265,594	$258,490
Net revenues less direct advertising expenses	$148,353	$177,999	$175,669	$166,496
Net income applicable to common stock	$4,944	$18,653	$11,990	$5,827
Net income per common share basic	$0.05	$0.18	$0.11	$0.06
Net income per common share — diluted	$0.05	$0.18	$0.11	$0.05

(22)  New Accounting Pronouncements

In September 2006, the FASB issued Statement of Accounting Standards No. 157, “Fair Value Measurements” (Statement 157). Statement 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. Statement 157 applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, Statement 157 does not require any new fair value measurements. However, for some entities, the application of Statement 157 will change current practice. Statement 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within these fiscal years. We are assessing the impact of Statement 157 which is not expected to have a material impact on our financial position, results or operations or cash flows.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (“SAB”), Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, which

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
(Dollars in thousands, except share and per share data)

addresses how uncorrected errors in previous years should be considered when quantifying errors in current-year financial statements. The SAB requires registrants to consider the effect of all carry over and reversing effects of prior-year misstatements when qualifying errors in current-year financial statements. The SAB does not change the SEC staff’s previous guidance on evaluating the materiality of errors. The SAB allows registrants to record the effects of adopting the guidance as a cumulative effect adjustment to retained earnings. This adjustment must be reported as of the beginning of the first fiscal year ending after November 15, 2006. We will follow the guidance prescribed in SAB No. 108, the effect of which is discussed in Note 15 to the financial statements.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”). This Statement is effective for fiscal years beginning after December 15, 2006, and thus will be adopted during the first quarter of 2007. FIN 48 provides a two-step approach to recognize and measure tax benefits when the benefits’ realization is uncertain. The first step is to determine whether the benefit is to be recognized; the second step is to determine the amount to be recognized. Income tax benefits should be recognized when, based on the technical merits of a tax position, the entity believes that if a dispute arose with the taxing authority and were taken to a court of last resort, it is more likely than not (i.e. a probability of greater than 50 percent) that the tax position would be sustained as filed. If a position is determined to be more likely than not of being sustained, the reporting enterprise should recognize the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with the taxing authority. The cumulative effect of applying the provisions of FIN 48 upon adoption will be reported as an adjustment to beginning retained earnings. We have assessed the effect of the adoption of FIN 48 and have concluded that the effect of the adoption did not have a material impact on our consolidated financial statements.

SCHEDULE 2

Lamar Advertising Company

Valuation and Qualifying Accounts
Years Ended December 31, 2006, 2005 and 2004
(In thousands)

	Balance at	Charged to		Balance at
	Beginning	Costs and		End of
	of Period	Expenses	Deductions	Period

Year ended December 31, 2006
Deducted in balance sheet from trade accounts receivable: Allowance for doubtful accounts	$6,000	6,287	5,887	$6,400
Deducted in balance sheet from intangible assets: Amortization of intangible assets	$1,051,230	122,063	—	$1,173,293
Year ended December 31, 2005
Deducted in balance sheet from trade accounts receivable: Allowance for doubtful accounts	$5,000	7,674	6,674	$6,000
Deducted in balance sheet from intangible assets: Amortization of intangible assets	$923,944	136,383	9,097	$1,051,230
Year ended December 31, 2004
Deducted in balance sheet from trade accounts receivable: Allowance for doubtful accounts	$4,914	7,772	7,686	$5,000
Deducted in balance sheet from intangible assets: Amortization of intangible assets	$800,062	123,882	—	$923,944

LAMAR MEDIA CORP.
AND SUBSIDIARIES

Management’s Report on Internal Control Over Financial Reporting

The management of Lamar Media Corp. is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act.

Lamar Media’s management assessed the effectiveness of Lamar Media’s internal control over financial reporting as of December 31, 2006. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal-Control Integrated Framework. Based on this assessment, Lamar Media’s management has concluded that, as of December 31, 2006, Lamar Media’s internal control over financial reporting is effective based on those criteria.

KPMG LLP, the independent registered public accounting firm that audited Lamar Media’s financial statements included in this annual report, has issued an attestation report on management’s assessment of Lamar Media’s internal control over financial reporting. This report appears on page 68 of this combined Annual Report.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Lamar Media Corp.:

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that Lamar Media Corp. (the Company) maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Lamar Media Corp.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Lamar Media Corp. maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, Lamar Media Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Lamar Advertising Company and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2006 and the financial statement schedule as listed in the accompanying index, and our report dated February 28, 2007 expressed an unqualified opinion on those consolidated financial statements and schedule.

/s/  KPMG LLP
KPMG LLP

New Orleans, Louisiana
February 28, 2007

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Lamar Media Corp.:

We have audited the consolidated financial statements of Lamar Media Corp. and subsidiaries as listed in the accompanying index (the Company). In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lamar Media Corp. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as whole, presents fairly, in all material respects, the information set forth therein.

As discussed in notes 1(j) and 14 to the consolidated financial statements of Lamar Advertising Company, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised), Share-Based Payment. As discussed in note 15 to the consolidated financial statements of Lamar Advertising Company, the Company changed its method of quantifying errors in 2006.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Lamar Media Corp.’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 28, 2007 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/  KPMG LLP
KPMG LLP

New Orleans, Louisiana
February 28, 2007

LAMAR MEDIA CORP.
AND SUBSIDIARIES

Consolidated Balance Sheets
December 31, 2006 and 2005
(In thousands, except share and per share data)

	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$11,796	$19,419
Receivables, net of allowance for doubtful accounts of $6,400 and $6,000 in 2006 and 2005	127,552	114,733
Prepaid expenses	38,215	35,763
Deferred income tax assets (note 6)	26,884	7,128
Other current assets	18,095	14,344

Total current assets	222,542	191,387

Property, plant and equipment	2,432,977	2,191,443
Less accumulated depreciation and amortization	(1,027,029)	(902,138)

Net property, plant and equipment	1,405,948	1,289,305

Goodwill (note 3)	1,347,775	1,285,807
Intangible assets (note 3)	860,237	896,328
Deferred financing costs net of accumulated amortization of $15,744 and $7,923 as of 2006 and 2005 respectively	20,186	17,977
Other assets	39,299	36,251

Total assets	$3,895,987	$3,717,055

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Trade accounts payable	$14,567	$13,730
Current maturities of long-term debt (note 5)	8,648	2,788
Accrued expenses (note 4)	77,612	56,814
Deferred income	17,824	14,945

Total current liabilities	118,651	88,277
Long-term debt (note 5)	1,981,820	1,573,538
Deferred income tax liabilities (note 6)	148,310	138,642
Asset retirement obligation	141,503	135,538
Other liabilities	13,236	11,344

Total liabilities	2,403,520	1,947,339

Stockholder’s equity:
Common stock, $.01 par value, authorized 3,000 shares; 100 shares issued and outstanding at 2006 and 2005	—	—
Additional paid-in-capital	2,444,485	2,390,458
Accumulated comprehensive income	2,253	—
Accumulated deficit	(954,271)	(620,742)

Stockholder’s equity	1,492,467	1,769,716

Total liabilities and stockholder’s equity	$3,895,987	$3,717,055

See accompanying notes to consolidated financial statements.

LAMAR MEDIA CORP.
AND SUBSIDIARIES

Consolidated Statements of Operations
Years Ended December 31, 2006, 2005 and 2004
(In thousands)

	2006	2005	2004

Net revenues	$1,120,091	$1,021,656	$883,510

Operating expenses (income):
Direct advertising expenses (exclusive of depreciation and amortization)	390,561	353,139	302,157
General and administrative expenses (exclusive of depreciation and amortization)	198,187	176,099	158,161
Corporate expenses (exclusive of depreciation and amortization)	49,729	36,163	29,795
Depreciation and amortization	301,685	290,089	294,056
Gain on disposition of assets	(10,862)	(1,119)	(1,067)

	929,300	854,371	783,102

Operating income	190,791	167,285	100,408
Other expense (income):
Loss on extinguishment of debt	—	3,982	—
Interest income	(1,311)	(1,511)	(495)
Interest expense	111,117	81,856	64,920

	109,806	84,327	64,425

Income before income tax expense	80,985	82,958	35,983
Income tax expense (note 6)	35,753	35,488	11,764

Net income	$45,232	$47,470	$24,219

See accompanying notes to consolidated financial statements.

LAMAR MEDIA CORP.
AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Equity and Comprehensive Income
Years Ended December 31, 2006, 2005 and 2004
(In thousands, except share and per share data)

		Additional	Accumulated
	Common	Paid-In	Comprehensive	Accumulated
	Stock	Capital	Income	Deficit	Total

Balance, December 31, 2003	$—	$2,333,951	$—	$(379,409)	$1,954,542
Contribution from parent	—	9,978	—	—	9,978
Net income	—	—	—	24,219	24,219

Balance, December 31, 2004	—	2,343,929	—	(355,190)	1,988,739
Contribution to parent	—	46,529	—	—	46,529
Net income	—	—	—	47,470	47,470
Dividend to parent	—	—	—	(313,022)	(313,022)

Balance, December 31, 2005	—	2,390,458	—	(620,742)	1,769,716
Cumulative effect due to adoption of SAB 108	—	—		(4,813)	(4,813)
Contribution from parent	—	54,027	—	—	54,027
Comprehensive income:
Foreign currency translations	—	—	2,253	—	2,253
Net income	—	—	—	45,232	45,232

Net comprehensive income	—	—	—	—	47,535

Dividend to parent	—	—	—	(373,948)	(373,948)

Balance, December 31, 2006	$—	$2,444,485	$2,253	$(954,271)	$1,492,467

See accompanying notes to consolidated financial statements.

LAMAR MEDIA CORP.
AND SUBSIDIARIES

Consolidated Statements of Cash Flows
Years Ended December 31, 2006, 2005 and 2004
(In thousands)

	2006	2005	2004

Cash flows from operating activities:
Net income	$45,232	$47,470	$24,219
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	301,685	287,212	294,056
Non-cash compensation	17,906	—	—
Amortization included in interest expense	2,955	2,719	2,437
Gain on disposition of assets	(10,862)	(1,119)	(1,067)
Loss on extinguishment of debt	—	3,982	—
Deferred income tax expenses (benefit)	(8,951)	27,440	8,207
Provision for doubtful accounts	6,287	6,674	7,772
Changes in operating assets and liabilities:
(Increase) decrease in:
Receivables	(17,583)	(24,915)	(4,824)
Prepaid expenses	(4,780)	(448)	(2,509)
Other assets	6,696	(426)	11,731
Increase (decrease) in:
Trade accounts payable	837	3,318	1,600
Accrued expenses	27,846	4,452	4,351
Other liabilities	(21,908)	8,202	(234)

Cash flows provided by operating activities	345,360	364,561	345,739

Cash flows from investing activities:
Capital expenditures	(223,350)	(120,114)	(81,165)
Acquisitions	(227,649)	(145,228)	(189,540)
Increase in notes receivable	(1,331)	(7,175)	—
Proceeds from sale of property and equipment	13,434	5,550	7,824

Cash flows used in investing activities	(438,896)	(266,967)	(262,881)

Cash flows from financing activities:
Increase in notes payable	—	287,500	—
Principal payments on long-term debt	(2,303)	(485,539)	(44,928)
Debt issuance costs	(4,328)	(5,315)	(1,526)
Net proceeds from note offerings and new notes payable	412,682	394,000	—
Dividends to parent	(373,948)	(313,022)	—
Contributions from parent	54,027	—	—

Cash flows provided by (used in) financing activities	86,130	(122,376)	(46,454)

Effect of exchange rate changes in cash and cash equivalents	(217)	—	—

Net (decrease) increase in cash and cash equivalents	(7,623)	(24,782)	36,404
Cash and cash equivalents at beginning of period	19,419	44,201	7,797

Cash and cash equivalents at end of period	$11,796	$19,419	$44,201

Supplemental disclosures of cash flow information:
Cash paid for interest	$97,711	$71,898	$65,747

Cash paid for state and federal income taxes	$28,471	$3,365	$1,946

See accompanying notes to consolidated financial statements.

LAMAR MEDIA CORP.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)

(1)  Significant Accounting Policies

(a)	Nature of Business

Lamar Media Corp. is a wholly owned subsidiary of Lamar Advertising Company. Lamar Media Corp. is engaged in the outdoor advertising business operating approximately 151,000 outdoor advertising displays in 44 states. Lamar Media’s operating strategy is to be the leading provider of outdoor advertising services in the markets it serves.

In addition, Lamar Media operates a logo sign business in 19 states throughout the United States, Canada and Puerto Rico. Logo signs are erected pursuant to state-awarded service contracts on public rights-of-way near highway exits and deliver brand name information on available gas, food, lodging and camping services. Included in the Company’s logo sign business are tourism signing contracts. The Company provides transit advertising on bus shelters, benches and buses in the markets it serves.

Certain footnotes are not provided for the accompanying financial statements as the information in notes 2, 4, 6, 9, 10, 13, 14, 15, 16, 17, 19 and 20 and portions of notes 1 and 12 to the consolidated financial statements of Lamar Advertising Company included elsewhere in this Annual Report are substantially equivalent to that required for the consolidated financial statements of Lamar Media Corp. Earnings per share data is not provided for the operating results of Lamar Media Corp. as it is a wholly owned subsidiary of Lamar Advertising Company.

(b)	Principles of Consolidation

The accompanying consolidated financial statements include Lamar Media Corp., its wholly owned subsidiaries, The Lamar Company, LLC, Lamar Central Outdoor, Inc., Lamar Oklahoma Holding Co., Inc., Lamar Advertising Southwest, Inc., Lamar DOA Tennessee Holdings, Inc., and Interstate Logos, LLC. and their majority-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

(2)  Noncash Financing Activities

A summary of significant noncash financing activities for the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004

Parent company stock contributed for acquisitions	$—	$43,314	$4,270

(3)  Goodwill and Other Intangible Assets

The following is a summary of intangible assets at December 31, 2006 and December 31, 2005.

	Estimated	2006		2005
	Life	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	(Years)	Amount	Amortization	Amount	Amortization

Amortizable Intangible Assets:
Customer lists and contracts	7 - 10	$444,167	$380,374	$425,739	$344,125
Non-competition agreements	3 - 15	60,279	55,466	59,618	53,437
Site locations	15	1,262,525	474,151	1,195,581	391,926
Other	5 - 15	12,941	9,684	13,002	8,124

		$1,779,912	$919,675	$1,693,940	$797,612
Unamortizable Intangible Assets:
Goodwill		$1,600,541	$252,766	$1,538,573	$252,766

LAMAR MEDIA CORP.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
(Dollars in thousands, except share and per share data)

The changes in the gross carrying amount of goodwill for the year ended December 31, 2006 are as follows:

Balance as of December 31, 2005	$1,538,573
Goodwill acquired during the year	61,968
Impairment losses	—

Balance as of December 31, 2006	$1,600,541

(4)  Accrued Expenses

The following is a summary of accrued expenses at December 31, 2006 and 2005:

	2006	2005

Payroll	$12,692	$11,889
Interest	35,845	25,840
Other	29,075	19,085

	$77,612	$56,814

(5)  Long-term Debt

Long-term debt consists of the following at December 31, 2006 and 2005:

	2006	2005

7 1/4% Senior subordinated notes	$388,208	$388,628
Mirror note to parent	287,500	287,500
Bank Credit Agreement	707,000	495,000
8% Unsecured subordinated notes	—	1,333
6 5/8% Senior subordinated notes	400,000	400,000
6 5/8% Senior subordinated notes — Series B	200,922	—
Other notes with various rates and terms	6,838	3,865

	1,990,468	1,576,326
Less current maturities	(8,648)	(2,788)

Long-term debt excluding current maturities	$1,981,820	$1,573,538

Long-term debt matures as follows:

2007	$8,648
2008	$31,359
2009	$46,370
2010	$379,246
2011	$159,996
Later years	$1,364,849

LAMAR MEDIA CORP.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
(Dollars in thousands, except share and per share data)

(6)  Income Taxes

Income tax expense (benefit) for the years ended December 31, 2006, 2005 and 2004, consists of:

	Current	Deferred	Total

Year ended December 31, 2006:
U.S. federal	$39,333	$(8,338)	$30,995
State and local	4,637	(667)	3,970
Foreign	734	54	788

	$44,704	$(8,951)	$35,753

Year ended December 31, 2005:
U.S. federal	$2,500	$26,111	$28,611
State and local	2,530	1,203	3,733
Foreign	3,017	127	3,144

	$8,047	$27,441	$35,488

Year ended December 31, 2004:
U.S. federal	$—	$11,314	$11,314
State and local	3,557	(3,895)	(338)
Foreign	—	788	788

	$3,557	$8,207	$11,764

Income tax expense (benefit) attributable to continuing operations for the years ended December 31, 2006, 2005 and 2004, differs from the amounts computed by applying the U.S. federal income tax rate of 35 percent for 2006 and 2005 and 2004, to income before income taxes as follows:

	2006	2005	2004

Computed expected tax expense	$28,345	$29,035	$12,234
Increase (reduction) in income taxes resulting from:
Book expenses not deductible for tax purposes	4,119	4,012	825
Amortization of non-deductible goodwill	24	24	(3)
State and local income taxes, net of federal income tax benefit	2,581	2,427	(223)
Other differences, net	684	(10)	(1,069)

	$35,753	$35,488	$11,764

LAMAR MEDIA CORP.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
(Dollars in thousands, except share and per share data)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2006 and 2005 are presented below:

	2006	2005

Current deferred tax assets:
Receivables, principally due to allowance for doubtful accounts	$4,445	$2,316
Tax credits	20,238	—
Accrued liabilities not deducted for tax purposes	1,508	1,609
Other	693	3,203

Net current deferred tax asset	$26,884	$7,128

Non-current deferred tax liabilities:
Plant and equipment, principally due to differences in depreciation	$(6,850)	$(10,893)
Intangibles, due to differences in amortizable lives	(242,531)	(244,127)
Undistributed earnings of foreign subsidiary	(159)	—
Investment in partnership	(394)	—

	(249,934)	(255,020)
Non-current deferred tax assets:
Plant and equipment, due to basis differences on acquisitions and costs capitalized for tax purposes	29,812	34,080
Investment in affiliates and plant and equipment, due to gains recognized for tax purposes and deferred for financial reporting purposes	2,301	931
Accrued liabilities not deducted for tax purposes	13,754	3,232
Net operating loss carryforward	13,857	38,424
Asset retirement obligation	40,798	35,289
Tax credits	1,065	—
Other, net	37	4,422

	101,624	116,378

Net non-current deferred tax liability	$(148,310)	$(138,642)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that Lamar Media will realize the benefits of these deductible differences. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

LAMAR MEDIA CORP.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
(Dollars in thousands, except share and per share data)

(7)  Related Party Transactions

Affiliates, as used within these statements, are persons or entities that are affiliated with Lamar Media Corp. or its subsidiaries through common ownership and directorate control.

On September 30, 2005, Lamar Media Corp. issued a note payable to its parent, Lamar Advertising Company, for $287,500 bearing interest at 2 7/8% due 2010. The payment terms of this note are identical to Lamar Advertising’s Convertible Notes due 2010.

As of December 31, 2006, there was a payable to Lamar Advertising Company, its parent, in the amount of $1,862 and at December 31, 2005 there was a receivable from Lamar Advertising of $1,979.

Effective December 31, 2006, Lamar Advertising Company contributed $54,027 to Lamar Media which resulted in an increase in Lamar Media’s additional paid-in capital.

(8)  Quarterly Financial Data (Unaudited)

	Year 2006 Quarters
	March 31	June 30	September 30	December 31

Net revenues	$253,333	$287,577	$292,038	$287,143
Net revenues less direct advertising expenses	$158,124	$191,162	$193,488	$186,756
Net income	$1,905	$18,831	$17,290	$7,206

	Year 2005 Quarters
	March 31	June 30	September 30	December 31

Net revenues	$232,829	$264,743	$265,594	$258,490
Net revenues less direct advertising expenses	$148,353	$177,999	$175,669	$166,496
Net income	$6,843	$20,734	$13,916	$5,977

SCHEDULE 2

Lamar Media Corp.
and Subsidiaries

Valuation and Qualifying Accounts
Years Ended December 31, 2006, 2005 and 2004
(In thousands)

	Balance at	Charged to		Balance
	Beginning of	Costs and		at end
	Period	Expenses	Deductions	of Period

Year Ended December 31, 2006
Deducted in balance sheet from trade accounts receivable: Allowance for doubtful accounts	$6,000	6,287	5,887	$6,400
Deducted in balance sheet from intangible assets: Amortization of intangible assets	$1,050,378	122,063	—	$1,172,441
Year Ended December 31, 2005
Deducted in balance sheet from trade accounts receivable: Allowance for doubtful accounts	$5,000	7,674	6,674	$6,000
Deducted in balance sheet from intangible assets: Amortization of intangible assets	$923,075	133,519	6,216	$1,050,378
Year Ended December 31, 2004
Deducted in balance sheet from trade accounts receivable: Allowance for doubtful accounts	$4,914	7,772	7,686	$5,000
Deducted in balance sheet from intangible assets: Amortization of intangible assets	$799,176	123,899	—	$923,075

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 30,	December 31,
	2007	2006
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$10,758	$11,796
Receivables, net of allowance for doubtful accounts of $8,321 and $6,400 in 2007 and 2006, respectively	153,777	127,552
Prepaid expenses	56,183	38,215
Deferred income tax assets	15,887	34,224
Other current assets	14,515	18,983

Total current assets	251,120	230,770

Property, plant and equipment	2,643,989	2,432,977
Less accumulated depreciation and amortization	(1,135,867)	(1,027,029)

Net property, plant and equipment	1,508,122	1,405,948

Goodwill	1,362,271	1,357,706
Intangible assets	819,844	860,850
Deferred financing costs, net of accumulated amortization of $30,491 and $27,143 in 2007 and 2006, respectively	25,970	25,990
Other assets	37,710	42,964

Total assets	$4,005,037	$3,924,228

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$22,931	$14,567
Current maturities of long-term debt	31,738	8,648
Accrued expenses	76,418	69,940
Deferred income	20,995	17,824

Total current liabilities	152,082	110,979

Long-term debt	2,607,788	1,981,820
Deferred income tax liabilities	127,975	140,019
Asset retirement obligation	147,664	141,503
Other liabilities	13,206	11,374

Total liabilities	3,048,715	2,385,695

Stockholders’ equity:
Series AA preferred stock, par value $.001, $63.80 cumulative dividends, authorized 5,720 shares; 5,720 shares issued and outstanding at 2007 and 2006	—	—
Class A preferred stock, par value $638, $63.80 cumulative dividends, 10,000 shares authorized; 0 shares issued and outstanding at 2007 and 2006	—	—
Class A common stock, par value $.001, 175,000,000 shares authorized, 92,464,342 and 91,796,429 shares issued at 2007 and 2006, respectively; 79,089,952 and 84,335,679 outstanding at 2007 and 2006, respectively	92	92
Class B common stock, par value $.001, 37,500,000 shares authorized, 15,397,865 shares issued and outstanding at 2007 and 2006	15	15
Additional paid-in capital	2,285,453	2,250,716
Accumulated comprehensive income	6,020	2,253
Accumulated deficit	(591,903)	(315,072)
Cost of shares held in treasury, 13,374,390 and 7,460,750 shares in 2007 and 2006, respectively	(743,355)	(399,471)

Stockholders’ equity	956,322	1,538,533

Total liabilities and stockholders’ equity	$4,005,037	$3,924,228

See accompanying notes to condensed consolidated financial statements.

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net revenues	$314,253	$292,038	$904,663	$832,948

Operating expenses (income)
Direct advertising expenses (exclusive of depreciation and amortization)	102,121	98,550	305,673	290,174
General and administrative expenses (exclusive of depreciation and amortization)	52,748	51,515	159,425	146,751
Corporate expenses (exclusive of depreciation and amortization)	15,272	14,062	44,707	36,751
Depreciation and amortization	74,352	76,030	220,820	223,297
Gain on disposition of assets	(675)	(7,504)	(2,506)	(9,894)

	243,818	232,653	728,119	687,079

Operating income	70,435	59,385	176,544	145,869
Other expense (income)
Gain on disposition of investment	—	—	(15,448)	—
Interest income	(302)	(374)	(1,046)	(979)
Interest expense	42,537	29,763	117,674	81,732

	42,235	29,389	101,180	80,753

Income before income tax expense	28,200	29,996	75,364	65,116
Income tax expense	13,675	13,157	33,620	28,365

Net income	14,525	16,839	41,744	36,751
Preferred stock dividends	91	91	273	273

Net income applicable to common stock	$14,434	$16,748	$41,471	$36,478

Earnings per share:
Basic earnings per share	$0.15	$0.16	$0.42	$0.35

Diluted earnings per share	$0.15	$0.16	$0.42	$0.35

Cash dividends declared per share of common stock (Note 11)	$—	$—	$3.25	$—

Weighted average common shares used in computing earnings per share:
Weighted average common shares outstanding	96,194,236	101,994,265	97,676,898	103,416,169
Incremental common shares from dilutive stock options and warrants	893,959	914,507	801,280	974,499
Incremental common shares from convertible debt	—	—	—	—

Weighted average common shares diluted	97,088,195	102,908,772	98,478,178	104,390,668

See accompanying notes to condensed consolidated financial statements.

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2007	2006

Cash flows from operating activities:
Net income	$41,744	$36,751
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	220,820	223,297
Non-cash equity based compensation	21,754	12,212
Amortization included in interest expense	3,340	3,878
Gain on disposition of assets and investments	(17,954)	(9,894)
Deferred tax expense	6,293	5,412
Provision for doubtful accounts	4,616	3,807
Changes in operating assets and liabilities:
(Increase) decrease in:
Receivables	(30,167)	(21,042)
Prepaid expenses	(18,516)	(18,450)
Other assets	(3,471)	9,278
Increase (decrease) in:
Trade accounts payable	8,729	10,153
Accrued expenses	5,927	2,465
Other liabilities	2,489	6,038

Net cash provided by operating activities	245,604	263,905

Cash flows from investing activities:
Acquisitions	(107,419)	(158,949)
Capital expenditures	(173,445)	(173,590)
Proceeds from disposition of assets	22,175	12,560
Payments received on (increase in) notes receivable	9,378	(3,681)

Net cash used in investing activities	(249,311)	(323,660)

Cash flows from financing activities:
Debt issuance costs	(3,426)	(3,272)
Cash used for purchase of treasury stock	(337,152)	(240,621)
Net proceeds from issuance of common stock	12,946	26,106
Net increase in notes payable	649,057	265,335
Dividends	(318,576)	(273)

Net cash provided by financing activities	2,849	47,275

Effect of exchange rate changes in cash and cash equivalents	(180)	—
Net decrease in cash and cash equivalents	(1,038)	(12,480)
Cash and cash equivalents at beginning of period	11,796	19,419

Cash and cash equivalents at end of period	$10,758	$6,939

Supplemental disclosures of cash flow information:
Cash paid for interest	$121,130	$89,077

Cash paid for foreign, state and federal income taxes	$22,143	$9,085

Common stock issuance related to acquisitions	$—	$—

See accompanying notes to condensed consolidated financial statements.

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands, except for share and per share data)

1.	Significant Accounting Policies

The information included in the foregoing interim condensed consolidated financial statements is unaudited. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the Company’s financial position and results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the entire year. These interim condensed consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and the notes thereto included in the 2006 Combined Form 10-K.

2.	Stock-Based Compensation

Equity Incentive Plan.  Lamar’s 1996 Equity Incentive Plan has reserved 10 million shares of Class A common stock for issuance to directors and employees, including shares underlying granted options and common stock reserved for issuance under its performance-based incentive program. Options granted under the plan expire ten years from the grant date with vesting terms ranging from three to five years which primarily includes 1) options that vest in one-fifth increments beginning on the grant date and continuing on each of the first four anniversaries of the grant date and 2) options that cliff-vest on the fifth anniversary of the grant date. All grants are made at fair market value based on the closing price of our Class A common stock as reported on the NASDAQ Global Select Market on the date of grant.

We use a Black-Scholes-Merton option pricing model to estimate the fair value of share-based awards under Statement of Financial Accounting Standard No. 123(R), Shared-based Payment, (“SFAS 123(R)”). The Black-Scholes-Merton option pricing model incorporates various and highly subjective assumptions, including expected term and expected volatility. The Company granted options for an aggregate of 52,000 shares of its Class A common stock during the nine months ended September 30, 2007.

Stock Purchase Plan.  Lamar’s 2000 Employee Stock Purchase Plan has reserved 924,000 shares of common stock for issuance to employees. The following is a summary of ESPP share activity for the nine months ended September 30, 2007:

Shares

Available for future purchases, January 1, 2007	469,646
Purchases	(56,642)

Available for future purchases, September 30, 2007	413,004

Performance-based compensation.  Unrestricted shares of our Class A common stock may be awarded to key officers, employees and directors under our 1996 Equity Incentive Plan based on the achievement of certain Company performance measures for fiscal 2007. The number of shares to be issued, if any, will be dependent on the level of achievement of these performance measures for key officers and employees, as determined by the Company’s Compensation Committee based on our 2007 results. Any shares issued based on the achievement of performance goals will be issued in the first quarter of 2008. The shares subject to these awards can range from a minimum of 0% to a maximum of 100% of the target number of shares depending on the level at which the goals are attained. Through September 30, 2007, the Company has recorded $9,284 as compensation expense related to both the executive performance based and non-employee director agreements.

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
(In thousands, except for share and per share data)

Stock grants to option holders.  On March 30, 2007, the Company issued Class A common stock in respect of all shares underlying vested, unexercised options held as of March 22, 2007 (the “vested option shares”) by an active employee, consultant or director of the Company. Holders of vested option shares received a stock award with a fair market value of $3.25 multiplied by the number of vested option shares held by such holder. The Company determined the number of shares issuable based on a fair market value of $63.77 per share, which was the average of the closing prices of the Class A common stock during the period from March 1, 2007 through and including March 21, 2007. The Company recorded $6,960 as expense related to this grant.

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
(In thousands, except for share and per share data)

The table below summarizes the impact on our results of operations for the nine months ended September 30, 2007 and 2006 of outstanding stock options and stock grants and stock grants under our 1996 Plan and issuances under our ESPP recognized under the provisions of SFAS 123(R):

	Nine Months	Nine Months
	Ended	Ended
	September 30, 2007	September 30, 2006

Stock-based compensation expense:
Issuances under employee stock purchase plan	$606	$615
Employee stock options	4,904	5,070
Reserved for stock awards	9,284	6,527
Issuance to options holders	6,960	—
Income tax benefit	(7,245)	(2,846)

Net decrease in net income	$14,509	$9,366

Decrease in earnings per common share:
Basic	$0.15	$0.09
Diluted	$0.15	$0.09

3.	Acquisitions

During the nine months ended September 30, 2007, the Company completed several acquisitions of outdoor advertising assets for a total cash purchase price of approximately $107,419.

Each of these acquisitions was accounted for under the purchase method of accounting, and, accordingly, the accompanying condensed consolidated financial statements include the results of operations of each acquired entity from the date of acquisition. The acquisition costs have been allocated to assets acquired and liabilities assumed based on fair value at the dates of acquisition. The following is a summary of the preliminary allocation of the acquisition costs in the above transactions.

Total

Assets	$113
Property, plant and equipment	62,113
Goodwill	4,490
Site locations	34,578
Non-competition agreements	268
Customer lists and contracts	5,857

$107,419

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
(In thousands, except for share and per share data)

Summarized below are certain unaudited pro forma statements of operations data for the nine months ended September 30, 2007 and September 30, 2006 as if each of the above acquisitions and the acquisitions occurring in 2006, which were fully described in the 2006 Combined Form 10-K, had been consummated as of January 1, 2006. This pro forma information does not purport to represent what the Company’s results of operations actually would have been had such transactions occurred on the date specified or to project the Company’s results of operations for any future periods.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Pro forma net revenues	$314,328	$293,631	$905,733	$840,604

Pro forma net income applicable to common stock	$14,387	$15,786	$41,109	$33,130

Pro forma net income per common share — basic	$0.15	$0.15	$0.42	$0.32

Pro forma net income per common share — diluted	$0.15	$0.15	$0.42	$0.32

4.	Depreciation and Amortization

The Company includes all categories of depreciation and amortization on a separate line in its Statement of Operations. The amounts of depreciation and amortization expense excluded from the following operating expenses in its Statement of Operations are:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Direct advertising expenses	$69,923	$71,852	$207,538	$212,000
General and administrative expenses	1,578	1,714	5,139	5,013
Corporate expenses	2,851	2,464	8,143	6,284

	$74,352	$76,030	$220,820	$223,297

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
(In thousands, except for share and per share data)

5.	Goodwill and Other Intangible Assets

The following is a summary of intangible assets at September 30, 2007 and December 31, 2006.

	Estimated	September 30, 2007		December 31, 2006
	Life	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	(Years)	Amount	Amortization	Amount	Amortization

Customer lists and contracts	7 — 10	$450,032	$395,783	$444,167	$380,374
Non-competition agreements	3 — 15	60,547	56,642	60,279	55,466
Site locations	15	1,297,228	538,538	1,262,525	474,151
Other	5 — 15	13,600	10,600	13,537	9,667

		1,821,407	1,001,563	1,780,508	919,658
Unamortizable Intangible Assets:
Goodwill		$1,615,906	$253,635	$1,611,341	$253,635

The changes in the gross carrying amount of goodwill for the nine months ended September 30, 2007 are as follows:

Balance as of December 31, 2006	$1,611,341
Goodwill acquired during the nine months ended September 30, 2007	4,565

Balance as of September 30, 2007	$1,615,906

6.	Asset Retirement Obligations

The Company’s asset retirement obligations include the costs associated with the removal of its structures, resurfacing of the land and retirement cost, if applicable, related to the Company’s outdoor advertising portfolio. The following table reflects information related to our asset retirement obligations:

Balance at December 31, 2006	$141,503
Additions to asset retirement obligations	1,250
Accretion expense	6,963
Liabilities settled	(2,052)

Balance at September 30, 2007	$147,664

7.	Long Term Debt

On March 28, 2007, Lamar Media Corp., a wholly-owned subsidiary of Lamar Advertising Company, entered into a Series E Incremental Loan Agreement with its lenders, in the aggregate amount of $250,000

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
(In thousands, except for share and per share data)

which was funded on March 28, 2007. The Series E Incremental Loans will begin amortizing in quarterly installments paid on each June 30, September 30, December 31 and March 31 as follows:

Principal Payment Date	Principal Amount

June 30, 2009 — March 31, 2010	$3,125
June 30, 2010 — March 31, 2011	$6,250
June 30, 2011 — March 31, 2012	$9,375
June 30, 2012 — March 31, 2013	$43,750

The Series E Incremental Loans will mature March 31, 2013.

Also, on March 28, 2007, Lamar Media Corp. entered into a Series F Incremental Loan Agreement in the aggregate amount of $325,000 which was funded on March 28, 2007. The Series F Incremental Loans will begin amortizing in quarterly installments paid on each June 30, September 30, December 31, and March 31 as follows:

Principal Payment Date	Principal Amount

June 30, 2009 — December 31, 2013	$812.5
March 31, 2014	$309,562.5

The Series F Incremental Loans will mature on March 31, 2014.

In conjunction with the Series E and F Term loans described above, the Company’s credit agreement dated as of September 30, 2005, was further amended by Amendment No. 3 dated March 28, 2007, to (i) permit the Series E and Series F Incremental Loans to be borrowed up to an aggregate of $575,000 and restore the amount available for additional incremental loans to $500,000 and (ii) delete the “Interest Coverage Ratio”, and the “Senior Coverage Ratio” financial covenants and the step-down to 5.75x from 6.0x in the “Total Debt Ratio” financial covenant.

On July 3, 2007, the Company accepted for exchange $287,209 aggregate principal amount of its outstanding 2 7/8% Convertible Notes due 2010 (the “outstanding notes”), for newly issued 2 7/8% Convertible Notes due 2010 — Series B (the “new notes”) and cash pursuant to an exchange offer commenced on May 31, 2007. The settlement and exchange of new notes and payment of cash for the outstanding notes was made on July 3, 2007. Approximately 99% of the total outstanding notes were exchanged pursuant to the exchange offer, with approximately $291 aggregate principal amount of outstanding notes remaining outstanding immediately after the consummation of the exchange offer and the total debt outstanding unchanged.

The purpose of the exchange offer was to exchange the outstanding notes for new notes with certain different terms, including the type of consideration the Company may use to pay holders who convert their notes. Among their features, the new notes are convertible into Class A common stock, cash or a combination thereof, at the Company’s option, subject to certain conditions, while the outstanding notes are convertible solely into Class A common stock.

8.	Summarized Financial Information of Subsidiaries

Separate financial statements of each of the Company’s direct or indirect wholly owned subsidiaries that have guaranteed Lamar Media’s obligations with respect to its publicly issued notes (collectively, the “Guarantors”) are not included herein because the Company has no independent assets or operations, the guarantees are full and unconditional and joint and several and the only subsidiaries that are not a guarantors are in the aggregate minor. Lamar Media’s ability to make distributions to Lamar Advertising is restricted

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
(In thousands, except for share and per share data)

under the terms of its bank credit facility and the indentures relating to Lamar Media’s outstanding notes. As of September 30, 2007 and December 31, 2006, the net assets restricted as to transfers from Lamar Media to the Company in the form of cash dividends, loans or advances were $179,761 and $407,894, respectively.

9.	Earnings Per Share

Earnings per share are computed in accordance with SFAS No. 128, “Earnings Per Share.” Basic earnings per share are computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. The number of dilutive shares resulting from this calculation is 893,959 and 914,507 for the three months ended September 30, 2007 and 2006 and 801,280 and 974,499 for the nine months ended September 30, 2007 and 2006. Diluted earnings per share should also reflect the potential dilution that could occur if the Company’s convertible debt was converted to common stock. The number of potentially dilutive shares related to the Company’s convertible debt excluded from the calculation because of their antidilutive effect is 5,879,893 and 5,581,755 for the three months ended September 30, 2007 and 2006, respectively and 5,791,434 and 5,581,755 for the nine months ended September 30, 2007 and 2006 respectively.

10.	Income Taxes

Effective January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an Interpretation of Statement No. 109, (“FIN 48”). Upon the adoption of FIN 48, the Company commenced a review of all open tax years in all jurisdictions. The adoption of FIN 48 did not have a material effect on our consolidated financial position or results of operations. As a result of the adoption, the Company’s total balance for unrecognized tax benefits is $800 as of September 30, 2007. If the benefits were recognized in future periods they would have an impact on the Company’s future effective tax rate.

In addition, management has accrued in the consolidated financial statements any penalties and interest, to the extent they would be assessed, on any underpayment of income tax. Such accruals have been and will continue to be the Company’s accounting policy into the future. As of September 30, 2007, management had accrued $100 of interest and penalties relating to unrecognized income tax benefits, which was included in our accrued current tax liability in the accompanying consolidated balance sheet.

As of September 30, 2007, management does not anticipate any significant changes in the balance of unrecognized tax benefits during the next twelve months.

The Company files federal and state income tax returns in the U.S. as well as in Canada. The Company also files income tax returns in the Commonwealth of Puerto Rico. With few exceptions, the Company is no longer subject to federal or state income tax examinations by tax authorities for years before 2002. Due to net operating loss carryovers, the Company is subject to examination adjustments to its net operating loss carryovers by tax authorities going back to 1997.

The Internal Revenue Service (“IRS”) completed an examination of our federal income tax return for 2003 with no changes to taxable income. The State of New York has completed an audit of our 2004 income tax return and taxable income has not changed as a result of the audit.

LAMAR ADVERTISING COMPANY
AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)
(Unaudited)
(In thousands, except for share and per share data)

11.	Dividend to Common Shareholders

The Company’s board of directors declared a special dividend of $3.25 per share of Common Stock in February 2007. The dividend was paid on March 30, 2007 to stockholders of record on March 22, 2007 in the aggregate amount of $318,303.

12.	New Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Accounting Standard No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115” (“Statement 159”). This Statement permits entities to choose to measure many financial instruments and certain other items at fair value and report unrealized gains and losses on these instruments in earnings. Statement 159 is effective as of January 1, 2008. The Company does not expect any material financial statement implications relating to the adoption of this Statement.

In September 2006, the FASB issued Statement of Accounting Standards No. 157, Fair Value Measurements (“Statement 157”). Statement 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles “(GAAP)”, and expands disclosures about fair value measurements. Statement 157 applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, Statement 157 does not require any new fair value measurements. However, for some entities, the application of Statement 157 will change current practice. Statement 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within these fiscal years. We are assessing the impact of Statement 157, which we do not expect to have an impact on our financial position, results or operations or cash flows.

13.	Subsequent Event

On October 11, 2007, Lamar Media Corp. completed an institutional private placement of $275,000 aggregate principal amount of 6 5/8% Senior Subordinated Notes due 2015 — Series C (the “Notes”). A portion of the approximately $256,700 of net proceeds from the offering of the Notes was used to repay a portion of the amounts outstanding under Lamar Media’s revolving bank credit facility. The Notes mature on August 15, 2015 and bear interest at a rate of 6 5/8% per annum, which is payable semi-annually on February 15 and August 15 of each year, beginning February 15, 2008.

LAMAR MEDIA CORP.
AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
(In thousands, except share data)

	September 30,	December 31,
	2007	2006
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$10,758	$11,796
Receivables, net of allowance for doubtful accounts of $8,321 and $6,400 in 2007 and 2006, respectively	153,777	127,552
Prepaid expenses	56,183	38,215
Deferred income tax assets	15,882	26,884
Other current assets	14,477	18,095

Total current assets	251,077	222,542

Property, plant and equipment	2,643,989	2,432,977
Less accumulated depreciation and amortization	(1,135,867)	(1,027,029)

Net property, plant and equipment	1,508,122	1,405,948

Goodwill	1,352,323	1,347,775
Intangible assets	819,246	860,237
Deferred financing costs net of accumulated amortization of $18,374 and $15,744 in 2007 and 2006, respectively	20,135	20,186
Other assets	36,148	39,299

Total assets	$3,987,051	$3,895,987

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Trade accounts payable	$22,931	$14,567
Current maturities of long-term debt	31,738	8,648
Accrued expenses	83,892	77,612
Deferred income	20,995	17,824

Total current liabilities	159,556	118,651

Long-term debt	2,607,788	1,981,820
Deferred income tax liabilities	143,782	148,310
Asset retirement obligation	147,664	141,503
Other liabilities	52,157	13,236

Total liabilities	3,110,947	2,403,520

Stockholder’s equity:
Common stock, par value $.01, 3,000 shares authorized, 100 shares issued and outstanding at 2007 and 2006	—	—
Additional paid-in-capital	2,444,485	2,444,485
Accumulated comprehensive income	6,020	2,253
Accumulated deficit	(1,574,401)	(954,271)

Stockholder’s equity	876,104	1,492,467

Total liabilities and stockholder’s equity	$3,987,051	$3,895,987

See accompanying note to condensed consolidated financial statements.

LAMAR MEDIA CORP.
AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net revenues	$314,253	$292,038	$904,663	$832,948

Operating expenses (income)
Direct advertising expenses (exclusive of depreciation and amortization)	102,121	98,550	305,673	290,174
General and administrative expenses (exclusive of depreciation and amortization)	52,748	51,515	159,425	146,751
Corporate expenses (exclusive of depreciation and amortization)	15,144	13,859	44,287	36,295
Depreciation and amortization	74,352	76,030	220,820	223,297
Gain on disposition of assets	(675)	(7,504)	(2,506)	(9,894)

	243,690	232,450	727,699	686,623

Operating income	70,563	59,588	176,964	146,325
Other expense (income)
Gain on disposition of investment	—	—	(15,448)	—
Interest income	(302)	(374)	(1,046)	(979)
Interest expense	42,400	29,247	116,955	80,185

	42,098	28,873	100,461	79,206

Income before income tax expense	28,465	30,715	76,503	67,119
Income tax expense	14,137	13,425	34,356	29,093

Net income	$14,328	$17,290	$42,147	$38,026

See accompanying note to condensed consolidated financial statements.

LAMAR MEDIA CORP.
AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2007	2006

Cash flows from operating activities:
Net income	$42,147	$38,026
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	220,820	223,297
Non-cash equity based compensation	21,754	12,212
Amortization included in interest expense	2,629	2,331
Gain on disposition of assets and investments	(17,954)	(9,894)
Deferred tax (benefit) expense	6,474	(8,959)
Provision for doubtful accounts	4,616	3,807
Changes in operating assets and liabilities:
(Increase) decrease in:
Receivables	(30,167)	(21,042)
Prepaid expenses	(18,516)	(18,450)
Other assets	(6,422)	4,798
Increase (decrease) in:
Trade accounts payable	8,729	10,153
Accrued expenses	5,729	20,194
Other liabilities	24,399	36,812

Net cash provided by operating activities	264,238	293,285

Cash flows from investing activities:
Acquisitions	(107,419)	(158,949)
Capital expenditures	(173,445)	(173,894)
Proceeds from disposition of assets	22,175	12,560
Payment received on (increase) in notes receivable	9,378	(3,681)

Net cash used in investing activities	(249,311)	(323,964)

Cash flows from financing activities:
Debt issuance costs	(2,564)	(3,272)
Net increase in long-term debt	649,057	265,335
Dividend to parent	(662,278)	(243,864)

Net cash (used in) provided by financing activities	(15,785)	18,199

Effect of exchange rate changes in cash and cash equivalents	(180)	—
Net decrease in cash and cash equivalents	(1,038)	(12,480)
Cash and cash equivalents at beginning of period	11,796	19,419

Cash and cash equivalents at end of period	$10,758	$6,939

Supplemental disclosures of cash flow information:
Cash paid for interest	$121,130	$89,077

Cash paid for foreign, state and federal income taxes	$22,143	$9,085

Parent company stock issued related to acquisitions	$—	$—

See accompanying note to condensed consolidated financial statements.

LAMAR MEDIA CORP.
AND SUBSIDIARIES

Note to Condensed Consolidated Financial Statements
(Unaudited)
(In thousands, except for share data)

1.	Significant Accounting Policies

The information included in the foregoing interim condensed consolidated financial statements is unaudited. In the opinion of management all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of Lamar Media’s financial position and results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the entire year. These interim condensed consolidated financial statements should be read in conjunction with Lamar Media’s consolidated financial statements and the notes thereto included in the 2006 Combined Form 10-K.

Certain notes are not provided for the accompanying condensed consolidated financial statements as the information in notes 1, 2, 3, 4, 5, 6, 7, 8, 10, 11, 12 and 13 to the condensed consolidated financial statements of the Company included elsewhere in this report is substantially equivalent to that required for the condensed consolidated financial statements of Lamar Media Corp. Earnings per share data is not provided for Lamar Media, as it is a wholly owned subsidiary of the Company.